UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Mondelēz International, Inc.

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Irene B. Rosenfeld Chairman and Chief Executive Officer Three Parkway North Deerfield, IL 60015

April 3, 2013

Dear Fellow Shareholders:

I’m pleased to invite you to our 2013 Annual Meeting of Shareholders to be held at 9 a.m. CDT on Tuesday, May 21, 2013, at the North Shore Center for the Performing Arts in Skokie, Illinois. The center will open to shareholders at 8 a.m. If you wish to attend the meeting, we ask you to register in advance. The Proxy Statement contains registration instructions.

We have prepared the following materials for the meeting:

•	Notice of Annual Meeting of Shareholders;

•	Proxy Statement describing the proposals to be voted on at the Annual Meeting; and

•	Highlights of our 2012 financial and business performance.

Once again, we’re mailing to our shareholders a Notice of Internet Availability of Proxy Materials with instructions on how to access these materials and vote online. We believe electronic delivery expedites the receipt of materials, lowers costs and reduces the environmental impact of our Annual Meeting. If you receive a Notice of Internet Availability of Proxy Materials by mail, you won’t receive paper copies of these materials unless you specifically request them by following the instructions on the Notice.

Your vote is important, so we encourage you to vote promptly. The Notice contains instructions on how to vote via the Internet or by calling a toll-free number. If you receive paper copies of the proxy materials, you may also vote by signing, dating and mailing your proxy card or voting instruction form. You may also vote in person at the Annual Meeting.

Highlights of Our 2012 Financial and Business Performance

2012 was a transformational year for our company. During the first nine months, we intensely prepared for the spin-off of our North American grocery business. The separation of Kraft Foods Inc. into two world-class companies was a massive undertaking, culminating in a significant increase in shareholder value and the successful launch of both Mondelēz International and Kraft Foods Group on October 1.

What’s more, we executed all of this while delivering solid business results. The quality of our revenue and earnings growth in 2012 provides strong momentum as we enter 2013.

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Multiple Competitive Advantages

I’m truly excited about our future as we continue our journey as a more focused company. We now have all the ingredients in place for sustainable, profitable growth:

•      We have an advantaged geographic footprint with a significant presence in developing markets. With more than 40 percent of our sales from Latin America, Asia Pacific, Eastern Europe, the Middle East and Africa, we’re well-positioned to take advantage of GDP growth per capita in these markets. In developed markets, we also hold advantaged positions, with nearly 40 percent of revenue coming from Europe and about 20 percent from North America.

•	We’re focused on large, fast-growing snacks categories.

Nearly three-quarters of our $35 billion in net revenue comes from snacks, and we’re a leader in each of our core categories. We’re No. 1 in Biscuits, Chocolate, Candy and Powdered Beverages, and a strong No. 2 in Gum and Coffee.[2]

In addition, growth in these categories remains robust. Globally, the Biscuits and Chocolate categories have each grown 6 percent annually since 2009. Gum and Candy grew 5 percent, while Coffee and Powdered Beverages were up 10 percent and 7 percent, respectively.[2]

(1)

In December 2012, we announced a reorganization of our management and reporting structure following the spin-off of Kraft Foods Group. Beginning in 2013, our operations, management and operating segments will reflect: Asia Pacific; Eastern Europe, Middle East & Africa (“EEMEA”); Europe; Latin America and North America. Accordingly, we will begin reporting on our new segment structure during the first quarter of 2013, including all historical periods we present. For purposes of this presentation the above pie chart reflects this structure based on our 2012 Net Revenues.

(2)	Source: Euromonitor.

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•	We have an unrivaled portfolio of beloved Power Brands and proven global innovation platforms.

Our portfolio features nine billion-dollar brands, including icons such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Our pantry includes another 52 brands that each generate annual revenues of more than $100 million.

We’re also building a robust pipeline of innovation platforms – including belVita and Barni biscuits, Bubbly and bite-sized chocolate as well as Tassimo and Millicano on-demand coffee – that can be expanded quickly across multiple markets to drive growth.

•

We’re building a sales execution powerhouse, leveraging strategic customer partnerships, advantaged routes to market and superior execution at the point of sale, to deliver snacking solutions anywhere, at any time.

We’re expanding distribution in traditional trade channels, particularly in markets like Brazil, India and China. And in modern grocery stores, we’re increasing penetration in immediate consumption channels and in the Hot Zone at the front of the stores.

In many places around the globe, we have tremendous opportunities to enter “white space” markets by leveraging our strong presence in one category to enter another. For example, in 2011, we introduced Oreo into India building on our strong chocolate infrastructure. Just last August, we introduced Stride gum in China, building on our substantial infrastructure in biscuits.

•	Bringing it all together, we have world-class leadership, talent and capabilities to execute our strategies.

Fueling the Virtuous Cycle to Drive Top-Tier Growth

Our strong track record of delivering results over the past few years has been driven by a virtuous growth cycle. This cycle is the framework we use to manage our company to ensure sustainable growth on both the top and bottom lines.

The virtuous cycle begins with a sharp focus on our Power Brands and the core categories that will drive top-tier growth in each region. In 2012, our Power Brands, which represent almost 60 percent of total revenue, continued to drive our top line. These brands were up 8 percent last year. That’s nearly twice the growth rate of the total company.

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At the same time, we expand gross margin through a combination of pricing to recover input costs, strong productivity and improving product mix. Last year, we increased our gross margin by 70 basis points and our adjusted gross margin3 by 50 basis points.

We’re also successfully leveraging overhead costs. Overheads as a percent of revenue declined 60 basis points in 2012, despite significant investments in sales. As a result, operating margins are also expanding. Our Adjusted Operating Income Margin4 was up 70 basis points last year and 110 basis points since 2010.

By keeping a firm grasp on overheads, together with higher gross margins, we generate the fuel needed to sustain our growth. We increased our spending on advertising and consumer support by 9 percent last year to 9.4 percent of revenue.

In addition, we delivered these strong results while successfully integrating Cadbury. We generated about $800 million of cost synergies through the end of 2012. This is above our original target of $750 million. The Cadbury acquisition is also delivering on its growth promise. To date, we’ve generated about $700 million in incremental revenue. All in all, we remain on track to reach our target of $1 billion in revenue synergies by the end of 2013, with roughly two-thirds coming from developing markets.

Generating Strong Cash Flow, Returning Cash to Shareholders, Improving ROIC

We expect to generate about $4 billion of free cash flow5 over the next two years. This will fund the cash impact of our 2012-2014 Restructuring Program as well as provide cash to pay dividends; leaving approximately $1 billion available for deployment over the next two years.

This is how we plan to use this cash:

•

Our first priority will be to reinvest in the business to drive top-tier growth. To support this growth, we plan to increase capital investments to approximately 5 percent of net revenues in 2013 and 2014, focusing on expanding capacity in developing markets.

•

Second, we’ll explore opportunities for tack-on acquisitions. In particular, we’ll look for opportunities in developing markets where we can gain additional scale in our categories or distribution capabilities.

•

Third, we’ll look to return capital to shareholders in the form of dividends and/or share buybacks. The current annual dividend of $0.52 per share will increase over time at a lower rate than EPS growth, but with a dividend payout ratio that would not fall below 30 percent. In March 2013, our board authorized a three-year share repurchase program to offset dilution from stock options.

•	Fourth, we’ll use our cash to pay down debt to maintain financial flexibility.

Finally, we’re committed to a steady improvement in return on invested capital, targeting an increase of 30 to 50 basis points per year. Double-digit earnings growth and tight management of working capital and capital expenditures will drive the improvement.

(3)	Please see discussion of non-GAAP financial measures on Exhibit A.
(4)	Reported Operating Income Margin was 7.9% in FY 2010; 9.8% in 2011; and 10.4% in FY 2012. Please see discussion of non-GAAP financial measures on Exhibit A.
(5)	Free Cash Flow: cash flow from operations less capital expenditures adding back cash payments (net of tax benefits) associated with 2012-2014 Restructuring Program expenditures

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Protecting the Well-Being of Our Planet

From investing in sustainable agriculture to eliminating waste and promoting healthy lifestyles, we continue to evolve the way we do business to reduce our environmental impact and enhance our contributions to society, while delivering outstanding financial performance.

Since October 2012, we’ve committed $600 million over 10 years through our Cocoa Life and Coffee Made Happy initiatives to build sustainable supplies and thriving communities to benefit millions of people in the developing world.

Coffee Made Happy is designed to help the next generation of farmers – inspiring, training and building capacity to improve their livelihoods and attract new generations back to the small-scale farming sector. Through this initiative, we’ll invest a minimum of $200 million to empower one million farming entrepreneurs in Vietnam, Peru and other important coffee markets by 2020.

Cocoa Life is our largest, most comprehensive cocoa sustainability effort to date. As the world’s largest chocolate company, we’ll invest $400 million over the next 10 years to improve the livelihoods and living conditions of more 200,000 cocoa farmers and about one million people in cocoa-farming communities.

We also remain committed to building community partnerships that empower people with the healthy habits to achieve holistic well-being. Over the last 25 years, we’ve contributed more than $1 billion in cash and food to charitable organizations around the world. And, through our Mondelēz International Foundation, we’re completing our $180 million pledge to ramp up physical activity for children and their families, while securing more fresh foods through local agriculture and better nutrition education.

To make the biggest impact possible, we work with leading non-governmental organizations, such as INMED Partnerships for Children in Brazil, Charities Aid Federation in Russia and Klasse 2000 in Germany, as well as Helen Keller International and Save the Children in Southeast Asia.

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Bullish about the Future

In sum, we’re well-positioned for sustainable, profitable growth. We have an advantaged geographic footprint; an enviable portfolio of iconic brands; strong innovation platforms; a virtuous cycle in every geography; a long runway of future growth opportunities; and strong cash flow.

As a result, I’m bullish on the future and the ability of our 110,000 employees around the world to deliver top-tier financial results.

Thank you for your continuing support.

Best regards,

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “expect,” “goals,” “plans,” “continue,” “may,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, sustainable and profitable growth; our ability to take advantage of growth opportunities; our products’ future revenues; our pipeline of innovation platforms; our routes to market; our ability to execute our strategies; Cadbury revenue synergies; future cash flows and uses of cash; improvement in return on invested capital; plans for protecting the well-being of our planet; and our being bullish on the future. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, continued volatility of commodity and other input costs, pricing actions, increased competition, our ability to differentiate our products from retailer brands, increased costs of sales, regulatory or legal restrictions, actions or delays, a shift in our product mix to lower margin offerings, private label, risks from operating globally, continued consumer weakness, weakness in economic conditions, our labor force and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

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MONDELĒZ INTERNATIONAL, INC.

Three Parkway North

Deerfield, Illinois 60015

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on Tuesday, May 21, 2013.

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	To elect the 11 directors named in the Proxy Statement;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2013;

(4)	To vote on two shareholder proposals if properly presented at the meeting; and

(5)	To transact any other business properly presented at the meeting.

WHO MAY VOTE:	Shareholders of record at the close of business on March 15, 2013.

DATE OF DISTRIBUTION:	We mailed our Notice of Internet Availability of Proxy Materials on or about April 3, 2013. For shareholders who previously elected to receive a paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2012 and the proxy card on or about April 3, 2013.

Carol J. Ward

Vice President and Corporate Secretary

April 3, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2013

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K

are available at http://materials.proxyvote.com/609207.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	9:00 a.m. CDT on Tuesday, May 21, 2013

Place	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

Record Date	March 15, 2013

Voting	Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	You must register in advance in order to attend the Annual Meeting. Please follow the advance registration instructions described in Question 24 on pages 109-110 of this Proxy Statement.

VOTING ITEMS

Item		Board Recommendation	Page Reference

Item 1 –	Election of Directors	FOR ALL NOMINEES	4

Item 2 –	Advisory Vote to Approve Executive Compensation	FOR	96

Item 3 –	Ratification of PricewaterhouseCoopers LLP as Auditors for 2013	FOR	98

Item 4 –	Shareholder Proposal: Report on Extended Producer Responsibility	AGAINST	99
Item 5 –	Shareholder Proposal: Sustainability Report on Gender Equality in the Company’s Supply Chain	AGAINST	101

Transact any other business that properly comes before the meeting.

DIRECTOR NOMINEES

Name	Age	Director Since	Description	Independent	Board Committees
					Audit*	HRCC*	GMPAC*

Stephen F. Bollenbach	70	Oct. 2012	Former Co-Chairman and CEO, Hilton Hotels Corporation	Yes		X	X

Lewis W.K. Booth	64	Oct. 2012	Former Executive Vice President and Chief Financial Officer, Ford Motor Company	Yes	X

Lois D. Juliber	64	2007	Former Vice Chairman and COO, Colgate- Palmolive Company	Yes		Chair	X

Mark D. Ketchum	63	2007	Former President and CEO, Newell Rubbermaid Inc.	Yes (Lead Director)		X	Chair

Jorge S. Mesquita	51	May 2012	Group President – New Business Creation and Innovation and Pet Care, The Procter & Gamble Company	Yes	X

Fredric G. Reynolds	62	2007	Former Executive Vice President and CFO, CBS Corporation	Yes	Chair

Name	Age	Director Since	Description	Independent	Board Committees
					Audit*	HRCC*	GMPAC*

Irene B. Rosenfeld	59	2006	Chairman and CEO, Mondelēz International, Inc.	No

Patrick T. Siewert	57	Oct. 2012	Managing Director, The Carlyle Group, L.P.	Yes	X

Ruth J. Simmons	67	Oct. 2012	President Emerita, Brown University	Yes		X	X

Ratan N. Tata	75	New Nominee	Chairman of the Tata Trusts	Yes

Jean-François M. L. van Boxmeer	51	2010	Chairman and CEO, Heineken N.V.	Yes		X	X

*	Audit – Audit Committee; HRCC – Human Resources and Compensation Committee; GMPAC – Governance, Membership and Public Affairs Committee

EXECUTIVE COMPENSATION

We believe that our executive compensation program is strongly aligned with delivering sustainable top-tier performance and reflects competitive practices for executive compensation. The program is designed to: attract, retain and motivate talented executive officers and develop world-class business leaders; support business strategies that promote superior long-term shareholder returns; align pay and performance by making a significant portion of our Named Executive Officers’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and align our executive officers’ and shareholders’ interests through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior Total Shareholder Return.

The objectives described above are encouraged by basing a significant portion of total compensation for our Chief Executive Officer and our other Named Executive Officers on achieving and sustaining exceptional short-term and long-term performance results. Each Named Executive Officer’s compensation mix reflects a significant bias toward long-term incentives, and each long-term incentive vehicle is equity-based, and therefore directly tied to the Company’s share price and shareholder returns. Further, approximately half of annual long-term incentive opportunities granted to each Named Executive Officer is granted in the form of performance shares that can be earned, if at all, based upon the satisfaction of performance goals.

Our “Named Executive Officers” are those individuals who served as our Chief Executive Officer and Chief Financial Officer during 2012 and our three other most highly compensated officers. In addition, two of our former executives who moved to Kraft Foods Group, Inc. after the Kraft Foods Group Spin-Off are considered our Named Executive Officers for 2012. Please read “Compensation Discussion and Analysis” beginning on page 34 and “Executive Compensation Tables” beginning on page 75 for additional details about our executive compensation programs, including information about our Named Executive Officers’ fiscal year 2012 compensation.

AUDITORS

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers as our independent auditors for 2013. We provide information on fees billed by PwC in 2012 and 2011 on page 28 of this Proxy Statement.

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we include in this Proxy Statement two shareholder proposals (Items 4 and 5). The Board recommends that you vote AGAINST each of these proposals for the reasons we set forth following each proposal.

FREQUENTLY ASKED QUESTIONS

We provide answers to many frequently asked questions about the annual meeting and voting, including how to vote shares held in employee benefit plans, in the Q&A section beginning on page 103 of this Proxy Statement.

Significant Company Events During 2012

2012 was another transformational year for us. We began the year as Kraft Foods Inc., a company primarily comprised of two distinct businesses – a market leading North American grocery business and a faster-growing global snack foods business. To allow each business to focus on its specific strengths and objectives, on October 1, 2012, we spun-off Kraft Foods Group, Inc. (“Kraft Foods Group”), our North American grocery business, to our shareholders (the “Spin-Off”). As a result of the Spin-Off, Kraft Foods Group became an independent, publicly-traded company. In connection with the Spin-Off, we also changed our name from Kraft Foods Inc. to Mondelēz International, Inc. (“Mondelēz International” or the “Company”). The Spin-Off has allowed us to focus on our significant opportunities for growth as consumer demand for snacks increases around the world.

Over the past several years, we have transformed our Company, catalyzed by our acquisitions of the LU biscuits business on November 30, 2007 and the Cadbury business on February 2, 2010, and culminating with the Spin-Off, from a modestly growing grocery and snacks business into a faster-growing global snacks powerhouse. Over the last three years, we have been a top-tier performer in our industry as evidenced by our significant returns to shareholders. Our portfolio is comprised of fast-growing categories with a footprint across most major developed and developing markets. We have leading share positions globally in the Biscuits, Chocolate, Candy and Powdered Beverages categories, and number two share positions in the Gum and Coffee categories. With 74% of our revenue in 2012 generated in the fast-growing snacks categories, we are well positioned to deliver top-tier growth into the future.

Further, prior to the Spin-Off, on June 26, 2012, the Company transferred its stock exchange listing from the New York Stock Exchange to the NASDAQ Global Select Market (“NASDAQ”). The Company’s stock now trades on NASDAQ under the symbol “MDLZ,” and Kraft Foods Group trades under the symbol “KRFT.”

Like the Company, the Board of Directors underwent significant changes during 2012 in connection with the Spin-Off:

•

Myra M. Hart, Peter B. Henry, Terry J. Lundgren, Mackey J. McDonald and John C. Pope served as directors until they resigned as directors of the Company, effective immediately before the Spin-Off, to become directors of Kraft Foods Group;

•

Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Fredric G. Reynolds and Jean-François M.L. van Boxmeer continued as directors of the Company, and Irene B. Rosenfeld continued as Chief Executive Officer and Chairman of the Board of the Company;

•

Stephen F. Bollenbach, Lewis W.K. Booth and Ruth J. Simmons were appointed to the Company’s Board of Directors, effective immediately following the Spin-Off; and Patrick T. Siewert was appointed to the Company’s Board of Directors, effective October 23, 2012.

The Board currently consists of 10 members, all of whom have been nominated for election for a term of one year expiring at the 2014 Annual Meeting of Shareholders.

ITEM 1. ELECTION OF DIRECTORS

Process for Nominating Directors

The Governance, Membership and Public Affairs Committee of our Board of Directors (the “Governance Committee”) is responsible for identifying, evaluating and recommending to the Board nominees for election at the 2013 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Governance Committee relies on nominee suggestions from the directors, shareholders, management and others. From time to time, the Governance Committee retains executive search and board advisory firms to assist in identifying and evaluating potential nominees. The Governance Committee retained Heidrick & Struggles to assist in the Committee’s recruitment of individuals to replace two directors who did not stand for re-election at the 2012 Annual Meeting of Shareholders (Ajaypal S. Banga and Richard A. Lerner) and the five individuals (Myra M. Hart, Peter B. Henry, Terry J. Lundgren, Mackey J. McDonald and John C. Pope) elected at the 2012 Annual Meeting of Shareholders whom the Board asked to serve on the board of Kraft Foods Group in connection with the Spin-Off. The Committee’s recruitment efforts focused on identifying individuals for the new Mondelēz International Board of Directors. These recruitment efforts resulted in the Board’s appointment of Stephen F. Bollenbach, Lewis W.K. Booth, Patrick T. Siewert and Ruth J. Simmons as new directors of Mondelēz International at or soon after the Spin-Off. These directors were all identified by Heidrick & Struggles and recommended to the Board as director nominees by the Governance Committee. Ratan N. Tata was recommended to the Board as a director nominee by the Chairman and Chief Executive Officer.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, shareholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in a global business environment, understanding of our global businesses and markets, professional expertise and education. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Mondelēz International responsibilities, taking into account the individual’s other commitments. In addition, the Board considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy.

In addition, under the Guidelines, the Committee generally will not recommend and the Board will not nominate an individual or re-nominate for election an independent director after he or she reaches age 75. However, from time-to-time, the Board may do so in extraordinary circumstances if the Board believes that nomination or renomination is in the shareholders’ best interests because the candidate is uniquely qualified to contribute to the Board’s work and Corporation’s growth in the subsequent year. If the Committee determines that the individual’s nomination or director’s re-nomination is in the shareholders’ best interests, the Committee may recommend, and the Board may approve, the nomination or re-nomination for up to three annual terms following his or her 75th birthday.

In considering whether to nominate Mr. Tata, age 75, for election by the Company’s shareholders, both the Committee and Board reviewed Mr. Tata’s unique experience and expertise in leading a successful global enterprise; in Indian, Asian, and emerging markets business and cultural affairs; support for the development and promotion of innovative business practices; and insights into the continuing evolution of consumer products. They both determined that Mr. Tata would uniquely contribute to the Board’s work and the Corporation’s growth during the coming year.

An employee director must resign from the Board upon ceasing to be a Company officer.

Diversity

The Guidelines provide that the Governance Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While the Board has no formal written policy regarding what specific factors would create a diversity of views and experience, the Governance Committee recognizes the significant benefit diversity provides to the Board and Mondelēz International, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including global business, manufacturing, marketing, science, finance and accounting, academia, law and government. The Governance Committee also recognizes the importance of having directors with significant international experiences and backgrounds given our global, multicultural business.

As shown below, our director nominees have varied experiences, backgrounds and personal characteristics, which provide the Board with a diversity of viewpoints and enable it to effectively represent our business, shareholders, employees, business partners and consumers:

•	6 director nominees are current or former presidents or chief executive officers of large, complex enterprises;

•	9 director nominees currently hold or held key positions at major consumer products companies, including food and beverage companies;

•	3 director nominees have significant financial and accounting backgrounds;

•	1 director nominee is a professor at, and former president of, a leading university;

•	3 director nominees are women, including the Chairman;

•	7 director nominees are living and working or have lived and worked outside the United States;

•	the director nominees range in age from 51 – 75.

Individual Skills and Experience

The Governance Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent our shareholders’ interests. Then, when evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to the general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee annually conducts evaluations of the Board and the Board’s committees, and coordinates individual directors’ self-assessments, that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.

The Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that are particularly desirable for our directors to possess to help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

•

significant operating experience as current or former executives of large for-profit or other large organizations, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•

leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	substantial global business experience, which is particularly important given our global presence;

•

accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•

product development and marketing experience in complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance;

•

public company board and corporate governance experience at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests; and

•	academic and research experience, which brings to the Board strong critical thinking and verbal communications skills as well as a greater diversity of views and backgrounds.

Director Nominees

The Board believes that all the director nominees for election at the Annual Meeting are highly qualified. Each director nominee’s specific skills, knowledge and experience that the Governance Committee relied upon when determining whether to nominate the individual for election are described below in the nominee’s biography. (A particular nominee may possess other skills, knowledge or experience even though they are not indicated.) As their biographies indicate, the nominees have significant leadership, professional experience, knowledge and skills that qualify them for service on our Board. They represent diverse views, experiences and backgrounds. Each nominee other than the Chairman satisfies independence requirements under the NASDAQ Stock Market Listing Standards and the Board’s categorical standards of director independence. All director nominees satisfy the criteria set forth in our Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board.

All Board members are subject to annual election. Our Board currently has ten directors, all of whom are standing for election at the 2013 Annual Meeting. Shareholders elected six of the directors to one-year terms at the 2012 Annual Meeting. The Board appointed the other four directors – Messrs. Bollenbach, Booth, and Siewert and Dr. Simmons – in October 2012 in connection with the Spin-Off.

The Governance Committee recommended, and the Board nominated, each of the 11 director nominees listed below for election at the Annual Meeting. The terms of all directors elected at the 2013 Annual Meeting will end at the 2014 Annual Meeting or until the director’s successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board.

The chart below presents information regarding each director nominee as of April 1, 2013, including information about each nominee’s professional experience, educational background and qualifications that led the Board to nominate him or her for election. It also includes information about all public company directorships each nominee currently holds and held during the past five years. In addition to the public company directorships listed below, the nominees also serve on the boards of various charitable, educational and cultural institutions.

The persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST the director nominees or ABSTAIN from voting, as indicated in the shareholder’s voting instructions. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

The Board recommends shareholders vote FOR the election of each of these nominees.

Stephen F. Bollenbach

Former Co-Chairman and CEO, Hilton Hotels Corporation

Director since October 2012

Current Committees:

•     Governance, Membership and Public Affairs

•     Human Resources and Compensation Committee

Age: 70

Professional Experience:

Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a global hospitality provider, from May 2004 until his retirement in October 2007, and as President and Chief Executive Officer from February 1996 to May 2004. Prior to that, he was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, an international family entertainment and media enterprise, from September 1995 to February 1996. Mr. Bollenbach spent the previous 30 years in various financial leadership positions, including Chief Financial Officer, in the hospitality, real estate and financial services industries.

Education:

Mr. Bollenbach received a Bachelor of Science in Finance from the University of Southern California and a Master of Business Administration from California State University, Long Beach.

Public Company Boards:

Mr. Bollenbach is a director of KB Home, Macy’s Inc. and Time Warner Inc.

Director Qualifications:

•     Leadership, Product Development and Marketing, Operating and Global Business experience – former Co-Chairman, Chief Executive Officer and President of a global hospitality corporation.

•     Accounting and Financial expertise – many years of experience in financial leadership positions, including ten years as Chief Financial Officer, including in the family entertainment, media, hospitality, real estate and financial services industries.

•     Public Company Board and Corporate Governance experience – current director of three other public companies.

Lewis W.K. Booth Former Executive Vice President and Chief Financial Officer of the Ford Motor Company Director since October 2012 Current Committees: • Audit Age: 64

Professional Experience:

Mr. Booth served as Executive Vice President and Chief Financial Officer of the Ford Motor Company, a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President, Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group, from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford including as Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He was employed continuously by the Ford Motor Company, in positions of increasing responsibility, since 1978.

Mr. Booth is a qualified chartered management accountant.

Mr. Booth was appointed Commander of the Order of the British Empire in the Queen’s Birthday Honours list in June 2012, for his services to the automotive and manufacturing industries.

Education:

Mr. Booth received a Bachelor of Science in Mechanical Engineering from the University of Liverpool.

Public Company Boards:

Mr. Booth is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

Director Qualifications:

•  Leadership, Product Development and Marketing, Operating and Global Business experience – many years of experience in executive leadership positions for major divisions of a global automobile manufacturer.

•  Accounting and Financial expertise – former chief financial officer of a global automobile manufacturer.

•  Public Company Board and Corporate Governance experience – current director of two other global public companies.

Lois D. Juliber

Former Vice Chairman and
Chief Operating Officer,
Colgate-Palmolive Company

Director since November 2007

Current Committees:

•     Chair, Human Resources and Compensation

•     Governance, Membership and Public Affairs

Age: 64

Professional Experience:

Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President – North America and Europe from 1997 until March 2000 and President of Colgate North America from 1994 to 1997. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Education:

Ms. Juliber received a Bachelor of Arts from Wellesley College and a Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E.I. du Pont De Nemours and Company. She was formerly a director of Goldman Sachs Group, Inc.

Director Qualifications:

•  Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company.

•  Industry Knowledge, Product Development and Marketing, and Global Business experience – 32 years working in the global consumer products industry.

•  Public Company Board and Corporate Governance experience – current and former director of other global public companies.

Mark D. Ketchum

Former President and Chief Executive Officer, Newell Rubbermaid Inc.

Director since April 2007

Lead Director since January 2009

Current Committees:

•  Human Resources and Compensation

•  Chair, Governance, Membership and Public Affairs

Age: 63

Professional Experience:

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, from October 2005 to June 2011 and was a member of its board of directors from November 2004 to May 2012. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined The Procter & Gamble Company in 1971, where he served in a variety of roles, including Vice President and General Manager – Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999.

Education:

Mr. Ketchum received a Bachelor of Science in Industrial Engineering and Operations Research from Cornell University.

Public Company Boards:

Mr. Ketchum was formerly a director of Newell Rubbermaid Inc.

Director Qualifications:

•     Leadership and Operating experience – former President and Chief Executive Officer of a global products company and former President of a division of a global consumer products company.

•     Industry Knowledge, Product Development and Marketing and Global Business experience – held key roles at a global consumer products companies for four decades.

•     Public Company Board and Corporate Governance
experience – former director of another global public company.

Jorge S. Mesquita Group President – New Business Creation and Innovation and Pet Care, The Procter & Gamble Company Director since May 2012 Current Committees: • Audit Age: 51

Professional Experience:

Mr. Mesquita has served as Group President – New Business Creation and Innovation and Pet Care of The Procter & Gamble Company, a global marketer of consumer products, since March 14, 2012 and served as Group President — Special Assignment from January 1, 2012 until March 13, 2012. Prior to that, he served as Group President, Global Fabric Care from 2007 to 2011 and as President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007. Mr. Mesquita has been employed continuously by The Procter & Gamble Company, in various marketing and leadership capacities, since 1984.

Education:

Mr. Mesquita received a Bachelor of Science in Chemical Engineering from the Florida Institute of Technology.

Director Qualifications:

• Leadership and Global Business experience – current Group President of a major division of a global marketer of consumer products.

• Industry Knowledge and Marketing experience – former President of major divisions of a global consumer products company.

Fredric G. Reynolds Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Current Committees: • Chair, Audit Age: 62

Professional Experience:

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities with PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Education:

Mr. Reynolds received a Bachelor of Business Administration in Finance from the University of Miami and is a certified public accountant.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc.

Director Qualifications:

• Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and divisions of a global food and beverage company.

• Industry Knowledge – twelve years in various positions, including key roles, at a global food and beverage company.

• Accounting and Financial expertise – former Chief Financial Officer of a mass media company and divisions of a global food and beverage company, and Certified Public Accountant.

• Public Company Board and Corporate Governance
experience – current director of another global public company.

Irene B. Rosenfeld Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since June 2006 Age: 59

Professional Experience:

Ms. Rosenfeld is our Chairman and Chief Executive. She was appointed Chief Executive Officer and Director in June 2006 and became Chairman of the Board in March 2007. Prior to that, she served as Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previous to that, Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies, in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor of Arts in Psychology, a Master of Science in Business Administration and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Director Qualifications:

• Leadership and Operating experience – current Chairman and Chief Executive Officer of Mondelēz International and former Chairman and Chief Executive Officer of a major business unit of another global food and beverage company.

• Industry Knowledge, Product Development and Marketing and Global Business experience – long-time service in various positions, including key roles, at Mondelēz International and its predecessor companies and another global food and beverage company.

• Public Company Board and Corporate Governance
experience – former director of another public company.

Patrick T. Siewert Managing Director, The Carlyle Group Director since October 2012 Current Committees: • Audit Age: 57

Professional Experience:

Mr. Siewert has served as a Managing Director for the The Carlyle Group, a global alternative asset management firm, since April 2007. Since 2008, he has also served as Chairman of Eastern Broadcasting Company, one of Greater China’s largest television broadcast and media companies. Prior to that, he was a senior executive with The Coca-Cola Company from August 2001 to March 2007 in various positions including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee. Prior to that, he was with Eastman Kodak Company from 1974 to 2001, serving in a variety of executive and managerial and director roles, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Education:

Mr. Siewert received a Bachelor of Science from Elmhurst College and a Master of Science in Service Management from the Rochester Institute of Technology.

Public Company Boards:

Mr. Siewert is a director of Avery Dennison Corporation.

Director Qualifications:

•   Leadership, Operating and Global Business experience – former president of a major division of a global beverage company and a consumer products company.

•   Industry Knowledge – six years in a key role at a global beverage company.

•   Public Company Board and Corporate Governance
experience – current director of another global public company.

Ruth J. Simmons President Emerita, Brown University Director since October 2012 Current Committees: • Human Resources and Compensation • Governance, Membership and Public Affairs Age: 67

Professional Experience:

Dr. Simmons is Professor of Comparative Literature and Africana Studies and President Emerita of Brown University, having served as President from 2001 to 2012. She has been Professor of Comparative Literature and Africana Studies at Brown since 2001. Prior to that, Dr. Simmons served as President, Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She served in various administrative positions at colleges and universities since 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 (and again from 1991 to 1995) and Spelman College from 1989 to 1991.

Education:

Dr. Simmons received a Bachelor of Arts in French from Dillard University and a Master of Arts and Doctor of Philosophy in Romance Languages and Literatures from Harvard University.

Public Company Boards:

Dr. Simmons is a director of Chrysler Group LLC and Texas Instruments Incorporated and was formerly a director of The Goldman Sachs Group, Inc.

Director Qualifications:

•   Leadership and Operating experience – former President of a major college and leading university with over 15 years of experience.

•   Academic and Research experience – professor of literature and former administrator with over 36 years of experience.

•   Public Company Board and Corporate Governance experience – former and current director of other global public companies.

Ratan N. Tata Former Chairman of Tata Sons Limited Age: 75

Professional Experience:

Mr. Tata is Chairman of the Tata Trusts, among the largest private sector philanthropic trusts in India.

Mr. Tata served as Chairman of Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, from 1991 until December 28, 2012. Mr. Tata was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy Services, Tata Global Beverages and several other Tata companies, until December 28, 2012. Mr. Tata joined the Tata Group in December 1962.

Education:

Mr. Tata received a Bachelor of Architecture from Cornell University and completed the Advanced Management Program at Harvard Business School.

Public Company Boards:

Mr. Tata is a director of Alcoa Inc. and was formerly a director of Bombay Dyeing and Manufacturing Company Ltd. and Fiat S.p.A.

Director Qualifications:

•    Leadership and Operating experience – former Chairman of the holding company for one of India’s largest business conglomerates, with revenues in excess of $100 billion USD; former Chairman of major operating companies in various industries, including automotive, consulting, steel and beverages.

•    Global Business experience – former Chairman of the holding company for one of India’s largest business conglomerates and former Chairman of multiple companies with international operations; serves on the United Kingdom Prime Minister’s Business Counsel for Britain; member of international advisory boards of Mitsubishi Corp., JPMorgan Chase, Rolls-Royce, Temasek Holdings and Monetary Authority of Singapore.

•    Industry Knowledge and Marketing experience – former Chairman of an international beverage company.

•    Public Company Board and Corporate Governance experience – current director of global public company; member of international advisory boards of Mitsubishi Corp., JPMorgan Chase, Rolls-Royce, Temasek Holdings and Monetary Authority of Singapore.

Jean-François M. L. van Boxmeer

Chairman of the Executive

Board and Chief Executive Officer of Heineken N.V.

Director since January 2010

Committees:

• Human Resources and Compensation

• Governance, Membership and Public Affairs

Age: 51

Professional Experience:

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, since 1984, including General Manager of Heineken Italia from 2000 to 2001.

Education:

Mr. van Boxmeer received a Master in Economics at les Faculté universitaires Notre Dame de la Paix S.J.

Director Qualifications:

•   Leadership and Operating experience – Chairman and Chief Executive Officer of a global brewing company.

•   Industry Knowledge, Product Development and Marketing and Global Business experience – over two decades in various positions, including key roles, at a global brewing company.

CORPORATE GOVERNANCE

We believe that a strong corporate governance framework is essential to the long-term success of our Company. This section describes our governance policies, key governance practices, Board leadership structure and oversight functions.

The Board reviewed our various corporate governance documents and practices in connection with the Company’s decision to delist its Class A Common Stock from the New York Stock Exchange and list the Class A Common Stock with NASDAQ beginning on June 26, 2012 and also in preparation for the Spin-Off to provide that they are consistent with Mondelēz International’s future governance needs and objectives.

Corporate Governance Materials Available on Our Website

We include the following documents in the Corporate Governance section of our website at www.mondelezinternational.com/investor/corporate-governance/index.aspx.

•	our Articles of Incorporation,

•	our By-Laws,

•	our Corporate Governance Guidelines,

•	our Board committee charters, and

•	the Directors Ethics Code.

The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the U.S. Securities and Exchange Commission (“SEC”).

Governance Guidelines and Codes of Conduct

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure of the Board; establishment and responsibilities of the committees of the Board; CEO and Board performance evaluations; and succession planning. At least annually, the Board’s Governance Committee reviews the Guidelines and recommends any changes to the Board. Shareholders and others can access the Guidelines on our website as described above. Please read “Key Corporate Governance Practices” beginning on page 17.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have adopted a Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”). It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Directors Ethics Code.

We also have a Code of Conduct that applies to all of our employees. It includes a set of employee policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values, the foremost being trust, and contains important rules our employees must follow when conducting business to promote compliance and integrity. The Code of Conduct is part of our global compliance and integrity program that provides support and training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. Shareholders and others can access our Code of Conduct on our website at www.mondelezinternational.com/DeliciousWorld/compliance-integrity/index.aspx.

We will disclose in the Corporate Governance section of our website any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Key Corporate Governance Practices

We design our corporate governance practices to enhance the Board’s independent leadership, accountability and oversight:

•

Leadership Structure. As described further below under “Board Leadership Structure,” our Guidelines currently provide that the Chief Executive Officer (“CEO”) currently serves as Chairman of the Board and an independent director serves as Lead Director.

•	Limitation on Management Directors. The Guidelines provide that the Board believes the Chairman and Chief Executive Officer generally should be the only member of management to serve as a director.

•	Independent Committees. The Board determined that all Board committees should consist entirely of independent directors.

•

Executive Sessions. At each Board meeting, our independent directors meet without the Chief Executive Officer or any other members of management present to discuss issues important to Mondelēz International, including matters concerning management. These sessions are chaired by the Lead Director.

•	Special Meetings of the Board. Our By-Laws empower the Lead Director, in addition to the Chairman, to call special meetings of the Board.

•

Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee annually evaluates the Chief Executive Officer’s performance. Additionally, the Governance Committee annually considers the Chief Executive Officer’s performance and suitability as Chairman when determining whether to nominate him or her for re-election.

•	Special Meetings of Shareholders. Our By-Laws allow shareholders of record of at least twenty percent (20%) of the voting power of the outstanding stock to call a special meeting of shareholders.

•	Majority Voting in Uncontested Director Elections. Our By-Laws provide that, in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Annual Election of Directors. Our By-Laws provide that our shareholders elect all directors annually.

•

Stock Holding Requirements. Our Guidelines provide that directors are expected to hold Mondelēz International common stock in an amount equal to five times the annual Board retainer within five years of joining the Board. As of March 1, 2013 all directors who have served for five years have satisfied or exceeded this holding requirement. Directors must hold equity grants awarded in May 2010 or thereafter until six months after the director concludes service on the Board.

Board Leadership Structure

Our current Board leadership structure consists of:

•	a combined Chairman and Chief Executive Officer;

•	an independent Lead Director;

•	all independent directors except the Chairman and CEO;

•	independent Board committees; and

•	governance practices that promote independent leadership and oversight.

Combined Chairman and CEO

Our By-Laws provide the Board flexibility in determining its leadership structure, permitting one person to hold the offices of chief executive officer and chairman, and providing that the Board may appoint, and designate the duties of, a lead director. The Board periodically evaluates our leadership structure to determine whether the current structure is in our best interests based on circumstances existing at the time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

The Guidelines currently provide that the Chief Executive Officer serves as Chairman of the Board and an independent director serves as Lead Director. The Board believes that this leadership structure best meets our current and anticipated needs, as it has provided an effective balance of strong leadership and independent oversight during the last several years. Ms. Rosenfeld has served as our Chief Executive Officer and a director since June 2006. In 2007, the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of the Company, the food industry and the competitive environment, her leadership experience and her dedication to working closely with the Lead Director and our other directors.

Having one individual serve as both Chief Executive Officer and Chairman benefits Mondelēz International and our shareholders by contributing to the Board’s efficiency and effectiveness. The Board believes that the Chief Executive Officer is generally in the best position to inform our independent directors about our global operations and issues important to Mondelēz International. Combining these roles also allows timely communication between management and the Board on critical business matters given the complexity and geographic reach of our business and ensures alignment of our business and strategic plans. At the same time, as described below under “Independent Director Leadership and Oversight,” we believe that our governance practices ensure that skilled and experienced independent directors provide independent leadership.

Independent Director Leadership and Oversight

Because the Board believes that independent Board leadership is important, it established the role of Lead Director for times when one individual serves as Chairman and Chief Executive Officer. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has similar responsibilities to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of our shareholders.

Under the Guidelines, the Lead Director, in consultation with the other independent directors, is responsible for:

•	advising the Chairman as to an appropriate schedule of Board meetings;

•	reviewing and providing the Chairman with input regarding the agendas and materials for the Board meetings;

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the non-employee directors, and, as appropriate, apprising the Chairman of the issues considered;

•	being available for consultation and direct communication with our shareholders;

•	serving as an unofficial member of all Board committees of which he or she is not a member; and

•	performing such other duties as the Board may from time-to-time delegate.

Our current Lead Director is Mark D. Ketchum, whom the Board appointed to that position in 2009. The Board believes that Mr. Ketchum is an effective Lead Director due to his independence, leadership and operating experience from formerly serving as President and Chief Executive Officer of a global consumer products company and his corporate governance experience acquired while serving on public company boards.

Director Independence

The Guidelines require that at least 75% of the directors on our Board meet the NASDAQ listing standards’ independence requirements and provide that the Chairman and Chief Executive Officer generally should be the only member of management to serve as a director. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or our independent auditors. These categorical standards are listed as Annex A to the Guidelines, which are available on our website at www.mondelezinternational.com/investor/corporate-governance/index.aspx.

The Board determined that, under our categorical standards and NASDAQ’s listing standards, the following director nominees are independent: Stephen F. Bollenbach, Lewis W.K. Booth, Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Fredric G. Reynolds, Patrick T. Siewert, Ruth J. Simmons, Ratan N. Tata, and Jean-François M.L. van Boxmeer. In addition, the Board previously determined that Myra M. Hart, Peter B. Henry, Terry J. Lundgren, Mackey J. McDonald and John C. Pope (who served on the Board until October 1, 2012) and Ajaypal S. Banga and Richard A. Lerner (who served on the Board until May 23, 2012) were independent directors. Irene B. Rosenfeld is not independent because she is an employee of Mondelēz International.

In making its determination that Mr. Tata is independent, the Board considered transactions that occurred since the beginning of 2010 between Mondelēz International and Tata Consultancy Services (“TCS”), a Tata Group company, relating to information technology services. Mr. Tata formerly served as Chairman of Tata Sons Limited (the holding company of the Tata Group), TCS and several other Tata Group companies and currently serves as Chairman of the Tata Trusts. The Board considered the fact that, as of December 28, 2012, Mr. Tata ceased serving as Chairman of TCS, as well as Tata Sons Limited and other Tata Group companies, and that the transactions between Mondelēz International and TCS constituted less than 0.3% of TCS’s annual revenues in each of the past three years. The Board further considered the fact that the Tata Trusts are a majority shareholder of Tata Sons Limited, but the Tata Trusts have no authority to exercise, and do not exercise, operational control of Tata Sons Limited or the Tata Group companies. Mr.  Tata owns less than 1% of the outstanding shares of Tata Sons Limited.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks. Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. Our Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) approach. Our ERM approach is an ongoing process effected at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM approach facilitates open communication between management and the Board to ensure that the Board and committees understand our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the approach. The Audit Committee annually reviews our ERM process, as well as the results of our annual ERM risk assessment, to assure the process continues to function effectively.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating responsibility for reviewing and assessing key risk exposures and management’s response to those exposures to the full Board or retaining those responsibilities. Management provides reports to the Board and Audit Committee, in advance of meetings, regarding these key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and Audit Committee meetings to discuss these reports and provide any updates. The Audit Committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to our ERM approach, throughout the year, the Board and each committee review and assess risks related to our business and operations as follows:

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)

Strategy (including health and wellness)

Operations

Food safety (including supply chain and food defense)

Competition (including private label and customer concentration)

Capital structure

Financial strategies and transactions (including economic trends)

Labor Relations (including Human Capital)

Financial statements

Financial reporting process

Accounting matters

Legal, compliance and regulatory matters

Business

Continuity/Operations

Sovereign Risk

Financial risk management (including foreign exchange, commodities and interest rate exposure, income and other taxes)

Health, Safety and Environmental

		Governance programs Board organization, membership and structure Related person transactions Social accountability Public policy Mondelēz International’s public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices

(1)	For a discussion about risk oversight relating to our compensation programs, see “Human Resources and Compensation Committee – Analysis of Risk in the Compensation Architecture.”

The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the economic environment. Additionally, the Board devotes several days each year to a highly focused review of our strategic plans, which includes discussion of strategic and operational risks.

The Board believes our current leadership structure enhances its oversight of risk management because our Chief Executive Officer, who is ultimately responsible for our risk management process, is in the best position to discuss with the Board these key risks and management’s response to them by also serving as Chairman.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Mondelēz International is a participant, in which the amount involved exceeds $120,000 and in which any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are the following persons and their immediate family members: our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Committee determines that a transaction qualifies as a related person transaction, then the Committee reviews, and approves, disapproves or ratifies the related person transaction. The Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our and our shareholders’ best interests. The chair of the Committee reviews and approves or ratifies potential related person transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the Committee any transaction so approved or ratified. The Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve an actual, or the appearance of a, conflict of interest;

•	the impact of the transaction on the related person’s independence (as defined in the Guidelines and the NASDAQ listing standards); and

•	whether the transaction would violate any provision of our Directors Ethics Code or Code of Conduct or the Code of Conduct for Compliance and Integrity.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

On January 30, 2013, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G with the SEC notifying the Company that it became a greater than 5% shareholder as of December 31, 2012. During 2012, BlackRock acted as an investment manager with respect to certain investment options under 401(k) plans for our U.S. employees sponsored by our U.S. operating company, Mondelēz International Global LLC. BlackRock was selected as an investment manager for the 401(k) plans by the plans’ named fiduciary for investment, the Benefits Investment Committee (“BIC”). Participants in the 401(k) plans pay BlackRock’s investment management fees if they invest in investment options managed by BlackRock. During 2012, BlackRock received approximately $330,000 in connection with its investment management fees. The BIC’s selection of BlackRock for the investment management services it provides the plans’ was based on its fiduciary determination that BlackRock’s expertise met applicable fiduciary standards and that its fees were reasonable and appropriate. The Governance Committee reviewed our relationship with BlackRock and ratified these transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. As a practical matter, our Office of the Corporate Secretary assists our directors and executive officers by monitoring their transactions and completing and filing Section 16(a) reports on their behalf.

We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2012, all required filings were timely made in accordance with the requirements of the Exchange Act, except as follows:

•

In May 2012, due to an administrative error, we filed a Form 3 on behalf of Mr. Mesquita underreporting his holdings of Mondelēz International stock by 6,500 shares. Upon discovering the error, we filed an amended Form 3 reporting these shares.

•

In October 2012, due to an administrative error in connection with the Spin-Off, we filed a Form 3 on behalf of Tracey Belcourt, our Vice President, Strategy, underreporting her shares of Mondelēz International stock by 7,911 shares. Upon discovering the error, we filed an amended Form 3 reporting these shares.

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our website at www.mondelezinternational.com/Investor/corporate-governance/contact_bod.aspx. Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee. Our Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent director who requests them.

BOARD COMMITTEES AND MEMBERSHIP

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership. Our Board then designates the committee members and chairs based on the Governance Committee’s recommendations.

The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All current standing committee charters are available on our website at www.mondelezinternational.com/Investor/corporate-governance/index.aspx.

As mentioned above, the Board of Directors underwent significant changes during 2012 in connection with the Spin-Off. In the following tables, we lay out committee structure and membership during the course of 2012 and indicate the number of times each committee met.

Through October 1, 2012, the Board had four standing committees: Audit, Finance, Human Resources and Compensation, and Governance. From January 1 through the 2012 Annual Meeting, the committee structure and membership was:

Committee Membership

January 1 through May 23, 2012

Name	Audit	Finance	Human Resources and Compensation	Governance, Membership and Public Affairs
Ajaypal S. Banga(1)		X	Chair	—
Myra M. Hart	X	—	—	Chair
Peter B. Henry	—	—	—	X
Lois D. Juliber	—	—	Vice Chair	X
Mark D. Ketchum	X	—	—	X
Richard A. Lerner, M.D.(1)	—	—	—	X
Mackey J. McDonald	X	X	—	—
John C. Pope	X	Chair	—	—
Fredric G. Reynolds	Chair	X	—	—
Jean-François M.L. van Boxmeer	—	—	X	X
Total Number of Meetings January 1 through May 22, 2012(2)	9	6	4	3

(1)	Mr. Banga and Dr. Lerner did not stand for re-election at the Company’s 2012 Annual Meeting of Shareholders. Their service on these committees ended at that time.

(2)	The Audit and Finance Committees held one joint meeting in May 2012; it is included in the Audit Committee meeting total.

From the 2012 Annual Meeting through the Spin-Off, the committee structure and membership was:

Committee Membership

May 23 through October 1, 2012

Name	Audit	Finance	Human Resources and Compensation	Governance, Membership and Public Affairs
Myra M. Hart	X	—	—	Chair
Peter B. Henry	—	—	—	X
Lois D. Juliber	—	—	Chair	X
Mark D. Ketchum	X	—	—	X
Terry J. Lundgren(1)	—	—	X	—
Mackey J. McDonald	X	X	—	—
Jorge S. Mesquita(1)	X	—	—	—
John C. Pope	X	Chair	—	—
Fredric G. Reynolds	Chair	X	—	—
Jean-François M.L. van Boxmeer	—	—	X	X
Total Number of Meetings May 23 through October 1, 2012	2	3	2 (2)	1

(1)	Shareholders elected Messrs. Lundgren and Mesquita to the Board on May 23, 2012 after which the Board appointed them to committees.

(2)	The Human Resources and Compensation Committee acted twice by Written Consent between May 23 and October 1, 2012.

In anticipation of the Spin-Off, the Governance Committee and Board reviewed the committee structure. The Board decided to eliminate the Finance Committee effective with the Spin-Off and reallocate the Finance Committee’s responsibilities. The Finance Committee met a total of nine times from January 1 to October 1, 2012.

Current Committee Membership(1)

Name	Audit	Human Resources and Compensation	Governance, Membership and Public Affairs
Stephen F. Bollenbach(2)	—	X	X
Lewis W.K. Booth(3)	X	—	—
Lois D. Juliber	—	Chair	X
Mark D. Ketchum	—	X	Chair
Jorge S. Mesquita	X	—	—
Fredric G. Reynolds	Chair	—	—
Patrick T. Siewert(4)	X	—	—
Ruth J. Simmons	—	X	X
Jean-François M.L. van Boxmeer	—	X	X

Total Number of Meetings October 2 through December 31, 2012	4	3	2
Total Number of Meetings During 2012	15	9(5)	6

(1)	The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2013.

(2)	Mr. Bollenbach was a member of the Audit Committee from October 2 through December 31, 2012 and became a member of the Human Resources and Compensation Committee on January 1, 2013.

(3)	Mr. Booth became a member of the Audit Committee on October 2, 2012.

(4)	Mr. Siewert became a member of the Audit Committee on January 1, 2013.

(5)	The Human Resources and Compensation Committee acted twice by written consent during 2012.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held 11 meetings in 2012. All directors who served for some or all of 2012 attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served (held during the period that they served). All nine then-incumbent directors attended the 2012 Annual Meeting.

Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NASDAQ listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with NASDAQ listing standards and that Lewis W.K. Booth and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations and have financial sophistication in accordance with NASDAQ listing standards. No Audit Committee member received any payments in 2012 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment and oversight of our independent auditors, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions; and

•	our guidelines and policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: mdlz-financialintegrity@mdlz.com.

Audit Committee Report for the Year Ended December 31, 2012

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes, and audits of its financial statements. In addition, we assist the Board in its oversight of:

•

The integrity of Mondelēz International’s financial statements and Mondelēz International’s accounting and financial reporting processes and systems of internal control over financial reporting and safeguarding Company assets;

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent auditors’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function; and

•	Mondelēz International’s risk assessment and risk management guidelines and policies.

Our duties include overseeing Mondelēz International’s management, the internal audit department and the independent auditors in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Auditors

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent auditors, among other things, to:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent auditors and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the 2013 audits by the internal audit department and the independent auditors.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2012, with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent auditors;

•

Discussed with the independent auditors the items the independent auditors are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board;

•

Received from the independent auditors the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with us concerning independence; and

•

Discussed with the independent auditors their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent auditors from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 25, 2013.

Audit Committee:

Fredric G. Reynolds, Chair

Lewis W.K. Booth

Jorge S. Mesquita

Patrick T. Siewert

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Mondelēz International specifically incorporates it by reference in such filing.

Pre-Approval Policies

Our Audit Committee’s policy, which it reviews annually, is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent auditors will perform. The Audit Committe’s policy also requires management to report at committee meetings throughout the year on the actual fees charged by the independent auditors for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent auditors. If pre-approval is needed before a scheduled committee meeting, the committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

During 2012, the Audit Committee pre-approved all audit and non-audit services provided by the independent auditors.

Independent Auditors’ Fees

Aggregate fees billed for professional services rendered by our independent auditors, PricewaterhouseCoopers LLP, for 2012 and 2011 were:

	2012	2011
Audit Fees	$18,142,000	$20,827,000
Audit-Related Fees	617,000	478,000
Tax Fees	5,680,000	12,373,000
All Other Fees	77,000	9,000

Total	$24,516,000	$33,687,000

•

“Audit Fees” include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). In 2012, audit fees include work related to the Spin-Off.

•

“Audit-Related Fees” include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

•	“Tax Fees” include professional services in connection with tax compliance and advice. The 2012 tax fees include work related to the Spin-Off.

•	“All Other Fees” include professional services in connection with benchmarking studies, seminars and web-site security reviews.

•	All fees above include out-of-pocket expenses.

Governance, Membership and Public Affairs Committee

The Board determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards.

The Governance Committee’s responsibilities include:

•	reviewing the qualifications of candidates for Board membership consistent with criteria approved by the Board;

•	considering the performance and suitability of incumbent directors in determining whether to nominate them for re-election;

•	recommending to the Board a director retirement age;

•	making recommendations to the Board as to directors’ independence and related party transactions;

•	making recommendations to the Board concerning the function, composition and structure of the Board and its committees;

•	recommending to the Board a slate of nominees for election or re-election to the Board at each annual meeting of shareholders;

•	recommending to the Board candidates to be appointed to the Board as necessary to fill vacancies and newly created directorships;

•	evaluating any compensation committee interlocks among the Board members and executive officers;

•	recommending to the Board the frequency and content of Board meetings;

•	recommending to the Board the membership of each Board committee, as well as candidates to fill vacancies on any committee;

•	monitoring directors’ compliance with our stock ownership guidelines;

•	reviewing and evaluating opportunities for Board members to engage in continuing education;

•	advising and making recommendations to the Board on corporate governance matters, including reviewing and recommending to the Board revisions to the Guidelines;

•	developing and recommending to the Board and overseeing an annual self-evaluation process for the Board and its committees;

•	administering and reviewing the Directors Ethics Code;

•

overseeing Mondelēz International’s policies and programs related to corporate citizenship, social responsibility, and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitoring issues, trends, internal and external factors and relationships that may affect the public image and reputation of Mondelēz International and the food and beverage industry.

The Governance Committee will consider any candidate whom a shareholder properly presents for election to the Board in accordance with the procedures set forth in the By-Laws. The Governance Committee uses the same criteria set forth in the Guidelines to evaluate a candidate suggested by a shareholder as the Governance Committee uses to evaluate a candidate it identifies, as described above under “Item 1. Election of Directors – Process for Nominating Directors,” and makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate suggested by a shareholder, our Corporate Secretary will notify that shareholder whether the Board decided to appoint or nominate the candidate.

For a description of how shareholders may nominate a candidate for election to the Board at an annual meeting of shareholders and have that nomination included in the proxy statement for that meeting, see “2014 Annual Meeting of Shareholders” in this Proxy Statement.

During 2011, the Governance Committee formed a subcommittee of the Governance Committee to assist in addressing director recruitment matters related to the Spin-Off. The directors who served on this subcommittee were: Myra M. Hart, Peter B. Henry and Lois D. Juliber. This subcommittee held one meeting in 2012.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Interlocks and Insider Participation

The Board has determined that all of the directors who served on the Human Resources and Compensation Committee (“Compensation Committee”) during 2012 are independent within the meaning of the NASDAQ listing standards. None of the Compensation Committee’s members:

•	is or was an officer or employee of Mondelēz International;

•

is or was a participant in a “related person” transaction since the beginning of 2012 (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” in this Proxy Statement); or

•	is an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Compensation Committee’s responsibilities are set forth in its charter. The Compensation Committee’s responsibilities include, among other duties:

•	establishing our executive compensation philosophy;

•	determining the group of companies used to benchmark executive and director compensation;

•	assessing the appropriateness and competitiveness of our executive compensation programs;

•

reviewing and approving the Chief Executive Officer’s goals and objectives, evaluating her performance against these goals and objectives and, based upon its evaluation, determining both the elements and amounts of the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of the Chief Executive Officer’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determining annual incentive compensation, equity awards and other long-term incentive awards granted under our equity and long-term incentive plans to eligible participants;

•	determining our policies governing option and other stock grants;

•

making recommendations to the Board with respect to incentive plans requiring shareholder approval; and approving eligibility for and design of executive compensation programs implemented under shareholder-approved plans;

•	reviewing our compensation policies and practices for employees, including non-executive and executive officers, as they relate to our risk management practices and risk-taking incentives;

•

overseeing the management development and succession planning process (including succession planning for emergencies) for the Chief Executive Officer and her direct reports and, as appropriate, evaluating potential candidates;

•	reviewing periodically our key human resource policies and practices related to organizational engagement and effectiveness, talent sourcing strategies and employee development programs;

•	monitoring our policies, objectives and programs related to diversity and reviewing periodically our diversity performance against appropriate measures;

•	monitoring executive officers’ compliance with our stock ownership guidelines;

•	assessing the appropriateness of, and advising the Board regarding, the compensation of non-employee directors for service on the Board and its committees; and

•

reviewing and discussing with management the Compensation Discussion and Analysis and preparing and approving the Compensation Committee’s report to shareholders included in our annual Proxy Statement.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee has retained Compensation Advisory Partners, LLC ("Compensation Advisory Partners") since September, 2009 as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and to advise the Compensation Committee regarding the amount and form of executive and director compensation. The use of a consultant provides additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. The consultant is engaged directly by the Compensation Committee, regularly participates in Compensation Committee meetings, including executive sessions of the Compensation Committee that exclude management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design and the reasonableness of compensation grants.

During 2012, Compensation Advisory Partners provided the Compensation Committee advice and services, including:

•	participating in Compensation Committee meetings;

•

providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay our Named Executive Officers’ (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how our peers compensate their comparable executives;

•	analyzing “best practices” and providing advice about design of our annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our Compensation Survey Group and our Performance Peer Group (as described in the “Compensation Discussion and Analysis”) for benchmarking pay and performance;

•	advising on compensation matters related to the Spin-Off; and

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments.

For the year ended December 31, 2012, Compensation Advisory Partners provided no services to Mondelēz International other than executive and director compensation consulting services to the Compensation Committee. The Compensation Committee determined that Compensation Advisory Partners is independent and that of Compensation Advisory Partners’ work did not raise any conflicts of interest.

At least annually, the Compensation Committee reviews the types of advice and services provided by Compensation Advisory Partners and the fees charged for those services. Compensation Advisory Partners reports directly to the Compensation Committee on all executive and director compensation matters; regularly meets separately with the Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee chair and other members between meetings as necessary or desired.

Limited Role of Executive Officers in the Determination of Executive Compensation

Each year, the Chief Executive Officer presents her compensation recommendations for each of the other Named Executive Officers (as described under “Compensation Discussion and Analysis”), her remaining direct reports and other executive officers. The Compensation Committee reviews and discusses these recommendations with the Chief Executive Officer and has full discretion over all recommended compensation actions. The Chief Executive Officer does not make recommendations or participate in deliberations regarding her compensation. Executive officers do not play a role in determining or recommending the amount or form of director compensation.

Analysis of Risk in the Compensation Architecture

Each year, including 2012, the Compensation Committee evaluates whether our compensation designs, policies and practices operate to discourage our executive officers and employees from taking unnecessary or excessive risks. As described below under “Compensation Discussion and Analysis,” our compensation is designed to incentivize executives and employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. The compensation design discourages excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to the Company and our shareholders in the long term. The Compensation Committee uses various strategies to mitigate risk, including:

•	Balancing Corporate and Business Unit Performance Measure Weighting. Corporate and business unit performance measures are weighted in certain incentive plans to encourage participants to focus on overall corporate performance as well as business unit performance. This balanced approach discourages actions that may improve business unit performance but harm our overall corporate health.

•

Short-Term/Long-Term Incentive Mix. The balanced mix between short-term and long-term incentives discourages executives from focusing on short-term performance to the detriment of long-term performance. Our executive compensation is heavily weighted toward long-term incentive compensation to encourage sustainable shareholder value and ensure accountability for long-term results.

•	Award Caps. Our compensation plans provide for a limit on annual incentive awards to discourage short-term actions that may harm our long-term interests.

•

Multiple Performance Measures. In general, our incentive plans use multiple performance measures to discourage participants from focusing on achievement of one performance measure at the expense of another. Our incentive plans generally also include individual performance criteria to ensure that goals do not favor achievement without regard for risks taken.

•	Committee Discretion. In general, the Compensation Committee has discretion to reduce incentive awards based on unforeseen or unintended consequences.

•

Long-Term Incentive Mix. The Compensation Committee uses a number of long-term equity based incentives to motivate executives to achieve long-term financial goals and top-tier performance results. Multi-year vesting features and multi-year performance cycles of long-term incentive compensation promote sustainable shareholder value creation and long-term growth as well as encourage retention.

•

Stock Ownership Guidelines and Holding Requirements. The Compensation Committee imposes meaningful stock ownership guidelines on our top executives that are comparable to, or more stringent than, our Compensation Survey Group’s (as defined under “Compensation Discussion and Analysis” below) median and stock holding requirements to align our executives’ interests with our shareholders’ interests and ultimately focus our executives on attaining sustainable long-term shareholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows the Company to recapture incentive compensation paid in the event of certain restatements of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ interests with those of our shareholders.

•

Ethics and Compliance Programs. The Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs use innovative and effective approaches to promote compliance and integrity and encourage employees and others to report concerns by providing multiple reporting avenues with a no retaliation policy.

•

Governance Practices. We have implemented good pay and governance practices that are critical to driving sustained shareholder value, including targeting pay at the median of our Compensation Survey Group, using quantitative results to determine incentive awards (with a qualitative overlay where appropriate), engaging an independent compensation consultant, communicating with our shareholders to understand their views and concerns and conducting annual risk assessments.

The Compensation Committee also analyzed our overall enterprise risks and whether our compensation programs could impact individual behavior so as to exacerbate these enterprise risks. The Compensation Committee collaborated with the Audit Committee in this analysis.

In addition to the Compensation Committee’s evaluation, Compensation Advisory Partners also reviewed our executive and broad-based incentive plans and noted similar terms in our incentive plans that mitigate risk.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Mondelēz International.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2012

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 25, 2013.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Stephen F. Bollenbach

Mark D. Ketchum

Ruth J. Simmons

Jean-François M.L. van Boxmeer

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Any director who is a full-time employee of Mondelēz International receives no compensation for service as a director. Currently, Irene B. Rosenfeld is the only director who is an employee of the Company.

We strive to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. In order to ensure that the compensation offered is sufficient to meet this objective, our Compensation Committee annually reviews non-employee director compensation. As in prior years, during 2012 the Compensation Committee used data provided by its independent compensation consultant to benchmark our non-employee director compensation against our Compensation Survey Group (discussed below in the “Compensation Discussion & Analysis”) and compensation paid to non-employee directors of Fortune 100 companies to consider the appropriateness of the form and amount of non-employee director compensation and to make recommendations to the Board concerning such compensation. Based on the benchmarking, the Compensation Committee determined that current total compensation levels are below median. The Compensation Committee indicated that it would reconsider compensation for non-employee directors in 2013.

Summary of Compensation Elements

The table below summarizes the compensation elements in effect during 2012 for our non-employee directors.

Compensation Elements
Annual Board Retainer	$110,000
Annual Committee Chair Retainer	$10,000
Annual Lead Director Retainer	$30,000
Annual Stock Grant Value(1)	$125,000

(1)	In 2012, non-employee directors, with the exception of Messrs. Pope and van Boxmeer, were awarded deferred share units (“DSUs”). Although the DSUs vested as of the award date, shares of Company stock are not distributed until six months following the date the non-employee director ceases to serve on our Board. When dividends are paid on our common stock, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure. Messrs. Pope and van Boxmeer were awarded unrestricted shares; however, the shares are subject to an equity holding restriction which ends six months after they cease serving on our Board.

Cash Compensation

We pay our non-employee directors their cash retainers quarterly. Non-employee directors can defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts that mirror the investment options under the Mondelēz Global LLC Thrift 401(k) Plan pursuant to the Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors. A non-employee director appointed by the Board during the year receives a prorated retainer based on the number of days remaining in the calendar year following the appointment.

Equity Compensation

In addition, annually at the Board meeting immediately following our annual meeting of shareholders, the Board grants our non-employee directors stock in the Company. A non-employee director appointed by the Board during the year receives a stock grant upon joining the Board in a prorated amount based on the following ratio: the number of months until the next annual meeting of shareholders over a denominator of twelve months. At the non-employee director’s election, he or she may receive the annual stock award in the form of (i) unrestricted shares of our common stock, subject to a holding period ending six months after the director no longer serves on our Board or (ii) vested DSUs where distribution of shares is deferred until six months after the director no longer serves on our Board. For those non-employee directors who receive DSUs, when dividends are paid, we accrue the value of the dividend paid and issue shares equal to the accrued value six months after the director’s departure.

Equity Holding Requirement

To align the interests of our shareholders and our non-employee directors further, we require that they hold shares of our common stock in an amount equal to five times the annual Board retainer (equivalent to $550,000) within five years of becoming a director. If a non-employee director does not meet the stock ownership requirement within the timeline, the Lead Director will consider the director’s particular situation and may take any further action as he deems appropriate. As of March 1, 2013, each director who has served for at least five years has met or exceeded this requirement.

Company Matching Charitable Donations at the Direction of a Director

Non-employee directors may also participate in the Mondelēz International Foundation Matching Gift Program on the same terms as our U.S. employees. Under the program, the Mondelēz International Foundation matches up to $15,000 of donations per director, per year, of contributions to 501(c)(3) non-profit organizations.

2012 Non-Employee Director Compensation Table

Name	Fees Earned(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
Juliber, Lois	116,071	125,009	12,500		253,580
Ketchum, Mark	142,500	125,009	15,000		282,509
Mesquita, Jorge	66,786	125,009	—		191,795
Reynolds, Fredric	120,000	125,009	15,000		260,009
van Boxmeer, Jean-François	110,000	125,009	—		235,009
Banga, Ajaypal(4)	47,473	—	25,000	(5)	72,473
Lerner, Richard(4)	43,516	—	15,000		58,516
New to Mondelēz International, Inc. Board Effective at Spin-Off or Later:(6)
Bollenbach, Stephen	27,500	83,358	—		110,858
Booth, Lewis	27,500	83,358	—		110,858
Siewert, Patrick	20,924	83,349	—		104,273
Simmons, Ruth	27,500	83,358	—		110,858
Board Member Until Spin-Off (then became Board Member for Kraft Foods Group, Inc.:(7)
Hart, Myra	90,000	125,009	—		215,009
Henry, Peter	82,500	125,009	3,500		211,009
Lundgren, Terry	39,286	125,009	—		164,295
McDonald, Mackey	82,500	125,009	—		207,509
Pope, John	90,000	125,009	1,100		216,109

(1)	Includes all retainer fees paid in cash or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors. Non-employee directors do not receive meeting fees.

(2)	The amounts shown in this column represent the full grant date fair value of stock awards granted in 2012 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The 2012 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director grants made in 2012 and the number of stock awards and stock options outstanding as of December 31, 2012.

(3)	Represents Foundation contributions made as part of the Foundation Matching Gift Program.

(4)	Messrs. Banga’s and Lerner’s terms of service on the Board ended on May 23, 2012.

(5)	Includes an additional amount of Foundation contributions made under the Foundation Matching Gift Program above the general $15,000 limit. In October 2011, we offered a two-for-one match promotion under which the Foundation contributed amounts over the general annual limit to non-profit organizations on the director’s behalf and Mr. Banga received this special promotion on a gift that was paid out in Q1 2012. This promotion was available to all our U.S. employees and directors on the same terms.

(6)	Messrs. Bollenbach and Booth and Ms. Simmons received their grants on October 2, 2012, and Mr. Siewert received his grant on October 23, 2012; therefore their DSU grants were prorated based on eight months to the next annual shareholders meeting and reflect the FMV on their respective grant dates.

(7)	Ms. Hart and Messrs. Henry, Lundgren, McDonald and Pope resigned from the Board effective as of October 1, 2012 in order to serve on the board of Kraft Foods Group in connection with the Spin-Off.

Non-Employee Director Stock Awards Table

	Stock Awards
Name	Number of Stock Awards Granted in 2012	Grant Date Fair Value Grant(1) ($)	Outstanding Stock Awards as of December 31, 2012
Juliber, Lois	3,239	125,009	21,955
Ketchum, Mark	3,239	125,009	26,165
Mesquita, Jorge	3,239	125,009	3,297
Reynolds, Fredric	3,239	125,009	21,955
van Boxmeer, Jean-François	3,239	125,009	8,254
Banga, Ajaypal(2)	—	—	—
Lerner, Richard(2)	—	—	31,679
New to Mondelēz International, Inc. Board Effective at Spin-Off or Later:(3)
Bollenbach, Stephen	2,984	83,358	2,984
Booth, Lewis	2,984	83,358	2,984
Siewert, Patrick	3,117	83,349	3,117
Simmons, Ruth	2,984	83,358	2,984
Board Member Until Spin-Off (then became Board Member for Kraft Foods Group, Inc.):
Hart, Myra	3,239	125,009	11,431
Henry, Peter	3,239	125,009	6,984
Lundgren, Terry	3,239	125,009	3,263
McDonald, Mackey	3,239	125,009	11,431
Pope, John	3,239	125,009	8,168

(1)	The amounts shown in this column represent the full grant date fair value of the stock awards granted in 2012 as computed in accordance with FASB ASC Topic 718.
(2)	Messrs. Banga and Lerner completed their terms on May 23, 2012 prior to the 2012 annual shareholders meeting.
(3)	Messrs. Bollenbach and Booth and Ms. Simmons received their grants on October 2, 2012, and Mr. Siewert received his grant on October 23, 2012; therefore their DSU grants were prorated based on eight months to the next annual shareholders meeting and reflect the FMV on their respective grant dates.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”):

•	Highlights our 2012 performance, our overall performance during 2010-2012 and our transformation into a global snacks powerhouse;

•	Summarizes the executive compensation philosophy of our Human Resources and Compensation Committee (referred to in this CD&A as the “Compensation Committee” or “Committee”);

•	Describes how the Committee designs our executive compensation programs; and

•	Shows the correlation between the Committee’s compensation-related decisions and how well the Company and each executive performed over the period based on standards established by the Committee.

Executive Summary

This Executive Summary:

•	Highlights our 2012 performance, our overall performance during 2010-2012 and our transformation into a global snacks powerhouse;

•	Identifies the key actions the Compensation Committee took to align our Named Executive Officers’ (referred to in our CD&A as our Named Executive Officers or “NEOs”) and shareholders’ interests; and

•	Summarizes the Committee’s compensation governance practices for 2012 to demonstrate how the Committee takes shareholder interests into account in compensating our executives.

During 2012, We Continued to Transform the Company

2012 was another transformational year for us. We began the year as Kraft Foods Inc., a company primarily comprised of two distinct businesses–a market leading North American grocery business and a faster-growing global snack foods business. To allow each business to focus on its specific strengths and objectives, on October 1, 2012, we spun-off Kraft Foods Group, our North American grocery business, to our shareholders. As a result of the Spin-Off, Kraft Foods Group became an independent, publicly-traded company. In connection with the Spin-Off, we also changed our name from Kraft Foods Inc. to Mondelēz International, Inc. The Spin-Off has allowed us to focus on our significant opportunities for growth as consumer demand for snacks increases around the world.

Over the past several years we have transformed our Company, catalyzed by our acquisitions of the LU biscuits business on November 30, 2007 and the Cadbury business on February 2, 2010, and culminating with the Spin-Off, from a modestly growing grocery and snacks business into a faster-growing global snacks powerhouse. Over the last three years, we have been a top-tier performer in our industry as evidenced by our significant returns to shareholders. Our portfolio is comprised of fast-growing categories with a footprint across most major developed and developing markets. We have leading share positions globally in the Biscuits, Chocolate, Candy and Powdered Beverages categories, and number two share positions in the Gum and Coffee categories. With 74% of our revenue in 2012 generated in the fast-growing snacks categories, we are well positioned to deliver top-tier growth into the future.

These charts illustrate how Snacks increased from 37% of our portfolio in 2009 to 74% of our portfolio post Spin-Off.

(1)	Includes revenue from Kraft Foods Group, including the Frozen Pizza business divested in 2010.

(2)	Excludes net revenue from Kraft Foods Group.

These charts illustrate how our sources of revenue have changed since 2009. Developing Markets and Europe now comprise approximately 80% of our revenue compared to only 42% in 2009.

(1)	Includes revenue from Kraft Foods Group, including the Frozen Pizza business divested in 2010.

(2)	Excludes net revenue from Kraft Foods Group. Reflects 2012 Operating Segments.

We Delivered Strong Results During the Last Three Years of our Transformation

Our three-year performance from 2010-2012 reflected high-single digit Operating Earnings Per Share (“Operating EPS”) growth and mid-single digit Organic Net Revenue growth. Although we anticipated better Organic Net Revenue growth in 2012, we believe that our underlying fundamental performance has us well-positioned to deliver strong growth in the future. We established Kraft Foods Group as an independent public company and completed the Spin-Off, which included successfully separating our respective businesses and adequately capitalizing both companies without significant disruption to our business. The Spin-Off will provide us with increased focus on our ongoing operations. While we significantly out-performed our Performance Peer Group in shareholder return for the three-year period 2010-2012, our 2012 shareholder return was closer to the median performance of our Performance Peer Group. See “Our Compensation Program Design – Composition and Purpose of the Performance Peer Group” below for additional information regarding our Performance Peer Group.

The chart below provides a one-year and annualized three-year review of our Total Shareholder Return (“TSR”)(1).

(1)	TSR reflects share price performance including dividends paid for the period of 12/31/2009 to 12/31/2012.

(2)	Mondelēz International stock prices prior to the Spin-Off reflects adjusted stock prices provided by Bloomberg using a constant adjustment factor based on a three-to-one Spin-Off share distribution ratio and Mondelēz International and Kraft Foods Group stock prices on October 1, 2012.

(3)	Based on Pre Spin-Off Performance Peer Group (excluding Sara Lee due to their change in structure). International companies performance based on US-traded ticker symbols.

2012 Compensation Decisions and Highlights

2012 Performance Impact on Annual Cash Incentive Program Payouts

In early 2013, the Committee reviewed our performance compared to our 2012 Annual Cash Incentive Program (“Program”) objectives. Overall, despite solid growth versus prior year, we were below our Organic Revenue Growth and Defined Operating Income targets. We did, however, deliver strong Defined Free Cash Flow results. The results that drove Program payouts for our NEOs for 2012 were:

•	Organic Revenue Growth—3.9%

•	Defined Operating Income—$7.2 billion

•	Defined Free Cash Flow—$3.5 billion

Based on these results, our overall Program rating for 2012 was 91% of target. See “– Elements of Executive Compensation – Annual Cash Incentive Program – 2012 Business Unit Ratings” below for more information about our results relative to targets.

2010 – 2012 Performance and Impact on Long-Term Incentive Plan (“LTIP”) Award

Overall, we delivered performance above target during the 2010-2012 performance cycle for the LTIP. In 2010, the Committee set the performance cycle at three years; however, at the December 2011 Committee meeting, the period was shortened to 33 months (January 1, 2010 – September 30, 2012) to coincide with the Spin-Off. Over the performance cycle we achieved strong Operating EPS Growth, Organic Net Revenue Growth and relative TSR. During this period, our relative TSR was above the 90th percentile of our Pre Spin-Off Performance Peer Group – significantly surpassing the Performance Peer Group’s median.

The results that drove LTIP awards for our eligible NEOs for the LTIP’s 2010-2012 performance cycle were as follows:

•	Organic Net Revenue Growth – 4.7%

•	Operating EPS Growth – 9.1%

•

Annualized Relative TSR – Above Performance Peer Group 90th percentile (The Company’s annualized Total Shareholder Return was 20.1% compared to a 9.1% median for our Pre Spin-Off Performance Peer Group).

Based on these results, our overall LTIP rating for the 2010 – 2012 performance cycle was top tier. See “– Elements of Executive Compensation – Long-Term Incentives – LTIP – Performance Shares (2010 – 2012 Performance Cycle)” below for more information about our results relative to targets.

Special Chief Executive Officer Equity Grant Rewards and Incents CEO

On December 19, 2012, the Compensation Committee granted Ms. Rosenfeld a special equity grant valued at approximately $10,000,000. The Committee intended the grant to reward and incent Ms. Rosenfeld as follows:

•	Delivering top-tier performance during her tenure as CEO since 2006;

•	Identifying and executing numerous transformational initiatives benefitting shareholders – including the 2012 Spin-Off of Kraft Foods Group to shareholders;

•	Positioning the Company to deliver sustainable top-tier shareholder returns into the future; and

•	Continuing to lead the Company in the future.

With the advice of its independent consultant, the Committee structured the grant (in size and terms) to ensure that Ms. Rosenfeld continues as the Company’s CEO well into the future while further incenting her to continue delivering top-tier returns in the coming years. The award reflects the Board’s confidence in Ms. Rosenfeld’s ability to successfully lead the Company following the Spin-Off and ensure that a long-term management development and senior leadership succession plan is in place.

The grant consists of: 1) restricted stock (20% of grant) and 2) performance-contingent restricted stock units (80% of grant). Ms. Rosenfeld will not earn any of the performance-contingent restricted stock units unless certain share price hurdles are met as detailed in the following chart:

% of Award Vesting	% Stock Price Appreciation from FMV on Grant Date	Required Closing Price for Minimum of 10 Consecutive Trading Days
25%	20%	$31.12
37.5%	30%	$33.72
37.5%	40%	$36.31

If the share price hurdles are not satisfied prior to the earlier of: 1) the six-year anniversary of the grant date or 2) one-year following Ms. Rosenfeld’s retirement as CEO, Ms. Rosenfeld will forfeit the outstanding unvested performance-contingent restricted stock units at that time. See “– Elements of Executive Compensation – Long-Term Incentives – Special CEO Equity Grant” below for more information about the provisions of this grant.

Special Equity Grants to Select Executives Recognize Successful Execution of Spin-Off

On November 13, 2012, the Compensation Committee granted select senior executives, including Mr. Brearton and Ms. West, restricted stock to reward them for their significant contributions toward the successful execution of the Spin-Off. See “– Elements of Executive Compensation – Long-Term Incentives – Special Equity Grant to Select Executives to Recognize Successful Execution of Spin-Off “ below for more information about these grants.

Aligning Pay with Performance

The Company’s executive compensation philosophy is designed to promote superior long-term shareholder returns. This objective is encouraged by basing a significant portion of total compensation for our CEO and the other NEOs on achieving and sustaining exceptional short-term and long-term performance results. The Committee not only structures each NEO’s compensation mix with a significant bias toward long-term incentives, but also designs each long-term incentive vehicle to be equity-based, and therefore directly tied to the Company’s share price and shareholder returns. Further, approximately half of annual long-term incentive opportunities granted to each NEO is granted in the form of performance shares; half of the performance share grants are based on TSR in comparison to our Performance Peer Group, 25% is based on Organic Net Revenue Growth performance and 25% is based on Operating EPS Growth. The Committee also grants non-qualified stock options, which will only result in remuneration if the Company’s stock price appreciates above the grant price at a time when the options are exercised. See “– Elements of Executive Compensation – Long-Term Incentives” for more information about our long-term incentive programs.

The chart below illustrates the alignment between CEO pay and Indexed TSR over the past 5 years.

How the Committee Considered the Shareholder Advisory Vote on our 2011 Executive Compensation Program

At the 2012 Annual Meeting of Shareholders, we held our second shareholder advisory vote on NEO compensation. Our shareholders expressed strong support for our fiscal year 2011 executive compensation program — with 96.3% of votes cast voting to approve the compensation.

The Committee considered these voting results when designing the 2012 NEO compensation packages. The Committee concluded that the current compensation programs are effectively aligning pay and performance and are promoting long-term shareholder value and did not make any specific program changes as a result of the voting results. Consequently, apart from issuing one time equity grants to our CEO, CFO and one other NEO in connection with their leadership in successfully transforming the company and executing the Spin-Off, the Committee approved only modest design changes to our ongoing compensation programs during 2012. In fulfilling its role, the Committee will continue to consider the results of future shareholder advisory votes as well as shareholder views about our core compensation principles, objectives and program design.

We Employ Sound Compensation Design Principles and Corporate Governance Practices

We believe that our executive compensation design principles and governance practices provide focus, a foundation for success, and clear alignment with shareholder interests. The chart below describes key principles and practices.

Compensation Design Principles and Governance Practices

The Committee intends its compensation design principles to protect and promote our shareholders’ interests. In general, our compensation-related governance practices are comparable to, or are more stringent than, our peers’ practices.

Design Principles

☑	Link pay to performance. We reward our NEOs based upon the value of their contributions.

☑	Put pay-at-risk based on performance. Over 85% of our CEO’s pay is at-risk consistent with peer companies in our Compensation Survey Group. Over 70% of our other NEOs’ pay is at-risk.

☑	Target pay at the median of our peer group. We compensate fairly and competitively, but not excessively.

☑	Do not incent short term results to the detriment of long term goals.

☑	Do not incent excessively risky business strategies.

Governance	Practices

☑	Require significant equity ownership. Our stock ownership guidelines are comparable to, or more stringent than, our Compensation Survey Group’s median.

☑	Require executives to retain equity compensation. To buttress our stock ownership guidelines, we require our NEOs to hold for one year all net shares awarded and all net shares acquired upon the exercise of stock options. (Net shares are the number of shares delivered after applicable costs, employment and income taxes have been withheld based on the value of the gross shares awarded or stock options exercised.)

☑	Provide for “clawbacks”. Our clawback policy allows us to recoup incentive compensation in the event of certain financial restatements.

☑	Prohibit hedging or short sales. We prohibit our NEOs from hedging or entering into short sales of any equity interests in the Company.

☑	Prohibit pledging of Company shares. We prohibit NEOs and other senior level executives from pledging shares as collateral for a loan.

☑	Limit perquisites/tax gross-ups. We provide the types and amounts of perquisites at or below the median levels of peer companies in our Compensation Survey Group. We do not gross up income to mitigate the tax impact of the perquisites provided.

☑	In the event of a change in control:

➢	Pay severance and vest equity only upon a “double trigger.” With “double trigger” vesting, we retain the power to make personnel decisions during a change in control. (“Double trigger” requires a change in control and termination of employment without cause.)

➢	Do not provide NEOs tax gross ups. We do not provide NEOs or other executives tax gross-ups upon a change in control. Taxes are our NEOs’ responsibility. Prior to 2013, certain executives’ rights to tax gross ups on a change in control were “grandfathered”. However, effective January 1, 2013, we eliminated this right for all executives, including “grandfathered” executives.

☑	Do not re-price underwater stock options. We do not re-price outstanding stock options – vested or unvested.

☑	Do not pay dividends on unvested or unearned performance shares. Because performance shares do not vest unless the applicable performance conditions are satisfied, we do not pay dividend equivalents for the unvested period unless and until the performance conditions are satisfied and we deliver the shares awarded.

☑	Do not enter into employment agreements with our NEOs. Executive officers do not have employment contracts and are not guaranteed salary increases or bonus amounts. However, we agreed to provide Mr. Kholsa benefits greater than those generally provided to other employees when he retired from Mondelēz International. We did so as consideration for Mr. Khosla’ s agreement to restrictive covenants. For further information, see the discussion of Mr. Khosla’s compensation under Compensation Paid to Named Executive Officers in 2012.

☑	The Compensation Committee retains an independent compensation consultant. The compensation consultant does no work for the Company other than advising the Compensation Committee.

☑	Perform an annual compensation risk assessment. Management presents the results of the assessment to the Compensation Committee and independent compensation consultant for review.

☑	Engage shareholders. We strive to communicate in plain English, and we take into account shareholder concerns and input when reviewing our executive compensation program and practices. Over the last year, Irene Rosenfeld, our Chairman and CEO, David Brearton, our Executive Vice President and Chief Financial Officer, and members of our Investor Relations group met with nearly 500 current or prospective institutional shareholders to discuss the Company’s strategy, financial results and outlook. During these discussions, we also addressed any questions or concerns regarding annual and long-term executive compensation structures, both current and future. We also provided feedback from these discussions to the Compensation Committee. These discussions are part of the dialogue we have with the institutional investor community both within and outside the U.S.

Our NEOs

SEC rules require us to provide information regarding the following NEOs:

•	Each individual who served as CEO or Chief Financial Officer (“CFO”) at any time during the fiscal year that ended December 31, 2012. Those individuals are:

Name	Title

Irene Rosenfeld	Chairman and CEO

David Brearton	Executive Vice President and CFO

•	The three other most highly compensated executive officers serving as executive officers of Mondelēz International at the end of fiscal 2012. Those three individuals are:

Name	Title

Timothy Cofer	Executive Vice President and President, Europe

Sanjay Khosla	Executive Vice President and President, Developing Markets

Mary Beth West	Executive Vice President, Chief Category and Marketing Officer

•

Up to two former executive officers who served as executive officers in 2012 and would have been among the three most highly compensated executive officers of Mondelēz International had they still served as executive officers at the end of 2012. Those two individuals are:

Name	Title
John Cahill	Former Executive Chairman, Kraft Foods North America. Coincident with the Spin-Off, Mr. Cahill became Executive Chairman of the Board of Kraft Foods Group, Inc.

W. Anthony Vernon	Former Executive Vice President and President, Kraft Foods North America. Coincident with the Spin-Off, Mr. Vernon became Chief Executive Officer of Kraft Foods Group, Inc.

Our Compensation Program Design

Compensation Philosophy

The Committee regularly evaluates its compensation philosophy and makes changes it believes are appropriate. As part of the 2012 review, the Committee considered whether changes would be desirable following the Spin-Off and concluded that no changes were necessary. The Committee also determined that the strategies designed to achieve its compensation objectives continue to be appropriate for the Company after the Spin-Off.

Our executive compensation program has four primary objectives:

1.	attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	support business strategies that promote superior long-term shareholder returns;

3.	align pay and performance by making a significant portion of our NEOs’ and other executive officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	align our executive officers’ and shareholders’ interests through stock ownership guidelines, equity-based incentive awards and other long-term incentive awards that link executive compensation to sustained and superior TSR.

We design our executive compensation program to achieve these objectives by following these principles and practices:

•

Pay competitively but not excessively. Each year, the Committee compares our target and actual compensation levels and pay-mix with our Compensation Survey Group (see “Composition and Purpose of Compensation Survey Group” below for definition of the Compensation Survey Group). The Committee uses this comparison to ensure that our executive compensation and benefits package is competitive with the Compensation Survey Group but not excessive. In addition, the Committee compares our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers. In anticipation of the Spin-Off, the Committee made changes to the Compensation Survey Group, the Performance Peer Group and comparison methodology. See “Pay Competitively, But Not Excessively” below for additional details.

•

Use Fixed and Variable Compensation. The Committee uses a mix of fixed and variable compensation (heavily weighted to variable compensation for our NEOs) designed to attract, retain and motivate top-performing executives, as well as appropriately align compensation levels with achieving relevant financial and strategic goals;

•

Use Equity and Cash Incentives. The Committee uses a mix of equity and cash incentives heavily weighted toward equity to focus executive officers on achieving long-term TSR performance that is superior to our peers;

•	Compensate based on Individual Performance and Potential. The Committee makes incentive awards based in part on the individual’s performance and potential for advancement within the organization; and

•

Require executive officers to be significant shareholders. The Committee requires our executive officers, including our NEOs, to maintain specific levels of Company stock ownership in order to align their interests with those of our shareholders. Our compensation programs facilitate high levels of stock ownership. The Committee also requires our executive officers to hold for one year net shares received through the exercise of stock options, the vesting of restricted stock and the award of Company stock upon satisfaction of performance conditions. More information about stock ownership guidelines for executive officers can be found below under “Requiring Stock Ownership.”

Pay Competitively, But Not Excessively

Peer Group Approach

Each year, the Committee compares our compensation program with those companies in our Compensation Survey Group. The Committee also uses a Performance Peer Group to analyze the linkage between pay and performance and to determine the Company’s relative TSR ranking for the LTIP. As a result of the Spin-Off, the Committee reviewed our Compensation Survey Group and our Performance Peer Group and adjusted both based on the Company’s Post Spin-Off characteristics. For 2012, the Committee used the Post Spin-Off Compensation Survey Group to evaluate our pay practices including stock ownership guidelines and perquisites. Pay levels reflected in 2012 (as reported in the tables below) are based on the Pre Spin-Off and Post Spin-Off Compensation Survey Groups depending on timing of pay level decisions. For 2013, the Committee will use the Post Spin-Off Compensation Survey and Performance Peer Groups to evaluate all elements.

Composition and Purpose of the Compensation Survey Group

The Committee annually compares our compensation program with those companies in our Compensation Survey Group to ensure that our compensation program and our target compensation levels are consistent with market practice. This allows us to attract and retain the talent we need to drive superior long-term TSR performance.

Prior to the Spin-Off, we used the following Compensation Survey Group:

Pre Spin-Off Compensation Survey Group
3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
Bristol-Myers Squibb Company	Merck & Co., Inc.
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
ConAgra Foods, Inc.	Pfizer Inc.
Eli Lilly and Company	The Procter & Gamble Company
General Mills, Inc.	Sara Lee Corporation
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	The Walt Disney Company
Kellogg Company

The Committee used this peer group to analyze compensation levels for our named executive officers in 2012.

In anticipation of the Spin-Off, the Committee reviewed our Compensation Survey Group and determined it needed adjustment. In making the adjustments, the Committee sought to have the Compensation Survey Group represent our market competitors, based on the Company’s post Spin-Off characteristics. The Committee removed those companies with a primary focus similar to our North America grocery business, companies whose revenue significantly decreased following divestitures such that they were no longer good points of comparison, and pharmaceutical companies with significantly lower revenue than ours. The Committee added global, top-tier, high growth consumer products companies, global companies with manufacturing, and global consumer-facing companies.

Through this review process, the Committee developed a Post Spin-Off Compensation Survey Group. It consists of companies within the Consumer Products industry, selected based on the following attributes:

•	Similar revenue size

•	Similar market capitalization

•	Primarily focused on food/beverage, consumer/household products or are consumer facing companies

•	Recognized for their industry leadership and brand recognition

•	Executive positions similar in breadth, complexity and/or scope of responsibility

•	Competitors for executive talent

•	Predominately global companies

As well as companies outside the Consumer Products industry, included for the following reasons:

•	Revenue above $35 billion

•	Strong global presence

•	World-class marketing capabilities specifically focused on the consumer

•	Preferably manufacturing companies

•	Multiple lines of business

The Committee’s independent compensation consultant, Compensation Advisory Partners, provided independent analysis and advice regarding adjustments to our Compensation Survey Group. At the conclusion of its review, the Committee approved a Post Spin-Off, 21-company Compensation Survey Group (the “Post Spin-Off Compensation Survey Group”) with median revenues of $31.1 billion. Our revenue size places us above the median of the peer companies. The approved Post Spin-Off Compensation Survey Group is:

Post Spin-Off Compensation Survey Group
3M Company	Kimberly-Clark Corporation
Abbott Laboratories (post-split)	McDonald’s Corporation
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
The Dow Chemical Company	PepsiCo, Inc.
E.I. DuPont de Numours and Company	Pfizer Inc.
General Mills, Inc.	Philip Morris International
Group Danone	The Procter & Gamble Company
H.J. Heinz Company	Unilever N.V.
Johnson & Johnson	United Parcel Service, Inc.
Kellogg Company

Competitive Positioning

Generally, in determining appropriate compensation levels for our NEOs, the Committee reviews compensation levels for similarly situated executives at companies in the Compensation Survey Group. Aon Hewitt provides that compensation data. At the request of the Committee, CAP reviews and evaluates the data that Aon Hewitt provides.

The Committee’s compensation philosophy is to target total direct compensation, including base salary and annual and long-term incentives, at or near the median of the Compensation Survey Group. Company performance and individual performance will determine whether actual pay received is above or below the Compensation Survey Group median. For 2012, the Committee, using the Pre Spin-Off Compensation Survey Group, targeted a size-adjusted median since the Company’s revenues were significantly greater than the median of our peer group. Following the Spin-Off, however, our revenues now approximate the median of the Post Spin-Off Compensation Survey Group and the Committee can therefore use the nominal median to position named executive officer compensation without size-adjusting the data. In general, the target total compensation for the Pre Spin-Off Compensation Survey Group does not differ significantly from the target total compensation for the Post Spin-Off Compensation Survey Group.

Composition and Purpose of the Performance Peer Group

The Committee uses a performance peer group to analyze the linkage between pay and performance and to determine the Company’s relative TSR ranking for the LTIP (see discussion below under “Long-Term Incentives” for a description of how each outstanding performance cycle was treated upon the Spin-Off). Prior to the Spin-Off, the companies in our Performance Peer Group (the “Pre Spin-Off Performance Peer Group”) were considered to be our market competitors or had been selected primarily on the basis of industry. The Pre Spin-Off Performance Peer Group included the following companies:

Pre Spin-Off Performance Peer Group
Campbell Soup Company	The Hershey Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	Sara Lee Corp.
H.J. Heinz Company	Unilever N.V.

In anticipation of the Spin-Off, the Committee reviewed our Pre Spin-Off Performance Peer Group and determined that adjustments were appropriate following the Spin-Off. The Committee removed those companies with a primary focus similar to our North America grocery business and companies whose revenue significantly decreased following divestitures such that they were no longer good points of comparison. The Committee added global, top-tier, high growth consumer products companies. The Committee then approved a new 12-company Performance Peer Group (the “Post Spin-Off Performance Peer Group”). The Committee’s independent compensation consultant, Compensation Advisory Partners, also provided independent analysis and advice regarding the Post Spin-Off Performance Peer Group. The historical P/E multiples and growth rates, on average, for the companies in the revised peer group are higher than the companies in the Pre Spin-Off Performance Peer Group and better reflecting our focus on high growth markets and categories.

There is substantial overlap (10 of the 12 companies) between the Post Spin-Off Performance Peer Group and the Post Spin-Off Compensation Survey Group. The main difference between them is that the Post Spin-Off Performance Peer Group companies are primarily food and non-alcoholic beverage companies (9 of the 12 companies in the Performance Peer Group versus 8 of the 21 companies in the Compensation Survey Group) and are included regardless of revenue size or market capitalization.

In considering performance measures for the LTIP, the Committee believes that our financial performance should be compared to a group of primarily food and non-alcoholic beverage companies as our shareholders are likely comparing our financial performance to a similar group of companies when making investment decisions. The Committee believes that this group is less relevant when comparing compensation levels for certain executive positions due to our larger size and complexity relative to several companies included in this group.

Post Spin-Off Performance Peer Group
Campbell Soup Company	The Hershey Company
The Coca-Cola Company	Kellogg Company
Colgate-Palmolive Company	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Groupe Danone	The Procter & Gamble Company
H.J. Heinz Company	Unilever N.V.

Overall Pay Mix

The chart below shows the total compensation mix, on average, for our CEO and other NEOs, based on target awards in 2012, compared with the average of the Compensation Survey Group. Our mix is well–aligned to the mix paid by companies in the Compensation Survey Group. In the case of our CEO, the incentive mix is slightly more weighted towards long-term incentives and less weighted in annual incentives compared to the Compensation Survey Group, consistent with our focus on delivering top-tier sustainable performance over the long-term.

Overview of 2012 Compensation Program

The following table summarizes the elements and program objectives of our 2012 compensation program for executive officers, including NEOs.

Program	Description	Program Objective
Annual Cash Compensation

Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities.	• Retention and attraction • Drive top-tier performance – Individual contribution

Annual Cash Incentive Program	Annual incentive with target award amounts for each executive officer. Actual cash awards may be higher or lower than target, based on business and individual performance.	• Drive top-tier performance – Across entire organization – Within business units – Individual contribution

Long-Term/Stock-Based Incentive Compensation

Performance Shares or LTIP

•   Long-term incentive with target award amounts are established for each executive officer. Actual awards are linked to achievement of three-year Mondelēz International goals and can be 0% – 200% of target, based on our performance. Payout will be in Mondelēz International common stock following the end of the three-year program.

•   No dividends or dividend equivalents are paid or earned on unvested performance shares granted prior to 2013. For performance shares granted beginning with the 2013-2015 performance cycle, dividend equivalents will accrue during the performance period and be paid in cash only if and when shares are delivered (i.e., after performance criteria have been satisfied).

• Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Stock ownership/alignment to shareholders • Retention

Non-Qualified Stock Options	Each executive officer has a grant opportunity based upon 1) his or her role, long-term performance and 2) potential for advancement. Non-Qualified Stock Options vest one-third each year over three years.

•   Drive top-tier performance

–    Long-term individual contribution

–    Recognize advancement potential

•   Stock ownership/alignment to shareholders

•   Realized value linked entirely to stock price appreciation

•   Retention

Program	Description	Program Objective
Restricted Stock	Each executive officer has a grant opportunity based upon 1) his or her role, long-term performance and 2) potential for advancement. Restricted stock vests three years after the grant date.	• Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Stock ownership/alignment to shareholders • Retention
Executive Benefits

Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retention and attraction • Provide opportunity for future financial security

Executive Perquisites	Market-consistent program that is generally limited to a car allowance, financial counseling, and, for the CEO only, personal use of Mondelēz International’s aircraft.	• Retention and attraction • Supports personal financial planning needs • Security of CEO

Post-Termination Benefits

Defined Benefit Program (i.e. Pension)	Generally, provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual cash incentive award) at the conclusion of an executive officer’s career. This program is not offered to any U.S. employees hired on or after January 1, 2009 and for employees who are participating, no additional accruals will be made after 2019.	• Retention • Attraction • Provide financial security to long-term service executive officers in retirement

Defined Contribution Program (i.e. 401(k) Savings)	Program under which U.S. executive officers’ contributions are matched up to a limit. Account balances are typically payable at the conclusion of an executive officer’s career. The Company enhanced this program for U.S. employees hired on or after January 1, 2009 who are not eligible for the defined benefit program described above.	• Retention • Attraction • Provide opportunity for financial security in retirement • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements

Change in Control Plan	Executive separation program that provides for enhanced benefits in the event of an executive officer’s termination following a defined Mondelēz International change in control.	• Retention • Focus on delivering top-tier shareholder value in periods of uncertainty • Supports effective transition

Program	Description	Program Objective
Other Benefits
Other Benefits	Health, welfare and other benefits.	• Retention • Attraction • Promote executive health

Elements of Executive Compensation

Each element of the compensation program is described below and individual compensation decisions are discussed under “Compensation Paid to Named Executive Officers in 2012.”

Base Salary

Base salary is the principal “fixed” element of executive compensation. In setting base salary levels for NEOs, the Committee generally targets base salary to be at or near the median of the Compensation Survey Group based on the corresponding executive role. The Committee does also consider a number of other factors when reviewing and setting base salaries for NEOs including: Company performance and the NEO’s individual performance, level of responsibility, potential to assume roles with greater responsibility, and experience. The Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers. Base salaries for NEOs for 2012 were generally at or below the median of comparable roles at companies comprising the Compensation Survey Group.

Annual Cash Incentive Program

Overview

The Annual Cash Incentive Program (“Program”) is designed to motivate our employees, including our NEOs, to help us reach our annual financial and strategy goals and to reward them for their contributions toward achieving those goals. The Committee determines each NEO’s target and maximum annual incentive opportunity at the beginning of the performance year, and the amount actually awarded under the Program is based on the financial results achieved during the year and the NEO’s contribution towards achieving those results.

Program Award Formula

The formula shown below was used to determine actual awards under the Program for our employees, including our NEOs for 2012 performance. Other than base salary, which is discussed above, each element of this formula is discussed below.

Base Salary as of December 31, 2012	x	Target Annual Incentive Opportunity (% of Base Salary)	x	Business Unit Rating (0% - 180%)	x	Individual Performance Assessment (0% - 180%)	=	Actual Program Award (Maximum capped at 250% of target)

Award Formula Element	Explanation of Key Provisions
Target Annual Incentive Opportunity	• Target percentage of base salary reflects the NEO’s role and responsibilities. • Individual targets under the Program, as a percentage of base salary, for our NEOs for 2012 were as follows:

Mondelēz International:

Ms. Rosenfeld	Mr. Brearton	Mr. Cofer	Mr. Khosla	Ms. West
150%	90%	80%	82.5%(1)	80%

(1)	80% effective 1/1/12 – 9/30/12 and 90% effective 10/1/12 – 12/31/12

Former Executives:

Mr. Cahill	Mr. Vernon
100%	100%

2012 Business Unit Ratings	• Ratings range from 0% to 180%. • The Committee approved the following financial measures to assess business performance:
	Measure	Weighting
	Organic Net Revenue Growth	40%
	Defined Operating Income	40%
	Defined Free Cash Flow	20%

•    The Committee chose these measures because of their high correlation to TSR. These measures reinforce the importance of driving both top-line and bottom-line performance while generating positive cash flow.

•    In establishing the performance standards under the Program for 2012, the Committee determined that a business unit rating of 100% would result in target performance having been achieved. Where actual performance exceeds target performance, the actual business unit rating would exceed 100%, and where actual performance does not achieve target performance, the actual business unit rating would be less than 100%.

Award Formula Element	Explanation of Key Provisions

•   The Committee weighted the business unit ratings under the Program for Messrs. Khosla and Cofer for 2012 as follows: 30% of the business unit rating would be based on their respective business unit’s rating and 70% would be based on the weighted average Company’s Pre-Spin-Off/Post-Spin-Off rating. The Committee structured their performance standards in this manner to promote both “line-of-sight” accountability, as well as to reinforce the importance of collaboration across the enterprise. Business unit ratings for our other NEOs were aligned 100% to the weighted average the Company’s Pre-Spin-Off period and Post-Spin-Off period rating.

Individual Performance Ratings

•   Ratings range from 0% to 180%.

•   Ms. Rosenfeld provided the Committee with an individual performance assessment for each of her direct reports, including our other NEOs. The Committee reviewed and discussed her recommendations, taking into account the various factors within the criteria, to determine each direct report’s individual performance rating.

•   Specifically, in assessing individual performance in the context of making executive compensation decisions, Ms. Rosenfeld and the Committee considered the executive officer’s contributions to our overall performance and individual performance relative to individual objectives established at the beginning of the performance cycle.

•   Individual ratings and range of payouts for 2012 were:

Individual Performance Ratings	Incentive Payout Range as a Percent of Target
Outstanding	140% – 180%
Exceeded Expectations	115% – 135%
Achieved Expectations	90% – 110%
Partially Met Expectations	40% – 80%
Below Expectations	0%

•   For its 2012 review, the Committee took into account the following factors in determining the individual performance assessments for our NEOs: contributions to the organization such as operational efficiency, leadership, quality of financial results, talent management and diversity of employees. These factors are described in greater detail below in “Compensation Paid to Named Executive Officers in 2012.”

2012 Business Unit Ratings

The 2012 Business Unit Rating for the Company under the Program was based on our performance both Pre Spin-Off and Post Spin-Off.

The following are our 2012 financial targets and actual results under the Program that the Committee considered in determining awards for our NEOs:

Key Financial Metrics	Weighting	Mondelēz International
		Threshold	Target	Maximum	2012 Actual	Performance Rating
Organic Net Revenue Growth	40%	2.8%	5.3%	7.8%	3.9%	72%
Defined Operating Income	40%	$7,067	$7,439	$7,811	$7,197	66%
Defined Free Cash Flow	20%	$1,964	$2,310	$2,888	$3,463	180%
Actual Rating						91%

The following are the targets, actual results and overall business unit ratings that the Committee considered in determining the 2012 awards for Mr. Cofer (responsible for our European operations) and Mr. Khosla (responsible for our Developing Market operations) under the Program:

Key Financial Metrics	Weighting	Europe			Developing Markets
		Target	2012 Actual	Performance Rating	Target	2012 Actual	Performance Rating
Organic Net Revenue Growth	40%	2.6%	2.3%	94%	12.0%	7.0%	0%
Defined Segment Operating Income	40%	$1,768	$1,748	84%	$2,466	$2,323	60%
Defined Free Cash Flow	20%	$949	$1,078	132%	$782	$1,244	180%
Actual Business Unit Rating				98%			60%

As discussed above, in evaluating our NEOs’ performance for 2012 to determine awards under the Program, the Committee used a performance rating methodology which considered our Pre Spin-Off and our Post Spin-Off performance targets and actual results. Because the business unit rating measures performance quantitatively against three key internal measures, the Committee retained discretionary authority to adjust the actual business rating (up or down) by as much as 25 percentage points to recognize factors which are more subjective and therefore less quantifiable—such as how well we performed based on innovation, portfolio management, talent management and the quality of our results. The Committee did not exercise its discretion to modify the business ratings in determining awards under the Program for 2012.

While we report our financial results in accordance with U.S. GAAP, our financial targets under our incentive programs, including the Program, are based on non-GAAP financial measures. The adjustments to the related GAAP measure and our reasons for using these measures are described in the chart below. (See Exhibit A on page A-1 for additional information.)

Measure	Definition/Adjustment to GAAP measure	Rationale
Organic Net Revenue Growth(1)

Net revenues, excluding the impact of acquisitions, divestitures, accounting calendar changes, Integration Program costs and currency rate fluctuations (calculated based on prior year rates). Integration Program costs are defined as the costs associated with combining Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition

Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s)
Defined Operating Income(2)

Operating income, excluding the impact of divestitures (both operating income from divested businesses and the net gain/(loss) on divestitures), Integration Program costs, acquisition-related costs, costs incurred for the 2012-2014 Restructuring Program, Spin-Off Costs and currency rate fluctuations (calculated based on 2012 plan rates)

Indicator of overall business trends and performance, based on what business leaders can control
Defined Segment Operating Income(3)

Segment operating income,(4) excluding the operating income from divested businesses, Integration Program costs, acquisition-related costs, costs incurred for the 2012-2014 Restructuring Program, Spin-Off Costs and currency rate fluctuations (calculated based on 2012 plan rates)

Indicator of trends and performance for business segments, based on what business units can control

Measure	Definition/Adjustment to GAAP measure	Rationale
Defined Free Cash Flow

Cash flow from operations less capital expenditures adding back voluntary pension contributions and cash payments (net of tax benefits) associated with Spin-Off Costs and 2012-2014 Restructuring Program expenditures

Reflects Mondelēz International’s financial liquidity, working capital efficiency and financial health

(1)	For Mondelēz International, we measure Organic Net Revenue Growth based on our reported results for the first nine months of 2012, including the Kraft Foods Group Discontinued Operation, and our reported results for the last three months of 2012, which reflect our results of continuing operations and exclude the results of Kraft Foods Group which was divested on October 1, 2012. For North America, we measure Organic Net Revenue growth based on our reported U.S. Snacks results for the first nine months of 2012 combined with the results of our North America region (including our snacks and foodservice businesses in the U.S. and Canada) for the last three months of 2012.

(2)	For Mondelēz International, we measure Defined Operating Income based on our reported results for the first nine months of 2012, including the Kraft Foods Group Discontinued Operation, and our reported results for the last three months of 2012 which reflect our results of continuing operations and exclude the results of Kraft Foods Group which was divested on October 1, 2012.

(3)	For North America, we measure Defined Segment Operating Income based on our reported U.S. Snacks results for the first nine months of 2012 combined with the results of our North America region (including our snacks and foodservice businesses in the U.S. and Canada) for the last three months of 2012.

(4)	Segment operating income is a measure of Operating Income by Segment and excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), certain components of our U.S. pension plan cost (which are a component of cost of sales and selling, general and administrative expenses), general corporate expenses (which are a component of selling, general and administrative expenses), net gain/(loss) on divestitures, acquisition-related costs (which are a component of selling, general and administrative expenses) and amortization of intangibles for all periods presented.

Long-Term Incentives

Long-term incentive equity grants are designed to align the interests of our executive officers with those of our shareholders. For 2012, the Committee determined that the appropriate mix of grants in our long-term incentive program for senior management, including our NEOs, was 50% performance shares, 25% non-qualified stock options and 25% restricted stock. The same mix has been used since 2008.

Equity Grants – Non-Qualified Stock Options and Restricted Stock

With the objective of aligning the interests of our executives and our shareholders, historically the Committee has granted non-qualified stock options (“NQSOs”) and restricted stock on an annual basis. In 2012, the Committee intended the value delivered in restricted stock be equal to the value delivered in NQSOs. To maintain this balance, based on Black-Scholes valuation, the Committee continued to use a ratio of restricted stock to NQSOs of one to six in 2012. The Committee maintained this equity mix because it balanced the retention value of restricted stock with the performance aspect of NQSOs. To help retain valued executives, restricted stock grants do not vest until three years after the grant date. The NQSOs vest one-third each year over three years. For non-U.S. employees, the Company grants deferred stock units instead of restricted stock, which have the same three year vesting schedule as restricted stock. Dividends are paid on unvested restricted stock and dividend equivalents are paid on deferred stock units at the same time and rate as dividends are paid on Mondelēz International common stock.

The Committee bases grant ranges on an analysis of competitive market practice, with the midpoint of the equity grant ranges, inclusive of the value of the target performance shares (see “LTIP—Performance Shares” discussion below), approximately equal to the total long-term incentive median of the Compensation Survey Group. The Committee bases its decision to grant an equity award above or below the midpoint on a qualitative review of the executive officer’s individual performance and an evaluation of such executive officer’s potential to assume roles with greater responsibility. Generally, grants are between 50% and 150% of the midpoint.

The table below shows the ranges of grant opportunities for our NEOs on the February 23, 2012 grant date.

Name	Grant Value Range (1)
	Threshold ($)	Midpoint ($)	Maximum ($)
Mondelēz International:
Ms. Rosenfeld	2,361,000	4,722,000	7,083,000
Mr. Brearton	550,000	1,100,000	1,650,000
Mr. Cofer	350,000	700,000	1,050,000
Mr. Khosla	550,000	1,100,000	1,650,000
Ms. West	350,000	700,000	1,050,000
Former Executives:
Mr. Cahill (2)	—	—	—
Mr. Vernon (3)	—	—	—

(1)	The ranges above include threshold to maximum grant values for these positions. The Committee may also make a grant below the threshold.

(2)	As Executive Chairman, Kraft Foods North America, Mr. Cahill was not eligible for the annual equity grant made on February 23, 2012. On his hire date, January 2, 2012, Mr. Cahill received $3,375,000 in restricted stock units vesting on January 2, 2015 and $1,125,000 in non-qualified stock options vesting 33% on January 2, 2013, 33% on January 2, 2014 and 34% on January 2, 2015.

(3)	Mr. Vernon’s award was granted in recognition of his future role as CEO of Kraft Foods Group.

All equity grants to our NEOs in 2012 approved by the Committee were within the respective ranges presented above.

Actual equity grants made in 2012 are presented in this Proxy Statement in the 2012 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

The date for annual restricted stock and NQSO grants is pre-set on the scheduled date of the Committee meeting immediately following the release of our annual financial results. The exercise price for NQSOs is determined on the date the Committee approves the grants and is the average of the high and low trading prices on that date.

Treatment of Restricted Stock and NQSOs upon Spin-Off

In connection with the Spin-Off, executives’ outstanding NQSOs and/or restricted shares were treated the same as Company shares with respect to the issuance of equivalent interests in Kraft Foods

Group equity. All terms of the outstanding NQSOs and restricted shares, including all vesting requirements, remained the same.

Restricted Stock: For every three restricted shares held, executives received one Kraft Foods Group restricted share.

NQSOs: In addition to their Company NQSOs, executives received NQSOs for Kraft Foods Group intended to maintain the intrinsic value of their NQSOs as of the Spin-Off.

Special CEO Equity Grant

On December 19, 2012, the Committee granted Ms. Rosenfeld a special equity grant valued at approximately $10,000,000. The value of the award was based on the Committee’s review of other special awards granted to other chief executive officers after major corporate transformations. Although our Company’s transformation was unique to us, the special awards granted to other Chief Executive Officers were instructive in determining the amount and design of her grant. The number of restricted shares and performance-contingent restricted stock units granted was calculated based on the intended value of the grant and the Fair Market Value (average of the high and low stock price on the date of grant) of $25.935.

The Committee intended the grant to reward Ms. Rosenfeld for:

•	Delivering top-tier performance during her tenure as CEO since 2006,

•	Identifying and executing numerous transformational initiatives benefitting shareholders – including the 2012 Spin-Off of Kraft Foods Group to shareholders,

•	Positioning the Company to deliver sustainable top-tier shareholder returns into the future and

•	Continuing to lead the Company in the future.

With the advice of its independent consultant, the Committee structured the grant (in size and terms) to ensure that Ms. Rosenfeld continues as the Company’s CEO well into the future while further incenting her to continue delivering top-tier returns in the coming years. The award reflects the Board’s confidence in Ms. Rosenfeld’s ability to successfully lead the Company following the Spin-Off and ensure that a long-term management development and senior leadership succession plan is in place.

To accomplish these objectives; the grant has two component elements:

•	Time-Based Restricted stock—Valued at approximately $2,000,000 (20% of grant). The stock vests after three years.

•

Performance-contingent restricted stock units (“RSUs”)—Valued at approximately $8,000,000 (80% of grant). Specific numbers of units vest when the Company’s closing price maintains an average at or above the following thresholds for a minimum period of ten consecutive trading days. See chart below for additional detail.

% of Award Vesting	# of RSUs Vesting	% Stock Price Appreciation from FMV on Grant Date	Required Closing Price for Minimum of 10 Consecutive Trading Days
25%	77,116	20%	$31.12
37.5%	115,674	30%	$33.72
37.5%	115,674	40%	$36.31

Each unit represents a contingent right to receive one share of the Company’s common stock. Except in case of death, disability or change in control where Ms. Rosenfeld is not retained as CEO or Company shares are not convertible into the acquiring entity’s share, Ms. Rosenfeld will not receive any award of Company common stock in connection with the performance contingent grant prior to

December 19, 2015 (the three-year anniversary of the grant date). Ms. Rosenfeld will forfeit the applicable portion of the RSUs if the share price hurdle for the applicable tranche of RSUs has not been satisfied prior to the earlier of: 1) December 19, 2018 (the six-year anniversary of the grant date) or, 2) one-year following Ms. Rosenfeld’s retirement as CEO. She will also forfeit any unvested units as of the date she is removed involuntarily as CEO. Further, Ms. Rosenfeld will forfeit any rights to Company stock in connection with this grant if she voluntarily leaves her position as CEO prior to December 31, 2014, even if share price hurdles have been satisfied for any portion of the RSUs. If the share price hurdle for the third tranche of RSUs is satisfied, Ms. Rosenfeld is required to hold the net shares awarded for at least one year following her leaving the role of CEO.

Special Equity Grant to Select Executives to Recognize Successful Execution of Spin-Off

On November 13, 2012, the Committee approved special one-time equity grants to certain select executives to recognize their leadership roles in the success of the Spin-Off. Two of our NEOs received special equity grants:

•	David Brearton received 28,970 shares of restricted stock

•	Mary Beth West received 19,310 shares of restricted stock

The restrictions on the shares lapse on November 13, 2014, as long as Ms. West and Mr. Brearton continue to be active employees of the Company.

Long-Term Incentive Plan – Performance Shares

The Committee designed the LTIP to motivate executive officers to achieve long-term financial goals and top-tier shareholder returns. The Committee sets performance goals for a three year period relating to a grant. The grant made in 2012 is for the three year period ending December 31, 2014. At the end of the three year period, the Committee will only award Company shares if we meet or exceed performance thresholds set at the beginning of the cycle. The number of shares awarded to an executive officer will depend on the achievement of key internal financial measures and total shareholder return results relative to our Performance Peer Group. No individual performance factor is used in the calculation, and no dividends or dividend equivalents are paid or earned on unvested performance shares for grants made prior to 2013. For the grant made in early 2013 for the 2013-2015 performance cycle, the Committee will award dividend equivalents on shares earned for the performance cycle. Any dividend equivalents will accrue during the performance period and be paid out in cash as of the award date for the performance cycle—which generally occurs in the first quarter following the end of the performance cycle, provided shares are awarded.

The Committee uses the following formula to determine actual awards for participants, including our NEOs. Other than base salary, each element of this formula is discussed below.

Base Salary at Beginning of Performance Cycle	x	Target Incentive Opportunity (% of Base Salary) (Target number of shares established)	x	Business Performance Rating (0% – 200% of target shares)	=	Actual LTIP Award (in shares)

Treatment of Performance Share Units upon Spin-Off

In order to avoid decreasing the value of participants’ LTIP performance share units solely as the result of the Spin-Off, the number of unvested target performance share units allocated to each LTIP participant for the 2010 – 2012, 2011 – 2013 and 2012 – 2014 performance cycles was adjusted by a conversion ratio of 1.5266. This adjustment reflects that participants did not receive any interest in Kraft Foods Group with respect to their performance share units in the LTIP.

2012 – 2014 LTIP Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Incentive Opportunity	• Each LTIP participant was assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target award levels for the NEOs as of January 1, 2012 were:

Mondelēz International:

Ms. Rosenfeld	Mr. Brearton	Mr. Cofer	Mr. Khosla	Ms. West
325%	170%	130%	130%	130%

Former Executives:

Mr. Cahill	Mr. Vernon
0%(1)	235%

(1)	As Executive Chairman, Kraft Foods North America, Mr. Cahill was not eligible for a LTIP performance share grant.

•   Target amounts were converted to performance share units at the beginning of the cycle. Actual shares awarded can range from 0% to 200% of target shares at the end of the performance cycle based on the business performance rating.

Business Performance Rating	• Rating ranges from 0% to 200%. • Performance measures are:
	Measure	Weighting
	Organic Net Revenue Growth(1)	25%
	Operating EPS Growth(2)	25%
	Annualized Relative Total Shareholder Return(3)	50%

While we report our financial results in accordance with U.S. GAAP, financial targets under the LTIP are based on non-GAAP financial measures. The adjustments to the related GAAP measure and our reasons for using these measures are described below.

Measure Definition	Adjustment to GAAP Measure	Rationale
Organic Net Revenue Growth(1)

Net revenues, excluding the impact of acquisitions, divestitures, accounting calendar changes, Integration Program costs and currency rate fluctuations (calculated based on prior year rates). Integration Program costs are defined as the costs associated with combining Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition.

Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).

Measure Definition	Adjustment to GAAP Measure	Rationale
Operating EPS Growth(2)	Diluted EPS attributable to Mondelēz International from continuing operations, excluding the impact of Spin-Off Costs, the 2012-2014 Restructuring Program, Integration Program, acquisition-related costs, gains / losses on divestitures, pension costs related to the obligations transferred in the Spin-Off, interest expense adjustment related to the Spin-Off transaction, operating income from divested businesses and the 2010 U.S. healthcare legislation change in prior periods.	Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).

(1)	For Mondelēz International, we measure Organic Net Revenue Growth based on our reported results for the first nine months of 2012, including the Kraft Foods Group Discontinued Operation, and our reported results for the last three months of 2012, which reflect our results of continuing operations and exclude the results of Kraft Foods Group which was divested on October 1, 2012.

(2)	For Mondelēz International, we measure Operating EPS Growth based on our reported results for the first nine months of 2012, including the Kraft Foods Group Discontinued Operation, and our reported results for the last three months of 2012, which reflect our results of continuing operations and exclude the results of Kraft Foods Group which was divested on October 1, 2012

(3)	Annualized Relative Total Shareholder Return is a comparison relative to the Performance Peer Group during the performance cycle. Information on the Performance Peer Group is discussed below.

•

There is no assessment or measurement of an individual’s contributions as the basis for an award under the LTIP; except where the Committee exercises its limited discretion as described below, awards under the LTIP are based solely on how we performed using the measures described above.

•

For the 2012-2014 performance cycle grant, the target objective set for Annualized Relative TSR is the median of the Performance Peer Group from 2012 to 2014. The Organic Net Revenue Growth and Operating EPS Growth targets were set relative to historical results of the Performance Peer Group.

•

To address unforeseen or unintended consequences, the Committee retains discretion to adjust the final business performance rating (up or down) by as much as 25 percentage points, allowing the Committee to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. If the Committee exercises its discretion to make a limited adjustment, we will disclose that following the conclusion of the relevant performance cycle.

•

We do not publicly disclose specific long-term incentive plan targets on a prospective basis due to potential competitive harm. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. The performance goals are designed to be challenging, and there is a risk that awards will not be made at all or will be made at less than 100% of the target amount.

•

Both our annual cash incentive program and our long-term incentive plan based awards are in part based on our Organic Net Revenue Growth, but the Committee uses a somewhat different method to measure performance for these plans. The Committee measures Organic Net Revenue Growth performance under our annual cash incentive program based on our annual operating targets. In contrast, the Committee measures Organic Net Revenue Growth under our LTIP based on our Performance Peer Group. The Committee believes that the use of these different measures focuses our executives on critical internal drivers, both in the short- and the long-term, and that the different methods for the two incentive plans, when used together, closely correlate with shareholder value.

Treatment of 2012-2014 Performance Cycle Upon Spin-Off: Any award made for the 2012 – 2014 performance cycle will be based on a weighted average performance rating that includes the Company’s performance during the Pre Spin Period (January 1, 2012 – September 30, 2012) and its performance during the Post Sppin Period (October 1, 2012 – December 31, 2014). The Committee also determined to continue using the same measures and weightings of operational goals and relative TSR goals. However, the targets have been adjusted to reflect our Post Spin-Off attributes. With regard to determining relative TSR performance, the Pre Spin-Off Performance Peer Group was used to assess results until the Spin-Off. For the Post Spin-Off Period, relative TSR performance will be assessed against the Post Spin-Off Performance Peer Group.

2011 – 2013 LTIP Performance Cycle

Treatment of 2011-2013 Performance Cycle Upon Spin-Off: Any award made for the 2011 – 2013 performance cycle will be based on a weighted average performance rating that includes the Company’s performance during the Pre Spin Period (January 1, 2011 – September 30, 2012) and its performance during the Post Spin Period (October 1, 2012 – December 31, 2013). The Committee also determined to continue using the same measures and weightings of operational goals and relative TSR goals. However, the targets have been adjusted to reflect our Post Spin-Off attributes. With regard to determining relative TSR performance, the pre-Spin-Off Performance Peer Group was used to assess results until the Spin-Off. For the Post Spin-Off Period, relative TSR performance will be assessed against the Post Spin-Off Performance Peer Group.

2010 – 2012 LTIP Performance Cycle

Each of our NEOs, with the exception of John Cahill, participated in the 2010 – 2012 LTIP. In 2010, the Committee set the performance cycle at three years; however, at the December 2011 Committee meeting, the period was shortened to 33 months (January 1, 2010 – September 30, 2012) due to the Spin-Off. Following the Spin-Off, the Committee determined that the LTIP rating for the Pre Spin-Off Period was 160%, and awarded shares based on this rating. Because the performance period was set to end within three months of the Spin-Off, the Committee truncated the performance cycle so that the award would be based solely on the Company’s performance during the 33-month Pre Spin-Off Period. The Committee applied time-based vesting for the remaining period.

Business Performance Rating and Awards for 2010-2012 Performance Cycle

The following chart reflects the key financial measures, weightings and performance standards that the Committee set for the 2010 – 2012 performance cycle. It also reflects our actual performance for the cycle and the resulting performance rating that the Committee approved for determining the final awards for the cycle.

Key Financial Measures	Weighting	2010-2012 LTIP Results
		Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth(1)	25%	3%	4%	8%	4.7%	117%
Operating EPS Growth(2)	25%	4%	8%	13%	9.1%	122%
Annualized Relative Total Shareholder Return(3)	50%	25th percentile	At median	90th percentile	93rd percentile	200%
Actual Business Performance Rating						160%

(1)	For 2010, the Committee used Combined Organic Net Revenue Growth (which captured the impact of the Cadbury acquisition). For 2011 and 2012, the Committee used Organic Net Revenue Growth.

(2)	For 2010, 2011 and 2012, the Committee modified the EPS Growth measure from Ongoing to Operating to align with the Company’s publicly communicated EPS targets.

(3)	Annualized Relative TSR is based on the Company’s pre-Spin-Off Performance Peer Group. TSR is through September 30, 2012.

In evaluating our performance for the cycle, the Committee determined that we exceeded our targets for Organic Net Revenue Growth and Operating EPS Growth. Our TSR for the performance cycle significantly exceeded our target. Because the Committee determined that the performance rating for the performance cycle comported with its overall evaluation of our performance and economic conditions, the Committee did not exercise its discretion to adjust the final performance ratings.

Based on target awards as a percent of salary and the business performance rating of 160% of target, the chart below shows the share awards (before taxes) for each of our NEOs.

Name	Target Award	Actual Award (MDLZ Shares(1))	Award Value (2) ($)
Ms. Rosenfeld	310% of salary	407,381	11,011,508
Mr. Brearton	85% of salary	37,250	1,006,868
Mr. Cofer	85% of salary	30,410	821,982
Mr. Khosla	130% of salary	83,684	2,261,979
Ms. West	85% of salary	34,196	924,318

(1) Represents converted number of shares as discussed under “Treatment of Performance Shares upon Spin-Off.”

(2) Award value is based on the $27.03 closing stock price on the vest date.

As Executive Chairman, Kraft Foods North America and due to the date of his hiring, Mr. Cahill was not eligible for a LTIP performance share award.

Mr. Vernon is no longer employed by the Company following the Spin-Off, and therefore, did not receive an award under our 2010-2012 LTIP.

Requiring Stock Ownership

To further align the interests of our senior management (approximately 150 executives), including our NEOs, with those of our shareholders, and to incent the executives to focus on shareholder interests, the Committee requires each executive to acquire and hold a significant amount of our common stock. The following chart summarizes our stock ownership and holding requirements. Our stock ownership requirements are comparable to, or are more stringent than, stock ownership requirements than the majority of our Compensation Survey Group, and we monitor compliance with these levels regularly.

Stock Ownership/Holding Requirement	Explanation of Key Provisions

Ownership Requirement	• Eight times salary for CEO; four times salary for other NEOs. • All Named Executive Officers who were executive officers as of March 1, 2013 satisfy these requirements.

Time to Meet Requirements

•     Five years from employment date or three years from promotion to executive level subject to requirements.

•     Given dilution in ownership levels of Mondelēz International as a result of the Spin-Off, executives will have a period of no less than three additional years from October 1, 2012, to attain the required stock ownership level in Mondelēz International.

•     CEO may take further action as she deems appropriate if an executive does not meet the required ownership.

Shares Included As Ownership

•     Mondelēz International common stock, including sole ownership, direct purchase plan shares, restricted shares and accounts over which the executive has direct or indirect ownership or control.

•     Excludes unexercised Mondelēz International stock options and performance-based share units.

Holding Requirements

•     Our NEOs are required to hold 100% of all shares acquired from stock option exercises and restricted stock and performance shares awarded, net of shares withheld for taxes or payment of exercise price, until they meet stock ownership guidelines.

•     Once an NEO meets stock ownership requirements, the NEO is required to hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or restricted stock or LTIP performance share award vests.

Special Holding Requirements Following Spin-Off

For the first full year after the Spin-Off, our continuing NEOs have agreed to hold 100% of net Kraft Foods Group shares acquired through stock option exercises or the vesting of restricted stock awards.

Voluntary Non-Qualified Deferred Compensation

U.S. Deferred Compensation Plan

In 2012, certain U.S. senior management (approximately 80 employees), including our NEOs, were eligible for the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group and is provided for retention and recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. The amounts deferred may be invested among eight notional investment options under the plan.

U.S. Supplemental Benefits Plan

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits which are not able to be provided under the tax-qualified Mondelēz Global LLC Retirement Plan (“Retirement Plan”) or Mondelēz Global LLC Thrift Plan (“Thrift Plan”) due to an employee’s compensation exceeding the tax-qualified plan compensation limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee’s election to defer compensation under the MEDCP or under the Supplemental Plan, or a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

Perquisites

Our NEOs receive limited perquisites, including a car allowance, a financial counseling allowance and, for the CEO only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. This allows Ms. Rosenfeld to be more productive and efficient when she travels. Taxes on all perquisites are the sole responsibility of the NEO. The types and total costs of perquisites we offer are similar to the types and costs offered within the Compensation Survey Group. The Committee believes that these perquisites are important for retention and recruitment purposes. Specific executive officer perquisites are listed in the footnotes to the 2012 Summary Compensation Table under “Executive Compensation Tables.”

Post-Termination Compensation

Post-termination compensation consists of both separation pay and retirement benefits. We do not have employment agreements with any of our NEOs as these individuals, including Ms. Rosenfeld, are “at will” employees.

Change in Control Plan

We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in the Compensation Survey Group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our NEOs, would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause following a change in control. Under the CIC Plan, restricted stock and stock options only vest upon a change in control if the participant is terminated without cause or resigns for good reason within two years following the change in control or if the acquiring entity does not assume the awards (“double trigger”). In 2009, we eliminated the excise tax gross up for all executives who first become eligible to participate in the CIC Plan after December 31, 2009. In 2012, the CIC Plan was amended to eliminate excise tax gross-ups for all participants effective January 1, 2013—even those who had first become eligible to participate in the CIC Plan before January 1, 2010.

The Spin-Off did not constitute a Change in Control for purposes of any benefit plan maintained by the Company or any of our subsidiaries or affiliates.

The severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

We do not have individual severance or employment agreements with any of our NEOs. We do maintain a broad-based severance plan in the United States that provides for certain severance payments in the event of job elimination or a workforce reduction. Similar plans are generally available in other countries where we have employees. The plans facilitate recruitment and retention, as most of the companies in the Compensation Survey Group offer similar benefits to their executives. The severance arrangements and other benefits provided for under these severance plans are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Retirement Benefits

All of our NEOs are eligible for U.S. employee benefit plans. The sponsor of the employee benefits plans covering our NEOs is Mondelēz Global LLC, a wholly owned subsidiary of Mondelēz International, Inc. which is our operating company in the U.S. In the U.S., employees hired on or after January 1, 2009 are not eligible to participate in the Retirement Plan or the defined benefit portion of the Supplemental Plan. U.S. employees hired on or after January 1, 2009, are eligible to receive an enhanced defined contribution benefit under the Thrift Plan. Based on the significant cost volatility associated with continuing a defined benefit pension plan, the Retirement Plan was closed to new participants after December 31, 2008. In addition, accruals under the Retirement Plan for current participants will cease after 2019. We provide Ms. Rosenfeld with an enhanced pension benefit that credits her pension service for the period of time that she was not employed by us between 2004 and 2006. We provided this enhanced pension benefit to Ms. Rosenfeld because she forfeited her right to a pension benefit at her previous employer when she rejoined our employment. This benefit was part of a broader incentive program to help encourage her to return to become our CEO. Additional details of this benefit are presented in the 2012 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables.”

The Committee believes that the U.S. tax-qualified Retirement Plan, Thrift Plan and the non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The supplemental defined contribution program is important because it encourages executive officers, including our NEOs, to save for retirement. The Committee believes that our NEOs should be able to defer the same percentage of their compensation, and receive the corresponding notional matching contributions, as all other employees, without regard to the compensation limit established by the Code, for tax-qualified plan contributions.

Compensation Paid to Named Executive Officers in 2012

Overview

There are no material differences in compensation policies with respect to each NEO. We designed each of our NEO’s target compensation levels to be at or near the Compensation Survey Group’s size-adjusted median (or median in 2012). Actual compensation will be dependent on both business and individual performance in any given year.

Below are the specific compensation actions for each of our NEOs in 2012.

Ms. Rosenfeld

Base Salary Increase

Ms. Rosenfeld did not receive a base salary increase in 2012.

Actual Annual Cash Program Award

The Committee determined Ms. Rosenfeld’s annual cash incentive award for 2012 in accordance with the 2012 Annual Cash Incentive Program. Based on our performance relative to target (business unit rating of 91%) and Ms. Rosenfeld’s individual performance, Ms. Rosenfeld’s actual annual incentive award was 91% of her target in 2012. For 2012, the Committee considered the following factors in determining Ms. Rosenfeld’s individual performance assessment:

•

Delivered solid financial performance relative to peers and in aggregate slightly below targets in the Annual Cash Incentive Program. Financial performance was 91% relative to target as discussed under “– Elements of Executive Compensation – Annual Cash Incentive Program—2012 Business Unit Ratings” above.

•	Delivered above target performance on key strategic initiatives as evidenced by the following:

–	Operating Income margin improvement above peer average for second year in a row.

–	Improved our innovation pipeline. New product development represents 13% of revenue (increase from 12% in 2011).

–	Delivered Cadbury integration savings of approximately $800 million, exceeding the original $750 million target. On track to deliver $1 billion revenue synergies by the end of 2013.

–	Executed Spin-Off, including operational and system components, with two fully functioning, stand-alone organizations as of October 1, 2012.

•	Finalized two strong public company leadership teams for Mondelēz International and Kraft Foods Group.

•

Effectively collaborated with the Governance, Nominating and Public Affairs Committee and full Board to define the diverse skills and experience needed for the two new Boards (Kraft Foods Group, Inc. and Mondelēz International, Inc.); to identify, recruit and orient 11 outstanding new directors; to allocate the talent of our Pre Spin-Off independent directors between the two boards in a way as to provide both continuity and fresh perspectives; to develop and document committee and leadership structures appropriate to each company.

Equity Grant (Stock Options and Restricted Stock)

As part of our annual equity grant program, on February 23, 2012 the Committee granted Ms. Rosenfeld 87,000 shares of restricted stock and 521,950 non-qualified stock options (combined value on grant date of $6,611,000). This equity grant along with the 2012 – 2014 LTIP opportunity is above the size-adjusted median of our Pre Spin-Off Compensation Survey Group and above the median of our Post Spin-Off Compensation Survey Group. As discussed under “Long-Term Incentives”, on December 19, 2012 the Committee granted Ms. Rosenfeld a special equity award of 77,116 restricted stock shares and 308,464 performance-contingent restricted stock units.

2010-2012 LTIP

Applying the 160% rating for the 2010-2012 LTIP performance cycle, Ms. Rosenfeld was awarded 407,381 shares of Company common stock.

Defined Benefit Accrual

The present value of Ms. Rosenfeld’s retirement benefit increased as measured at the end of 2012. The factors leading to the increase over 2011 were/are as follows:

•	Decrease in applicable discount rate—$3.9 million;

•	Increase in final average pay calculation—$2.1 million; and

•	Increase due to additional service—$0.8 million.

There were no changes to the terms of the plan for Ms. Rosenfeld in 2012.

Other Named Executive Officers

The chart below shows specific compensation actions for each of the other NEOs in 2012 followed by a description of these decisions:

	Salary Increase	New Salary ($)	2012 Annual Cash Incentive Program Award ($)	2012 Equity Grant (Shares)(1)	2010-2012 LTIP(2) (Shares)
Mr. Brearton	7.7%	700,000	946,000	February 23, 2012 grant	37,250
				15,800 shares of restricted stock
				94,750 non-qualified stock options
				November 13, 2012 grant
				28,970 shares of restricted stock
Mr. Cofer	33.3%	700,000	739,200	11,190 shares of deferred stock units	30,410
				67,110 non-qualified stock options
Mr. Khosla	9.3%	825,000	503,000	18,430 shares of restricted stock	83,684
				110,540 non-qualified stock options
Ms. West	0%	660,000	577,000	February 23, 2012 grant 11,850 shares of restricted stock 71,060 non-qualified stock options November 13, 2012 grant 19,310 shares of restricted stock	34,196

(1)	All shares, except those granted November 13, 2012, are Kraft Foods Inc. The November 13, 2012 shares are Mondelēz International.

(2)	Consistent with plan design, the Committee made no individual adjustments in determining the share payout.

Mr. Brearton

Base Salary Increase

Mr. Brearton’s salary increase was commensurate with Company guidelines for increases, taking into account his individual performance assessment and external market positioning. His salary is below the median of our Post Spin-Off Compensation Survey Group for chief financial executives.

Actual Annual Cash Program Award

In 2012, Mr. Brearton’s individual performance rating primarily related to his delivering solid financial results and his significant leadership role in successfully executing the Spin-Off while managing ongoing operations.

Equity Grant (Non-Qualified Stock Options and Restricted Stock)

Mr. Brearton received an annual equity grant on February 23, 2012. This equity grant, along with the 2012 – 2014 LTIP target opportunity, is below the median of our Post Spin-Off Compensation Survey Group. He received an additional equity grant on November 13, 2012 for his leadership in helping to execute the Spin-Off.

Mr. Cofer

Base Salary Increase

Mr. Cofer’s received both a merit salary increase in April 2012 and an increase on the date of the Spin-Off (October 1, 2012) to improve his market positioning. His salary is below the median of our Post Spin-Off Compensation Survey Group.

Actual Annual Cash Incentive Program Award

In 2012, Mr. Cofer’s individual performance rating primarily related to his leadership in delivering solid business results across the European region, including top-tier organic net revenue growth culminating in our 12th consecutive quarter of growth at the end of the year, despite tough European Union economic conditions.

Equity Grant (Non-Qualified Stock Options and Restricted Stock)

This equity grant, along with the 2012 – 2014 LTIP target opportunity, is below the median of our Post Spin-Off Compensation Survey Group.

International Assignment Payments

Mr. Cofer, as a U.S. expatriate, received payments in 2012 in conjunction with his international assignment based in Switzerland. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment.

Mr. Khosla

Base Salary Increase

Mr. Khosla received both a merit salary increase in April 2012 and a promotional increase at the time he assumed the role of Executive Vice President and President, Developing Markets. His salary is above the median of our Post Spin-Off Compensation Survey Group.

Actual Annual Cash Incentive Program Award

In 2012, Mr. Khosla’s individual performance rating primarily related to Developing Markets’ slower revenue growth, which was hampered by executional issues in Brazil and Russia in the third quarter.

Equity Grant (Non-Qualified Stock Options and Restricted Stock)

This equity grant, along with the 2012 – 2014 LTIP target opportunity, is at the median of our Post Spin-Off Compensation Survey Group.

Retirement

Mr. Khosla retired from Mondelēz International effective April 1, 2013. The Company has engaged him as a consultant for the balance of 2013.

On December 19, 2012, on terms approved by the Compensation Committee, we entered into an Agreement Upon Retirement and General Release (the “Agreement”) with Mr. Khosla to provide him with additional benefits following his retirement. Although we typically do not do so for similarly situated retiring employees, we provided additional benefits in consideration of Mr. Khosla’s agreement to certain restrictive covenants. Specifically, under the terms of the Agreement, Mr. Khosla receives a pro-rata 2013 Management Incentive Plan payment for the period from January 1, 2013 through March 31, 2013, based upon his individual target and the actual 2013 business unit rating. With regard to performance shares awarded under the LTIP, based upon the respective actual ratings determined by the HRCC, Mr. Khosla’s target performance shares will be adjusted to equal two-thirds of the original target shares granted for the 2011 – 2013 LTIP, and one-third of the original target shares granted for the 2012 – 2014 LTIP. Under the terms of the 2005 Mondelez International Amended and Restated Performance Incentive Plan, upon his retirement, Mr. Khosla will forfeit his unvested Mondelez International restricted stock awards, granted in 2011 and 2012. However, if Mr. Khosla complies with all of the restrictive covenants, the Company will replace the forfeited restricted stock awards with the equivalent value of deferred stock award units that vest in accordance with a specified vesting schedule. The Kraft Foods Group restricted stock awarded Mr. Khosla in 2011 and 2012 vested on March 31, 2013.

On December 19, 2012, the Company also entered into a Consulting Agreement with Mr. Khosla. Under the Consulting Agreement, Mr. Khosla will provide consulting services in the leadership development arena from April 1, 2013 to December 31, 2013. For 25 days of consulting services, we agreed to pay Mr. Khosla a monthly retainer of $13,888.89 from April 2013 to December 2013. If Mr. Khosla provides consulting services in excess of 25 days, we will pay him a daily rate of $5,000.00. We will reimburse Mr. Khosla for any reasonable expenses connected with his consulting services.

Ms. West

Base Salary Increase

Ms. West did not receive a salary increase in 2012. Her position did not have an appropriate match within the Post Spin-Off Compensation Survey Group; however, her salary is well-positioned based on her responsibilities, performance and tenure as well as other factors in comparison to her internal peers.

Actual Annual Cash Incentive Program Award

In 2012, Ms. West’s individual performance rating primarily related to her role in building stronger marketing capabilities, improving the innovation pipeline, advancing our global category model and strategies and being a key leader in forming the two new companies in connection with the Spin-Off.

Equity Grant (Non-Qualified Stock Options and Restricted Stock)

Ms. West received an annual equity grant on February 23, 2012. She received an additional equity grant on November 13, 2012 for her impact and effort in successfully executing the Spin-Off. Her position did not have an appropriate match within the Compensation Survey Group; however, her equity grants, along with the 2012-2014 LTIP target opportunity, are well-positioned based on her responsibilities, performance and tenure as well as other factors in comparison to her internal peers.

Former Executives:

	Salary Increase	New Salary ($)	2012 Equity Grant (Shares) (2)
Mr. Cahill	N/A(1)	750,000	89,710 deferred stock units 179,400 non-qualified stock options
Mr. Vernon	18.3%	900,000	27,640 shares of restricted stock 165,800 non-qualified stock options

(1)	Due to his date of hire, Mr. Cahill was not eligible for a salary increase.

(2)	Equity grants were based on our share price on the grant date. With the Spin-Off, Mr. Vernon received Kraft Foods Group equity interests in addition to his existing grant based on the same Spin-Off conversion ratio that applied generally to our shareholders. Mr. Cahill’s entire equity grant was converted into a Kraft Foods Group equity grant as of the Spin-Off based on the respective values of our share price and Kraft Foods Group’s share price as of that date. There was no change to the intrinsic value of the grant based on the conversion.

Mr. Cahill

Mr. Cahill was hired in January 2012. His base salary, as a percent of competitive CEO base salaries, is consistent with market norms and competitive with other Executive Chairmen. Mr. Cahill’s long-term incentive grant is consistent with market norms and competitive with other Executive Chairmen. In order to provide Mr. Cahill with sufficient incentive to drive business results and the opportunity to meet his stock ownership guidelines, Mr. Cahill received $4,500,000 in an equity grant on his hire date in lieu of an annual equity grant.

Mr. Vernon

Base Salary Increase

Mr. Vernon received an 18.3% increase at the beginning of 2012 in recognition of his future Chief Executive Officer role at Kraft Foods Group. The Committee also approved a further base salary increase to be effective at the Spin-Off. His new annual base salary effective October 1, 2012 was $1 million.

Equity Grant (Non-Qualified Stock Options and Restricted Stock)

This equity grant, along with the 2012 – 2014 LTIP target opportunity, is below the size-adjusted median of our Pre-Spin-Off Compensation Survey Group.

Policy on Recoupment of Executive Incentive Compensation in the Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of certain restatements of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or Committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

•	canceling some or all of the executive officer’s restricted stock or deferred stock grants and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•

prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers, and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Section 162(m) of the Code limits our ability to deduct compensation paid to certain of our NEOs (the covered employees) for tax purposes to $1.0 million annually. Covered employees include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2012, annual cash incentive program awards, stock options, restricted stock and performance shares awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible. However, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect).

We intend to qualify time-vested restricted stock awards granted to our covered employees using the performance-based compensation exemption. In February 2010, the Committee approved a formula to determine the maximum number of restricted shares awardable to the covered employees contingent upon the achievement of adjusted net earnings during a one-year performance period prior to the stock grant. Under the formula, the maximum number of restricted shares that could be granted under our 2012 annual restricted stock awards program was equal to 1.50% of our adjusted net earnings in 2011. We defined adjusted net earnings as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Committee. In addition, our Amended and Restated 2005 Performance Incentive Plan limits individual annual restricted stock grants to 1.0 million shares. In February 2012, using the adjusted net earnings formula, the Committee determined the grant value pool for the 2012 restricted stock grant grants. The maximum grant available for grant to our CEO was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered employees, subject in each instance to the maximum individual grant amount under our Amended and Restated 2005 Performance Incentive Plan.

The Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Committee decided, based on comparing salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2012. In addition, a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2012 because of other elements of their annual compensation. Specifically, to the extent that a covered employee’s compensation from a combination of base salary, restricted stock vesting proceeds not intended to be performance-based, restricted stock dividends and certain taxable perquisites exceeded $1.0 million, the excess amount was not deductible in 2012.

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

					Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Annual Incentive Awards(3) ($)	Change in Pension Value(4) ($)	All Other Compen- sation(5) ($)	Total Compen- sation ($)
Rosenfeld, Irene	2012	1,550,000	15,459,506	2,489,702	2,116,000	6,776,385	419,721	28,811,314

Chairman and Chief Executive Officer	2011 2010	1,540,712 1,503,231	7,754,472 7,394,668	1,933,709 2,095,203	4,232,000 2,130,810	6,207,428 5,812,189	276,373 351,882	21,944,694 19,287,983

Brearton, David	2012	686,539	2,477,480	451,958	946,000	1,285,510	86,825	5,934,312

Executive Vice President and Chief Financial Officer	2011	619,327	893,762	325,953	742,900	940,758	62,553	3,585,253

Cofer, Timothy	2012	590,384	1,121,230	320,115	739,200	670,573	664,455	4,105,957
Executive Vice President and President, Europe

Khosla, Sanjay	2012	793,654	1,701,370	527,276	503,000	682,960	104,834	4,313,094

Executive Vice President and President, Developing Markets	2011 2010	751,019 734,769	1,493,661 1,374,580	361,997 321,272	1,036,000 847,200	372,165 297,788	94,199 101,118	4,109,041 3,676,727

West, Mary Beth	2012	660,000	1,825,535	338,956	577,000	1,492,818	99,543	4,993,852

Executive Vice President, Chief Category and Marketing Officer	2011	657,346	1,297,769	307,699	1,050,000	819,804	71,403	4,204,021

Former Executives*

Cahill, John	2012	562,500	3,375,339	956,202	—	—	201,731	5,095,772
Former Executive Chairman, Kraft Foods North America

Vernon, W. Anthony	2012	689,635	3,207,448	790,866	—	—	183,747	4,871,696

Former Executive Vice President and President, Kraft Foods North America	2011 2010	758,081 743,462	2,016,702 1,900,236	506,803 491,266	1,167,000 409,450	— —	133,055 113,413	4,581,641 3,657,827

*	Messrs. Cahill and Vernon left Mondelēz International as a result of the Spin-Off on October 1, 2012 and continue employment with Kraft Foods Group. Therefore, the 2012 information reflects earnings and awards from January 1, 2012 through September 30, 2012.

(1)	The stock awards column includes restricted stock or deferred stock units, performance shares and, in the case of Ms. Rosenfeld, performance-contingent restricted stock units. For restricted stock and deferred stock units, the amount shown in this column represent the full grant date fair value of the stock awards granted in each year as computed in accordance with FASB ASC Topic 718. For performance-contingent restricted stock units and performance shares, the amount shown is based on the probable outcome of the performance condition as of the grant date. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statement contained in our Annual Report on Form 10K for the fiscal year ended December 31, 2012 (the “Form 10-K”). Below is a breakout of the 2012 – 2014, 2011 – 2013, and 2010 – 2012 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date). Also shown in the table below is the 2012 performance-contingent restricted stock units grant date fair value assuming performance conditions are satisfied, and the maximum value (in the case of the maximum value, the value shown is based on the maximum number of units multiplied by the stock price on the grant date).

Name	Performance Cycle	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Rosenfeld, Irene	2012 Performance-Contingent Stock Units	5,106,330	8,000,014
	2012 - 2014	5,137,608	10,075,223
	2011 - 2013	5,083,400	9,847,733
	2010 - 2012	4,621,521	9,114,527
Brearton, David	2012 - 2014	1,126,981	2,210,093
	2011 - 2013	443,312	858,799
Cofer, Timothy	2012 - 2014	696,065	1,365,035
Khosla, Sanjay	2012 - 2014	1,001,122	1,963,273
	2011 - 2013	993,372	1,924,393
	2010 - 2012	949,354	1,872,309
West, Mary Beth	2012 - 2014	875,262	1,716,453
	2011 - 2013	872,587	1,690,405
Former Executives
Cahill, John	2012 - 2014	—	—
Vernon, W. Anthony	2012 - 2014	2,157,266	4,230,555
	2011 - 2013	1,316,552	2,550,469
	2010 - 2012	1,250,011	2,465,262

(2)	The option awards column includes option awards granted in 2012, 2011 and 2010. The amounts shown in this column represent the full grant date fair value of the option awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our Form 10-K.

(3)	The amounts shown in this column represent awards paid under our Annual Cash Incentive Program. Awards are paid in March of the following plan year.

(4)	The amounts shown in this column for Mses. Rosenfeld and West and Messrs. Brearton, Khosla and Cofer represent the aggregate increase in the actuarial present value of each Named Executive Officer’s benefits under our U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. For Mr. Brearton, the amount includes benefits earned under the Canadian Pension Plan and Canadian Non Registered Pension Plan. U.S. employees hired on or after January 1, 2009, are not eligible to participate in the U.S. pension plans. Messrs. Cahill and Vernon were hired after December 31, 2008 and therefore are not eligible for a U.S. pension benefit.

(5)	The amounts shown in the “All Other Compensation” column for 2012 include the following:

						Former Executives
	I. Rosenfeld ($)	D. Brearton ($)	T. Cofer ($)	S. Khosla ($)	M. West ($)	J. Cahill ($)	W. Vernon ($)
Personal use of company aircraft(a)	133,517	—	—	—	—	—	—
Car expenses	24,124	15,000	26,298	15,000	15,093	22,500	15,000
Financial counseling allowance	1,890	7,500	750	7,500	7,500	7,500	1,650
Employer match on defined contribution plans	260,190	64,325	50,570	82,334	76,950	46,731	167,097
Tax equalization payment(b)	—	—	251,806	—	—	—	—
Payments related to expatriate assignment(b)	—	—	335,031	—	—	—	—
Annual housing and transportation allowance(c)						125,000
Total All Other Compensation	419,721	86,825	664,455	104,834	99,543	201,731	183,747

(a)	For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	Mr. Cofer, as a U.S. expatriate, received payments in 2012 in conjunction with his international assignment based in Switzerland. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment.

(c)	As part of Mr. Cahill’s offer agreement, he receives an annual allowance of $125,000 in lieu of relocation to cover housing and transportation expenses.

2012 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards at the time of grant. The awards described in the following table do not reflect the conversion of awards granted prior to the Spin-Off effective October 1, 2012. See the table entitled “Outstanding Equity Awards at Fiscal Year End” for a description of the conversion of awards that were granted prior to the Spin-Off and the number of awards outstanding on December 31, 2012.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Rosenfeld, Irene	—	AIP	2,325,000	5,812,500	—	—	—	—	—	—
	01/02/2012	Performance Shares	—	—	133,890	267,780	—	—	—	5,137,608
	02/23/2012	Restricted Shares	—	—	—	—	87,000	—	—	3,305,565
	02/23/2012	Stock Options	—	—	—	—	—	521,950	37.995	2,489,702
	12/19/2012	Restricted Shares	—	—	—	—	77,116	—	—	2,000,003
	12/19/2012	Performance Contingent Restricted Stock Units			308,464	308,464				5,016,330

Brearton, David	—	AIP	630,000	1,575,000			—	—	—	—
	01/02/2012	Performance Shares	—	—	29,370	58,740	—	—	—	1,126,981
	02/23/2012	Restricted Shares	—	—	—	—	15,800	—	—	600,321
	02/23/2012	Stock Options	—	—	—	—	—	94,750	37.995	451,958
	11/13/2012	Restricted Shares	—	—	—	—	28,970	—	—	750,178
Cofer, Timothy	—	AIP	560,000	1,400,000	—	—	—	—	—	—
	01/02/2012	Performance Shares	—	—	18,140	36,280	—	—	—	696,065
	02/23/2012	Deferred Stock Units	—	—	—	—	11,190	—	—	425,164
	02/23/2012	Stock Options	—	—	—	—	—	67,110	37.995	320,115
Khosla, Sanjay	—	AIP	682,091	1,705,228	—	—	—	—	—	—
	01/02/2012	Performance Shares	—	—	26,090	52,180	—	—	—	1,001,122
	02/23/2012	Restricted Shares	—	—	—	—	18,430	—	—	700,248
	02/23/2012	Stock Options	—	—	—	—	—	110,540	37.995	527,276

West, Mary Beth	—	AIP	528,000	1,320,000	—	—	—	—	—	—
	01/02/2012	Performance Shares	—	—	22,810	45,620	—	—	—	875,262
	02/23/2012	Restricted Shares	—	—	—	—	11,850	—	—	450,241
	02/23/2012	Stock Options			—	—	—	71,060	37.995	338,956
	11/13/2012	Restricted Shares	—	—	—	—	19,310	—	—	500,032

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards(4) ($/Share)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Grant Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)

Former Executives:

Cahill, John	—	AIP	—	—	—	—	—	—	—	—
	01/03/2012	Restricted Stock Units	—	—	—	—	89,710	—	—	3,375,339
	01/03/2012	Stock Options	—	—	—	—	—	179,400	37.625	956,202
Vernon, W. Anthony	—	AIP	—	—	—	—	—	—	—	—
	01/02/2012	Performance Shares	—	—	56,220	112,440	—	—	—	2,157,266
	02/23/2012	Restricted Shares	—	—	—	—	27,640	—	—	1,050,182
	02/23/2012	Stock Options			—	—	—	165,800	37.995	790,866

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2012 Annual Cash Incentive Program. Actual amounts under our 2012 Annual Cash Incentive Program were paid in March 2013 and are disclosed in the 2012 Summary Compensation Table. The maximum amounts are equal to 250% of target.

(2)	The performance shares are granted under our 2012 – 2014 LTIP. The target number of shares shown in the table reflects the number of shares of our common stock that will be earned if each of the performance metrics are at target levels. Actual shares awarded under the 2012 – 2014 LTIP are scheduled to be paid in March 2015. No dividends or dividend equivalents are paid or earned on unvested performance shares.

(3)	Dividends are paid on the unvested restricted stock at the same rate as on unrestricted outstanding common stock.

(4)	The exercise price of the stock option awards represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For the stock options granted on February 23, 2012, the exercise price is greater than the closing stock price ($37.98) on that date.

(5)	The amounts represent the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718.

2012 Outstanding Equity Awards at Fiscal Year-End

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	05/03/2007	KRFT	100,000	—	—	34.347	05/02/2017	—	—	—	—
	02/04/2008	KRFT	174,667	—	—	30.559	02/02/2018	—	—	—	—
	02/20/2009	KRFT	231,066	—	—	24.500	02/20/2019	—	—	—	—
	02/23/2010	KRFT	—	—	—	—	—	31,716	1,442,127	—	—
	02/23/2010	KRFT	125,596	64,702	—	30.207	02/21/2020	—	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	27,976	1,272,069	—	—
	02/23/2011	KRFT	55,393	112,465	—	32.984	02/23/2021	—	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	29,000	1,318,630	—	—
	02/23/2012	KRFT	—	173,987	—	39.379	02/23/2022	—	—	—	—
	05/03/2007	MDLZ	300,000	—	—	21.691	05/02/2017	—	—	—	—
	02/04/2008	MDLZ	524,000	—	—	19.299	02/02/2018	—	—	—	—
	02/20/2009	MDLZ	693,200	—	—	15.472	02/20/2019	—	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	95,150	2,421,568	—	—
	02/23/2010	MDLZ	376,794	194,106	—	19.076	02/21/2020	—	—	—	—
	01/03/2011	MDLZ	—	—	—	—	—	—	—	237,728	6,050,178
	02/23/2011	MDLZ	—	—	—	—	—	83,930	2,136,019	—	—
	02/23/2011	MDLZ	166,178	337,392	—	20.830	02/23/2021	—	—	—	—
	01/02/2012	MDLZ	—	—	—	—	—	—	—	204,401	5,202,005
	02/23/2012	MDLZ	—	—	—	—	—	87,000	2,214,150	—	—
	02/23/2012	MDLZ	—	521,950	—	24.869	02/23/2022	—	—	—	—
	12/19/2012	MDLZ	—	—	—	—	—	—	—	308,464	7,850,409
	12/19/2012	MDLZ	—	—	—	—	—	77,116	1,962,602	—	—

Brearton, David	02/04/2008	KRFT	16,960	—	—	30.559	02/02/2018	—	—	—	—
	02/20/2009	KRFT	21,160	—	—	24.500	02/20/2019	—	—	—	—
	02/23/2010	KRFT	—	—	—	—	—	2,860	130,044	—	—
	02/23/2010	KRFT	11,324	5,835	—	30.207	02/21/2020	—	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	2,620	119,131	—	—
	02/23/2011	KRFT	5,185	10,528	—	32.984	02/23/2021	—	—	—	—
	05/09/2011	KRFT	—	—	—	—	—	1,966	89,394	—	—
	05/09/2011	KRFT	3,927	7,856	—	35.187	05/09/2021	—	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	5,266	239,445	—	—
	02/23/2012	KRFT	—	31,584	—	39.379	02/23/2022	—	—	—	—
	02/04/2008	MDLZ	50,880	—	—	19.299	02/02/2018	—	—	—	—
	02/20/2009	MDLZ	63,480	—	—	15.472	02/20/2019	—	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	8,580	218,361	—	—
	02/23/2010	MDLZ	33,976	17,504	—	19.076	02/21/2020	—	—	—	—
	01/03/2011	MDLZ	—	—	—	—	—	—	—	20,731	527,604
	02/23/2011	MDLZ	—	—	—	—	—	7,860	200,037	—	—
	02/23/2011	MDLZ	15,556	31,584	—	20.830	02/23/2021	—	—	—	—
	05/09/2011	MDLZ	—	—	—	—	—	5,900	150,155	—	—
	05/09/2011	MDLZ	11,783	23,567	—	22.221	05/09/2021	—	—	—	—
	01/02/2012	MDLZ	—	—	—	—	—	—	—	44,837	1,141,102
	02/23/2012	MDLZ	—	—	—	—	—	15,800	402,110	—	—
	02/23/2012	MDLZ	—	94,750	—	24.869	02/23/2022	—	—	—	—
	11/13/2012	MDLZ	—	—	—	—	—	28,970	737,287	—	—

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Cofer, Timothy	02/04/2008	KRFT	7,920	—	—	30.559	02/02/2018	—	—	—	—
	02/20/2009	KRFT	10,586	—	—	24.500	02/20/2019	—	—	—	—
	02/23/2010	KRFT	—	—	—	—	—	2,146	97,579	—	—
	02/23/2010	KRFT	8,500	4,379	—	30.207	02/21/2020	—	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	2,200	100,034	—	—
	02/23/2011	KRFT	4,356	8,844	—	32.984	02/23/2021	—	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	3,730	169,603	—	—
	02/23/2012	KRFT	—	22,370	—	39.379	02/23/2022	—	—	—	—
	02/04/2008	MDLZ	23,760	—	—	19.299	02/02/2018	—	—	—	—
	02/20/2009	MDLZ	31,760	—	—	15.472	02/20/2019	—	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	6,440	163,898	—	—
	02/23/2010	MDLZ	25,502	13,138	—	19.076	02/21/2020	—	—	—	—
	01/03/2011	MDLZ	—	—	—	—	—	—	—	16,426	418,042
	02/23/2011	MDLZ	—	—	—	—	—	6,600	167,970	—	—
	02/23/2011	MDLZ	13,068	26,532	—	20.830	02/23/2021	—	—	—	—
	01/02/2012	MDLZ	—	—	—	—	—	—	—	27,693	704,787
	02/23/2012	MDLZ	—	—	—	—	—	11,190	284,786	—	—
	02/23/2012	MDLZ	—	67,110	—	24.869	02/23/2022	—	—	—	—
Khosla, Sanjay	02/04/2008	KRFT	20,920	—	—	30.559	02/02/2018	—	—	—	—
	02/23/2010	KRFT	—	—	—	—	—	4,863	221,121
	02/23/2010	KRFT	19,258	9,921	—	30.207	02/21/2020	—	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	5,240	238,263	—	—
	02/23/2011	KRFT	10,369	21,054	—	32.984	02/23/2021	—	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	6,143	279,322	—	—
	02/23/2012	KRFT	—	36,847	—	39.379	02/23/2022	—	—	—	—
	02/04/2008	MDLZ	62,760	—	—	19.299	02/02/2018	—	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	14,590	371,316	—	—
	02/23/2010	MDLZ	57,776	29,764	—	19.076	02/21/2020	—	—	—	—
	01/03/2011	MDLZ	—	—	—	—	—	—	—	46,455	1,182,280
	02/23/2011	MDLZ	—	—	—	—	—	15,720	400,074	—	—
	02/23/2011	MDLZ	31,109	63,161	—	20.830	02/23/2021	—	—	—	—
	01/02/2012	MDLZ	—	—	—	—	—	—	—	39,830	1,013,674
	02/23/2012	MDLZ	—	—	—	—	—	18,430	469,044	—	—
	02/23/2012	MDLZ	—	110,540	—	24.869	02/23/2022	—	—	—	—

West, Mary Beth	02/23/2010	KRFT	—	—	—	—	—	2,860	130,044
	02/23/2010	KRFT	11,324	5,835	—	30.207	02/21/2020	—	—	—	—
	08/01/2010	KRFT	—	—	—	—	—	1,980	90,031
	08/01/2010	KRFT	7,920	3,960	—	30.575	08/01/2020	—	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	4,453	202,478	—	—
	02/23/2011	KRFT	8,814	17,896	—	32.984	02/23/2021	—	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	3,950	179,607	—	—
	02/23/2012	KRFT	—	23,687	—	39.379	02/23/2022	—	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	8,580	218,361	—	—
	02/23/2010	MDLZ	33,976	17,504	—	19.076	02/21/2020	—	—	—	—
	08/01/2010	MDLZ	—	—	—	—	—	5,940	151,173
	08/01/2010	MDLZ	23,760	11,880	—	19.309	08/01/2020	—	—	—	—
	01/03/2011	MDLZ	—	—	—	—	—	—	—	40,807	1,038,538
	02/23/2011	MDLZ	—	—	—	—	—	13,360	340,012	—	—
	02/23/2011	MDLZ	26,442	53,688	—	20.830	02/23/2021	—	—	—	—
	01/02/2012	MDLZ	—	—	—	—	—	—	—	34,822	886,220
	02/23/2012	MDLZ	—	—	—	—	—	11,850	301,583	—	—
	02/23/2012	MDLZ	—	71,060	—	24.869	02/23/2022	—	—	—	—
	11/13/2012	MDLZ	—	—	—	—	—	19,310	491,440	—	—

			Option Awards					Stock Awards
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Former Executives:*

Cahill, John	01/03/2012	KRFT	—	—	—	—	—	86,495	3,932,928	—
	01/03/2012	KRFT	—	173,095	—	38.996	01/03/2022	—	—	—	—

Vernon, W. Anthony	02/23/2010	KRFT	—	—	—	—	—	7,436	338,115	—
	02/23/2010	KRFT	29,448	15,171	—	30.207	02/21/2020	—	—	—
	02/23/2011	KRFT	—	—	—	—	—	7,333	333,432	—
	02/23/2011	KRFT	14,517	29,476	—	32.984	02/23/2021	—	—	—
	02/23/2012	KRFT	—	—	—	—	—	9,213	418,915	—
	02/23/2012	KRFT	—	55,267	—	39.379	02/23/2022	—	—	—
	02/23/2010	MDLZ	—	—	—	—	—	22,310	567,790	—
	02/23/2010	MDLZ	88,347	45,513	—	19.076	02/21/2020	—	—	—
	02/23/2011	MDLZ	—	—	—	—	—	22,000	559,900	—
	02/23/2011	MDLZ	43,553	88,427	—	20.830	02/23/2021	—	—	—
	02/23/2012	MDLZ	—	—	—	—	—	27,640	703,438	—
	02/23/2012	MDLZ	—	165,800	—	24.869	02/23/2022	—	—	—	—

*	Messrs. Cahill and Vernon left Mondelēz International as a result of the Spin-Off on October 1, 2012 and continue employment with Kraft Foods Group. Therefore, the 2012 information reflects grants from January 1, 2012 through September 30, 2012.

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
05/03/2007	Stock options	One-half of the shares under this performance-contingent stock option vested if the price of our common stock maintained an average trading price of $38.11 over a consecutive ten-day period during the ten-year term of the stock option award. On January 20, 2012, one-half of the option shares vested under the terms of the award. The other one-half of the shares vested if the price of our common stock maintained an average trading price of $41.43 for a consecutive ten-day period during the ten-year term of the stock option award. On September 4, 2012, the remaining half of the option shares vested under the terms of the award.

02/04/2008	Stock options	First tranche (33%) vests on 02/04/2009, the second tranche (33%) vests on 02/04/2010 and last tranche (34%) vests on 02/04/2011.

02/20/2009	Stock options	First tranche (33%) vests on 02/19/2010, second tranche (33%) vests on 02/18/2011 and last tranche (34%) vests on 02/17/2012.

02/23/2010	Restricted shares/ Deferred stock units	100% of award vests on 02/22/2013.

02/23/2010	Stock options	First tranche (33%) vests on 02/22/2011, second tranche (33%) vests on 02/22/2012 and last tranche (34%) vests on 02/22/2013.

08/01/2010	Restricted shares/ Deferred stock units	100% of award vests on 08/01/2013.

08/01/2010	Stock options	Options vest in three equal installments on 08/01/2011, 08/01/2012 and 08/01/2013.

01/03/2011	Performance shares	100% of award vests on 12/31/2013, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made on or before March 1, 2014.

02/23/2011	Restricted shares/ Deferred stock units	100% of award vests on 02/24/2014.

Grant Date	Grant Type	Vesting Schedule

02/23/2011	Stock options	First tranche (33%) vests on 02/23/2012, second tranche (33%) vests on 02/25/2013 and last tranche (34%) vests on 02/24/2014.

05/09/2011	Restricted shares	100% of award vests on 05/09/2014.

05/09/2011	Stock options	Options vest in three equal installments on 05/09/2012, 05/09/2013 and 05/09/2014.

01/02/2012	Performance shares	100% of award vests on 12/31/2014, subject to the approval of the Human Resources and Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made on or before March 1, 2015.

02/23/2012	Restricted stock/ Deferred stock units	100% of the award vests on 2/23/2015.

02/23/2012	Stock options	First tranche (33%) vests on 02/23/2013, second tranche (33%) vests on 02/23/2014 and last tranche (34%) vests on 02/23/2015.

11/13/2012	Restricted shares	100% of the award vests on 11/13/2014.

12/19/2012	Restricted Shares and Performance-Contingent Restricted Stock Units	100% of the restricted shares to vest on 12/21/2015. The performance-contingent restricted stock units will vest as follows when the Company’s closing price maintains an average at or above the specific threshhold for a minimum period of ten consecutive trading days. 25% will vest after the stock price appreciates 20% from the FMV on the grant date ($31.12), 37.5% will vest after the stock price appreciates 30% from the FMV on the grant date ($33.72), and 37.5% will vest after the stock price appreciates 40% from the FMV on the grant date ($36.31). Generally, the performance-contingent restricted stock units will not vest prior to the three-year anniversary of the grant date.

(2)	The market value of the shares that have not vested is based on the closing price of our common stock of $25.45 for MDLZ and $45.47 for KRFT on December 31, 2012, as reported on NASDAQ.

2012 Stock Vested

		Option Awards		Stock Awards
Name	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(1) ($)
Rosenfeld, Irene	KFT	—	—	173,300	6,587,133
	MDLZ			407,381	11,011,508
Brearton, David	KFT	—	—	15,870	603,219
	MDLZ			37,250	1,006,868
Cofer, Timothy	KFT	—	—	7,940	301,799
	MDLZ			30,410	821,982
Khosla, Sanjay	KFT	54,400	948,274	62,410	2,372,204
	MDLZ			83,684	2,261,979
West, Mary Beth	KFT	77,570	868,971	13,750	522,638
	MDLZ			34,196	924,318
Former Executive
Vernon, W. Anthony	KFT	—	—	11,970	484,785

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of exercise or vesting.

(2)	The amounts shown include MDLZ performance shares awarded under our 2010 – 2012 LTIP with a performance cycle which ended on December 31, 2012.

2012 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)		Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	30.2		1,345,750	—
	Mondelēz Global LLC Supplemental Benefits Plan I	30.2		28,100,883	—
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	(3)	1,733,670	—
Brearton, David	Mondelēz Global LLC Retirement Plan	16.7		747,300	—
	Mondelēz Global LLC Supplemental Benefits Plan I	16.7		3,586,441	—
	Mondelēz Canada Retirement Plan(4)	11.8		290,374
Cofer, Timothy	Mondelēz Global LLC Retirement Plan	20.5		498,129	—
	Mondelēz Global LLC Supplemental Benefits Plan I	20.5		1,181,738	—
Khosla, Sanjay	Mondelēz Global LLC Retirement Plan	6.0		236,708	—
	Mondelēz Global LLC Supplemental Benefits Plan I	6.0		1,567,184	—
West, Mary Beth	Mondelēz Global LLC Retirement Plan	26.6		820,021	—
	Mondelēz Global LLC Supplemental Benefits Plan I	26.6		3,089,382	—
Former Executives:
Cahill, John	Kraft Foods Group, Inc. Retirement Plan	N/A		N/A	—
	Kraft Foods Group, Inc. Supplemental Benefits Plan I	N/A		N/A	—
Vernon, W. Anthony	Kraft Foods Group, Inc. Retirement Plan	N/A		N/A	—
	Kraft Foods Group, Inc. Supplemental Benefits Plan I	N/A		N/A	—

U.S. employees hired on or after January 1, 2009 are not eligible to participate in either a tax-qualified or supplemental defined benefit retirement plan. U.S. employees hired on or after January 1, 2009, are eligible to participate in an enhanced defined contribution program. Messrs. Cahill and Vernon were hired after December 31, 2008 and therefore are not elgible for a pension benefit.

(1)	The years of credited service under the plans are equivalent to the years of total service for the Named Executive Officers through December 31, 2012, unless otherwise noted.

(2)	For Mses. Rosenfeld and West and Messrs. Brearton, Khosla and Cofer, the amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10 to the consolidated financial statements contained in our Form 10-K.

The assumptions for each of the plans are as follows:

•

Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for Ms. Rosenfeld, Mr. Brearton, Mr. Cofer and Ms. West and age 65 for Mr. Khosla. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2012;

•	Discount rate of 4.2%; and

•	RP 2000 Mortality Table Projected to 2018.

For Mr. Brearton, the amount also reflects the actuarial present value of benefits accumulated under our Canadian Pension Plan.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 60. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2012;

•	Discount rate of 4.00%; and

•	RP 2000 Mortality Table Projected to 2018.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006. The value of this enhancement at Ms. Rosenfeld’s current compensation level is approximately $1,733,670.

(4)	Mr. Brearton has service under the Mondelēz U.S. and Canadian Pension Plans. According to the Mondelēz Global LLC Retirement Plan (the “U.S. Plan”) policy on retirement benefits (the “Retirement Benefits Policy”), eligible active employees who transfer from a non-U.S. affiliate directly to a U.S. affiliate will be provided a benefit from the U.S. Plan using service recognized by the U.S. Plan after the date of transfer to the U.S. affiliate, as well as all years of “Relevant Service” under the Non-U.S. Plan.

Under the Retirement Benefits Policy, the benefit is calculated as follows:

Based on the current benefit formula for the U.S. Plan, the employee’s pension benefit under the U.S. Plan will be equal to the sum of:

•

the benefit calculated under the formula in the U.S. Plan, except that “years of service” are equal to service on and after the date of transfer while the employee is a participant in the U.S. Plan, plus Relevant Service minus

•	the benefit earned and either paid or payable under the Non-U.S. Plan(s) based on Relevant Service.

A participant who is eligible for the Retirement Benefits Policy receives benefits equal to the sum of:

•	the actual benefit earned under the Non-U.S. Plan;

plus, the greater of

(1)	the benefit under the U.S. Plan calculated under the Retirement Benefits Policy; or

(2)	The benefit earned under the U.S. Plan, based on years of service on and after the date of transfer while the employee is a participant in the U.S. Plan.

Retirement Benefit Plan Descriptions

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the NEOs, and vary by country.

Mondelēz Global LLC Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. Brearton, Khosla and Cofer, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan. Messrs. Cahill and Vernon, hired after December 31, 2008, are not eligible for this program. Messrs. Cahill and Vernon, similar to all other U.S. employees hired after December 31, 2008, are eligible to participate in an enhanced defined contribution plan, which is described under “– 2012 Non-Qualified Deferred Compensation Benefits” and “– U.S. Supplemental Defined Contribution Plan” below.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•

0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35–year average ends in the year you reach age 66. If you were born after 1954, the 35–year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2012, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Retirement Plan. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several Named Executive Officers participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including Mses. Rosenfeld and West and Messrs. Brearton, Khosla and Cofer, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Mondelēz Global LLC Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless of whether or not the executive exceeds the applicable Code limits. Messrs. Cahill and Vernon, hired after December 31, 2008, are not eligible for this program. Messrs. Cahill and Vernon are eligible to participate in an enhanced defined contribution plan, which is described under “– 2012 Non-Qualified Deferred Compensation Benefits” and “– U.S. Supplemental Defined Contribution Plan” below. As of December 31, 2012, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan I. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

As of December 31, 2012, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Mondelēz Canadian Salaried Retirement Plan – Mr. Brearton

Beginning January 1, 1991, this plan is not offered to newly hired Canadian employees. However, all eligible full-time and part-time General Foods Canadian salaried employees hired before January 1, 1991 are eligible to participate in our funded non-contributory, tax-qualified defined pension plan. All other Canadian employees hired after December 31, 1990 are eligible to participate in the Mondelēz Canada contributory defined benefit pension plan. Benefits under this plan are payable upon retirement in the form of a monthly pension payment. Normal retirement under this plan is defined as age 65, at which point participants are eligible to receive an unreduced benefit. Participants may elect to receive benefits before age 65 but the amount is reduced as benefits are paid over a longer period of time. Participants under age 55 must have at least two years of service to become vested. Participants over age 55 are immediately vested.

The formula used to calculate a benefit is equal to the following:

Post December 31, 1986—1.25% of final average earnings (five years) less 1.4285 of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 35 years)

Pre January 1, 1987—Better of:

•	1.25% of final average earnings (five years) less 1.4285% times .5 of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 30 years).

OR

1.00% of final average earnings (five years) multiplied by credited service in the plan (maximum 30 years).

Employees hired before January 1, 1991 are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% for each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

Mondelēz Canada Supplemental Benefits Plan – Mr. Brearton

The Canadian Government limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension. All eligible full-time and part-time salaried employees may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above and the amount actually payable from the Mondelēz Canadian Salaried Retirement Plan. Eligible employees may retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

2012 Non-Qualified Deferred Compensation Benefits

Name	Executive Contributions in 2012(1) ($)	Registrant Contributions in 2012(2) ($)	Aggregate Earnings in 2012(3) ($)	Aggregate Withdrawals/ Distributions in 2012 ($)	Aggregate Balance as of December 31, 2012(4) ($)
Rosenfeld, Irene	331,920	248,940	105,014	—	5,536,686
Brearton, David	492,648	53,075	263,453	—	3,146,587
Cofer, Timothy	52,427	39,320	8,723	—	359,044
Khosla, Sanjay	236,948	71,084	39,524	—	1,558,708
West, Mary Beth	87,600	65,700	18,048	—	713,342
Former Executives:
Cahill, John	16,154	24,231	183	—	40,568
Vernon, W. Anthony	96,398	144,597	9,114	—	524,484

(1)	All executive contributions made in 2012 were under our U.S. Supplemental Defined Contribution Plan and our U.S. Executive Deferred Compensation Plan. Amounts are deferred from base salary and amounts paid in 2012 under the Annual Cash Incentive Program are included in the 2012 Summary Compensation Table. The amount of executive contributions in 2012 attributable to base salary and Annual Cash Incentive Program awards for the participating Named Executive Officers is as follows:

Name	Base Salary ($)	Annual Cash Incentive Program Award ($)
Ms. Rosenfeld	78,000	253,920
Mr. Brearton	84,230	408,418
Mr. Cofer	29,365	23,062
Mr. Khosla	97,269	139,679
Ms. West	31,985	55,615
Former Executives:
Cahill, John	16,154	—
Vernon, W. Anthony	31,154	65,244

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2012 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2012 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for our Named Executive Officers in prior years. Amounts reported attributable to base salary, Annual Cash Incentive Program awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating Named Executive Officers are as follows: Ms. Rosenfeld—$3,594,688; Mr. Brearton—$240,859; Mr. Khosla—$1,126,100; Mr. Cofer—$0 and Ms. West—$91,596. Kraft Foods Group: Mr. Cahill—$0; and Mr. Vernon—$266,052.

U.S. Supplemental Defined Contribution Plan

Because the Internal Revenue Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. All NEOs contributed to the Supplemental Defined Contribution Plan in 2012. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual cash incentive awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2012 was 2.73%.

U.S. Executive Deferred Compensation Plan

The Mondelēz Global LLC Executive Deferred Compensation Plan is a non-qualified plan that allows our Named Executive Officers to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual and long-term cash incentives. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until termination of employment or retirement. They may also elect to receive distributions of their accounts while still employed with Mondelēz International, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

Potential Payments upon Termination or Change in Control

The tables and narrative below describe the potential payments to each named executive officer upon termination. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees or accrued balances pursuant to our retirement plans, no other payments are earned by or would be awarded to the named executive officers. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2012.

Involuntary Termination Without Cause (Non-Change in Control Event)

We may provide separation pay and benefits to our employees, including the named executive officers, in the event of an involuntary termination without cause. In these circumstances, we have a separation pay plan in the United States that provides employees a payment equal to one month of salary for every year of service up to a maximum of 12 months, assuming at least five years of service.

Under the plan, an involuntary termination without cause is any company-initiated termination for reasons other than:

•	continued failure to substantially perform the job duties, other than a failure resulting from incapacity due to disability;

•	gross negligence, dishonesty or violation of any reasonable company rule or regulation if the violation results in significant damage to Mondelēz International; or

•	engaging in other conduct that adversely reflects on Mondelēz International in any material respect.

These separation benefits are generally structured similarly to those benefits available to all other employees. The separation pay and benefits available to all employees are generally contingent upon Mondelēz International receiving a general release of claims from the employee. For executive officers, it is typical to use the separation pay and benefits practices in the applicable country as the basis for the pay and benefits.

On a case-by-case basis, we may provide additional pay and benefits to named executive officers in excess of the amount typically payable upon an involuntary termination without cause. These additional pay and benefits amounts would be compensation for receiving non-competition, non-solicitation, non-disparagement and confidentiality agreements from our named executive officers, in addition to a general release.

The typical elements of separation pay and benefits consist of base salary continuation, health and welfare benefits continuation and outplacement assistance.

Separation Pay. Separation pay to named executive officers is typically 12 months of base salary, except for the Chief Executive Officer, who typically receives 24 months of base salary, plus pro-rata target annual cash incentive. That amount may be increased, at the discretion of management, with the approval of the Human Resources and Compensation Committee, in consideration of the restrictive covenants described above. Separation pay amounts are typically paid as salary continuation. In some cases, amounts are paid in a lump sum.

In the event that separation pay is considered deferred compensation, subject to Section 409A of the Code, payments that would otherwise have been payable are withheld during the six-month period following termination of employment to comply with Section 409A. We then pay the amount, in a lump sum without interest, as soon as permitted under Section 409A.

Benefits Continuation. Named executive officers typically continue participating in the health and welfare benefits plans during the period in which they continue to receive a salary. If an executive officer receives separation pay in a lump sum, then his or her participation in the health and welfare benefits plans ends at the time of the lump sum payment. In addition, under our retirement plans, eligible named executive officers receive an additional one year of pension accrual, except for the Chief Executive Officer who receives an additional two years of pension accrual.

Additional Arrangements. In addition to the separation pay and benefits described above, car allowance and financial counseling allowance will continue for each of the Named Executive Officers for one year and for two years for Ms. Rosenfeld.

Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2012

Name	Separation Pay(1) ($)	Health & Welfare Continuation(2) ($)	Continuation of Benefits(3) ($)	Present Value of Additional Retirement Benefit Plans(4) ($)	Total ($)
Rosenfeld, Irene	3,100,000	454,704	66,666	997,283	4,618,653
Brearton, David	700,000	21,524	22,500	160,749	904,773
Cofer, Timothy	700,000	22,192	22,500	82,813	827,505
Khosla, Sanjay	825,000	17,494	22,500	302,871	1,167,865
West, Mary Beth	660,000	23,026	22,500	152,122	857,648

(1)	For the Named Executive Officers active as of December 31, 2012, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for Messrs. Brearton, Khosla and Cofer and Ms. West.

(2)	The amounts reflect two years of medical, dental, long-term disability and life insurance premiums for Ms. Rosenfeld, and one year of medical, dental, long-term disability and life insurance premiums for the other Named Executive Officers. The amount also includes a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period.

(3)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other Named Executive Officers.

(4)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other Named Executive Officers.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•   Acquisition of 20% or more of our outstanding voting securities;

•   Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•   Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•   Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•   Consummation of a CIC; and

•   Termination of employment by Mondelēz International other than for “cause,” as a result of death or disability or by the executive officer for “good reason,” and the termination of employment satisfies the definition of a “separation from service” under Section 409A.

Definition of “Cause”

•   Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•   Gross negligence, dishonesty or violation of any reasonable rule or regulation of Mondelēz International where the violation results in significant damage to Mondelēz International; or

•   Engaging in other conduct which adversely reflects on Mondelēz International in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.

Severance Amounts

•   Chief Executive Officer – three times base salary plus target annual incentive;

•   All other Named Executive Officers – two times base salary plus target annual incentive;

•   Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•   Continuation of financial counseling and car allowances for three years for the Chief Executive Officer and two years for the other Named Executive Officers;

•   Outplacement services up to two years following the CIC; and

•   The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

Treatment of Incentive Awards	• Awards under the Annual Incentive Plan and the LTIP are paid out in cash at target levels, on a pro-rata basis. This is a “single trigger” payment.

Plan Element	Description

Treatment of Equity Awards

•   Restricted stock and stock options – only vest upon a CIC if the participant is terminated by Mondelēz International other than for cause or by the executive officer for good reason and the termination of employment satisfies the definition of a “separation from service” under Section 409A and occurs within two years following such CIC or if the acquiring entity does not assume the awards (“double trigger”).

•   Performance–Contingent Restricted Stock Units –

¡       If the applicable price hurdle is not met prior to CIC, the Units are forfeited.

¡       If the CIC the price is at or above the applicable price hurdle and the CIC occurs:

•   Before December 19, 2015 and depending upon a variety of circumstances, the Units will either be paid in cash within 60 days of the CIC or converted to restricted stock units of the surviving company’s stock and the surviving company will issue shares on December 19, 2015.

•   After December 19, 2015, the Units vest.

Mondelēz International Payment of Excise Tax

•   Prior to January 1, 2013, we provided CEO and other eligible executive officers with excise tax gross ups in certain CIC circumstances.

•   In July 2012, we amended the CIC Plan to eliminate the excise tax gross up provision for all participants effective January 1, 2013.

Potential Payout upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2012

The table below was prepared as though each of the named executive officers had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2012. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Long-Term Incentive Plan Award(2) ($)	Health & Welfare Continuation(3) ($)	Value of Unvested Stock Awards(4) ($)	Value of Unvested Stock Options(4) ($)	Present Value of Additional Retirement Plan Benefits(5) ($)	Continuation of Benefits(6) ($)	Excise Tax Gross- Up(7) ($)	Total ($)
Rosenfeld, Irene	11,625,000	5,767,454	472,056	12,767,165	6,550,779	1,495,927	124,999	0	38,803,380
Brearton, David	2,660,000	732,103	43,048	2,285,964	882,322	274,925	70,000	0	6,948,362
Cofer, Timothy	2,520,000	513,623	44,384	983,870	558,836	165,626	70,000	—	4,856,339
Khosla, Sanjay	3,135,000	1,126,078	34,988	1,979,140	1,184,487	605,742	70,000	0	8,135,435
West, Mary Beth	2,376,000	987,765	46,052	2,104,729	989,626	304,242	70,000	0	6,878,414

(1)

For NEOs active as of December 31, 2012, the amounts reflect the following: three times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for Messrs. Brearton, Khosla and Cofer and Ms. West.

(2)	The amounts reflect the prorated long-term incentive plan awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at the assumed date of a change in control. The portion of the pro rata long-term incentive plan awards relating to the 2011-2013 and 2012-2014 performance cycles are based on a December 30, 2012 closing MDLZ stock price of $25.45.

(3)	The amounts reflect our cost of providing medical, dental, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other NEOs. The amounts also include a retiree medical benefit with a present value of $420,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.

(4)	The amounts reflect the value of the immediate vesting of all outstanding restricted stock awards and outstanding stock options as of the effective date of termination, based on a December 30, 2012 closing MDLZ stock price of $25.45 and close KRFT price of $45.47.

(5)	Our CIC Plan provides an additional two years of pension accrual (three for the Chief Executive Officer) in the event of a change in control.

(6)	The amounts reflect the value of financial counseling, car allowance and outplacement services.

(7)	The amounts reflect the estimated value of excise taxes and associated taxes incurred in connection with the termination following a change in control. In developing this estimate, we have not valued the non-compete feature of the CIC Plan.

Potential Payout upon Other Types of Separations

In the event that a named executive officer is terminated from Mondelēz International due to death, disability or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock options would vest in all cases. Ms. Rosenfeld’s performance-contingent stock options vest in the event of death or disability. In addition, the named executive officer would become eligible for award payments under the annual cash and long-term incentive plans. Such award payments would be prorated based on the number of months the named executive officer participated in the applicable plans.

Based on a December 31, 2012 termination due to death, disability or normal retirement, the estimated value of such payments for the named executive officers are described in the table below:

Name	Long-Term Incentive Award(1) ($)	Value of Unvested Restricted Stock Awards(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Ms. Rosenfeld	5,767,454	12,767,165	6,550,779	25,085,398
Mr. Brearton	732,103	2,285,964	882,322	3,900,389
Mr. Cofer	513,623	983,870	558,836	2,056,329
Mr. Khosla	1,126,078	1,979,140	1,184,487	4,289,705
Ms. West	987,765	2,104,729	989,626	4,082,120

(1)	The amounts reflect the prorated LTIP awards based on business performance ratings of 100% and awards paid at the named executive officer’s individual target at the assumed date of termination due to death, disability or normal retirement. The portion of the pro rata LTIP awards relating to the 2011 – 2013 and the 2012 – 2014 performance cycles are based on a December 30, 2012 closing MDLZ stock price of $25.45.

(2)	The amounts reflect the immediate vesting of all outstanding restricted stock, deferred stock units and outstanding stock option awards as of the effective date of termination, based on a December 30, 2012 closing MDLZ stock price of $25.45 and close KRFT price of $45.47.

In the event a named executive officer separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service with Mondelēz International), he or she could be considered for partial awards under the annual cash, long-term incentive and/or equity programs, at the discretion of our Human Resources and Compensation Committee. The value of the total payments for each NEO could range from $0 to an amount no greater than the amounts shown above under normal retirement.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of our Class A common stock beneficially owned as of March 1, 2013, unless otherwise noted, by each director, director nominee and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)(2)	Deferred Stock/ Additional Underlying Units(3)	Total Shares/ Interests Held
Directors and Director Nominees:
Bollenbach, Stephen F.(4)	—	2,998	2,998
Booth, Lewis W.K.(4)	—	2,998	2,998
Juliber, Lois D.	2,309	22,059	24,368
Ketchum, Mark D.	—	26,289	26,289
Mesquita, Jorge S.(5)	6,500	3,313	9,813
Reynolds, Fredric G.	98,000	22,059	120,059
Siewert, Patrick T.(4)	—	3,132	3,132
Simmons, Ruth J.(4)	—	2,998	2,998
Tata, Ratan N. (6)	—	—	—
van Boxmeer, Jean-François M.L.	2,267	8,293	10,560

Named Executive Officers:
Brearton David A.	477,838	7,819	485,657
Cofer, Timothy P.	211,629	2,019	213,648
Khosla, Sanjay	—	—	—
Rosenfeld, Irene B.(7)	3,918,944	—	3,918,944
West, Mary Beth	282,741	—	282,741

Former Executives:
Cahill, John T.(8)	—	—	—
Vernon, W. Anthony	409,379	—	409,379
All directors and executive officers as a group (23 persons)(9)	6,969,404	136,265	7,105,669

(1)	Individual directors and executive officers as well as all directors and executive officers as a group beneficially own less than 1% of our issued and outstanding common stock as of March 1, 2013.

(2)	Includes stock options that are exercisable or will become exercisable within 60 days after March 1, 2013 as follows: Mr. Brearton – 240,002; Mr. Cofer – 142,445; Mr. Khosla – 0; Ms. Rosenfeld – 2,592,712; Ms. West – 151,578 and all other executive officers –1,020,453. Also includes shares of restricted stock as follows: Mr. Brearton – 80,720; Mr. Cofer – 6,600; Mr. Khosla – 0; Ms. Rosenfeld – 345,646; Ms. West – 67,100 and all other executive officers – 254,743.

(3)	Includes deferred stock units and shares held in the Mondelēz International Thrift/TIP 401(k) Plans and Mondelez Canada Optional Pension Plan(s)/Employee Savings Plan as of December 31, 2012. Also includes deferred shares held in the stock deferral plan under the 2006 Stock Compensation Plan for Non-Employee Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.

(4)	Messrs. Bollenbach, Booth and Ms. Simmons joined the Board on October 1, 2012; Mr. Siewert joined the Board on October 23, 2012.

(5)	Mr. Mesquita joined the Board on May 23, 2012.

(6)	Mr. Ratan is a new director nominee.

(7)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(8)	Mr. Cahill’s equity was converted into a Kraft Foods Group equity as of the Spin-Off based on the respective values of our share price and Kraft Foods Group’s share price as of that date. There was no change to the intrinsic value of the grant based on the conversion.

(9)	This group includes, in addition to the individuals named in the table, Gustavo H. Abelenda, Tracey Belcourt, Mark A. Clouse, Karen J. May, Daniel P. Myers, Pradeep Pant, Gerhard W. Pleuhs and Jean E. Spence. John T. Cahill and W. Anthony Vernon are not included in this group as they were not executive officers of Mondelēz International on March 1, 2013.

The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock*

BlackRock, Inc.(1) 40 East 52nd Street New York City, New York 10022	102,147,087	5.73%

*	Calculated based on shares of our issued and outstanding common stock as of March 15, 2013.

(1)	Based on the Schedule 13G filed by BlackRock, Inc. on January 30, 2013 with the SEC. The Schedule 13G discloses that BlackRock, Inc., in its capacity as the parent holding company of certain direct and indirect subsidiaries, had sole voting and dispositive power over all reported shares.

ITEM 2. ADVISORY VOTE TO APPROVE EXECUTIVE

COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference as indicated at our 2011 annual meeting, our Board has adopted a policy of providing an annual shareholder vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in the proxy statement.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. Under these programs, we seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

•	the achievement of specific annual and long-term strategic and financial goals; and

•	the realization of increased shareholder value.

We have many compensation practices that ensure that our compensation programs are strongly aligned with our goals and strategies and promote good pay and corporate governance practices. These practices are discussed in detail under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis” and include:

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% stock-based;

•	over 85% of our Chief Executive Officer’s target total compensation is at-risk, incentive-based pay, of which 70% is based on long-term performance;

•	over 50% of our other Named Executive Officers’ target total compensation is based on long-term performance;

•	we do not pay the tax liability (i.e., no gross ups) associated with executive perquisites or in connection with a change in control;

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•

we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements and an executive incentive compensation recoupment (clawback) policy; and

•	we have policies in place that prohibit hedging, short sales or the pledging of Company shares.

Please read “Compensation Discussion and Analysis” beginning on page 34 and “Executive Compensation Tables” beginning on page 75 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

We are asking our shareholders to support our Named Executive Officer compensation as described in this Proxy Statement. This proposal gives you, as a shareholder, the opportunity to express your views on our Named Executive Officers’ compensation. Our Human Resources and Compensation Committee and our Board believe our overall program effectively implements our compensation philosophy and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

Required Vote: Our Named Executive Officer compensation as disclosed in this Proxy Statement will be approved if it receives more votes FOR than votes AGAINST. Abstentions and “broker non-votes” are not considered as votes cast with respect to this proposal and therefore will have no effect on the outcome.

This vote on the Named Executive Officer compensation is advisory, and therefore will not be binding on Mondelēz International, our Human Resources and Compensation Committee or our Board. However, our Board and Human Resources and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Human Resources and Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2014 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the approval of our Named Executive Officer compensation as disclosed in this Proxy Statement.

ITEM 3. RATIFICATION OF THE

SELECTION OF INDEPENDENT AUDITORS

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent auditors. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent auditors for 2013. PricewaterhouseCoopers LLP have been our independent auditors since 2001. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the regular rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairman are directly involved in the selection of PricewaterhouseCoopers LLP‘s new lead engagement partner. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent auditors.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent auditor. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent auditors, including our pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees billed for 2012 and 2011, can be found in the section on our Audit Committee beginning on page 27.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as Mondelēz International’s independent auditors for 2013.

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we are including the following shareholder proposals (Items 4 and 5), along with the supporting statements of the respective shareholder proponents. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. Each shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented. The Board recommends that you vote AGAINST both of these proposals for the reasons set forth in the Statement in Opposition following each proposal.

ITEM 4. SHAREHOLDER PROPOSAL: REPORT ON EXTENDED PRODUCER RESPONSIBILITY

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for Margaret H. Law, beneficial owner of 219 shares of Mondelēz International common stock, is the proponent of the following shareholder proposal, “Producer Responsibility for Packaging,” and has advised us a representative will present this proposal at the Annual Meeting.

WHEREAS product packaging is a major source of waste and greenhouse gas (GHG) emissions, and a significant consumer of natural resources and energy. More than half of U.S. product packaging is discarded in landfills or burned rather than recycled. Only 12% of plastic packaging is recycled.

Printed paper and packaging comprise 44% of U.S. landfill waste. Nestle Waters North America says plastic bottles are the largest contributor to its carbon foot print; Coca-Cola Co. reports packaging is the largest part of the carbon footprint of several products. A recent analysis of U.S. Environmental Protection Agency data estimates that the energy needed to produce and dispose of products and packaging accounts for 44% of total U.S. GHG emissions. Decaying paper packaging in landfills forms methane, whose greenhouse warming potential is 72 times more potent than CO2. Metal and plastic packaging has large embodied energy and emissions profiles because of the high costs of producing packages from mining/smelting and petroleum respectively.

For generations taxpayers have subsidized solid waste disposal and recycling in the U.S. Extended Producer Responsibility (EPR) is a public policy that shifts accountability for recycling of post-consumer packaging from taxpayers and governments to producers. Coca-Cola and Nestle Waters NA have endorsed such “Make It Take It” policies for financing the recycling of packaging if other producers also pay their fair share. When all producers pay fees based on the amount of packaging used, no company pays a disproportionate cost. Our competitor Unilever has set goals to increase recovery of used packaging 15% by 2020.

In many other countries, consumer brands that put packaging on the market are already financially responsible for its recycling. More than half of Organization for Economic Cooperation and Development members have some form of producer-financed packaging systems in place. EPR programs in Denmark, Belgium, Netherlands and Germany recover far higher rates of packaging than the U.S.

Producers control design and marketing decisions, and so are best positioned to reduce the overall environmental impact of product packaging and internalize costs. Increased recycling of packaging can yield strong environmental benefits, leading to more efficient use of materials, reduced extraction of natural resources, and fewer GHG and toxic emissions. EPR mandates can create new economic markets for packaging. Stronger recycling practices will keep used packaging from flowing into oceans where it imperils marine life.

BE IT RESOLVED THAT Shareowners of Mondelez International request that the board of directors issue a report at reasonable cost, omitting confidential information, by Sept. 1, 2013 assessing the feasibility of adopting a policy of Extended Producer Responsibility for post-consumer product packaging as a means of increasing rates of packaging recycling, and reducing carbon emissions and air and water pollution resulting from the company’s business practices.

Supporting Statement: Proponents believe policy options reviewed in the report should include taking responsibility for post-consumer package recycling, and working with peers in development of cost efficient, producer financed and managed EPR systems.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends that you vote AGAINST this proposal.

At Mondelēz International, we regard sustainability as a strategic global business priority. We believe that sustainability is about conducting business in a way that is environmentally, socially and economically responsible. Mondelēz International’s sustainability program is based on research and thoughtful design, focusing on areas that matter most to our business and on areas where we believe the Company can make the biggest difference. We have been working for years to reduce our environmental impact around the world, including reducing our carbon emissions. Information on our sustainability commitment and progress is available in an annual report, “Creating a More Delicious World,” which can be found on our corporate website at: http://www.mondelezinternational.com/SiteCollectionDocuments/pdf/KraftFoods_DeliciousWorld2011.pdf. (Please note that the information in our website is not part of this proxy statement.)

We believe that adoption of this shareholder proposal is an unnecessary diversion because Mondelēz International has already conducted an extensive evaluation of our total environmental footprint to identify the areas we can have the greatest impact. Through this evaluation, we found that the majority of our carbon emissions originate on the farms that grow ingredients for our products. As a result, we have focused many of our sustainability efforts in this area, where we believe we can provide the greatest benefits.

Even though packaging is not the leading driver of our Company’s carbon emissions, we recognize the impact packaging and solid waste can have on landfills, and we are committed to addressing these issues. As we explained in the Creating a More Delicious World report, product packaging — including the design, production and post-consumer treatment of packaging — is one of six sustainability areas where we have set goals. We take a comprehensive approach to packaging — one that cuts waste, conserves natural resources and is satisfying to the end user. We are proud of our accomplishments to date and are committed to our goals for the future:

•

Between 2005 and 2010, we cut over 100,000 metric tons (200 million pounds) of packaging from our supply chain. We are working to eliminate Mondelēz International’s share of another 50,000 metric tons (100 million pounds) by 2015.

•	We are incorporating more sustainable materials into our packaging. In North America, for example, more than 70% (by weight) of our packaging can be recycled.

•

To increase recycling rates, we are using more recycled content in our packaging as well as partnering with others on educational campaigns adding statements to our packaging to engage consumers in recycling, such as “Please Recycle This Carton.”

In addition, the Company has made significant reductions in carbon emissions and pollution from our operations. Between 2005 and 2010, we eliminated over 10 million travel miles from our supply chain, which translates to less fuel usage and thus less carbon emissions. We also reduced energy usage by 16% and water consumption by 30%. In addition, we continue to reduce our waste at manufacturing facilities. For example, in 2011 our largest bakery in the world, located in Chicago, IL with approximately 1400 employees, achieved zero waste to landfill. By working with employees, the bakery developed easy-to-use recycling collection points and identified waste-to-energy facilities that could take non-recyclable items, such as waste from the employee cafeteria.

Mondelēz International also recognizes that one company working in isolation cannot achieve environmental sustainability. Creating sustainable consumption patterns requires that everyone do their part: from individual consumers to private organizations to public policymakers, and a lasting solution will require a comprehensive approach that includes public education, public-private partnerships and enhanced infrastructure.

As such, we are involved in several global initiatives aimed at improving recycling rates, both at the company level and the larger industry level. In the U.S., we have been involved for several years with industry-wide collaborative efforts to address waste management across the lifecycle. In an ongoing effort to drive global change in packaging, we also co-led the Consumer Goods Forum’s Global Packaging Project where many of the world’s largest consumer goods companies and retailers approved a set of common definitions and principles for sustainable packaging. We are investing in new technologies such as the Enval Consortium along with our peer companies to create greater recycling opportunities. Through participation in such initiatives, Mondelēz International is actively working to find new ways to reduce packaging waste and carbon emissions.

We are already committed to improving the environmental sustainability of our packaging and operations, and we have already made significant achievements in these areas with our existing policies, practices and reporting. We believe that the Company’s management should retain the flexibility to continue finding the most effective ways of reducing our environmental footprint, and they have proven themselves capable of doing so. Therefore, we do not believe that a report on the adoption of an “extended producer responsibility” policy for the purpose of reducing carbon emissions would be an effective use of our Company’s resources or in the best interest of our Company or our shareholders.

For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

ITEM 5. SHAREHOLDER PROPOSAL: SUSTAINABILITY REPORT ON GENDER EQUALITY IN THE COMPANY’S SUPPLY CHAIN

Oxfam America Inc., 226 Causeway Street, 5th Floor, Boston, Massachusetts 02114-2206, beneficial owner of 101 shares of Mondelēz International common stock, is the proponent of the following shareholder proposal, “Sustainability Report on Gender Equality,” and has advised us a representative will present this proposal at the Annual Meeting.

WHEREAS:

Women make important contributions in agriculture and rural enterprises in all developing country regions, as farmers, workers and entrepreneurs. The Food and Agriculture Organization of the United Nations (FAO) estimates that women comprise, on average, 43 percent of the agricultural labor force in developing countries. Yet women face gender-specific constraints that limit their opportunities and access to land, technology, education and other productive resources. This gender inequality hinders women’s productivity and imposes significant economic and other costs. Investing in the promotion and advancement of gender equality in agriculture represents a powerful means to reduce poverty and hunger and to promote economic growth.

Matters of sustainability such as gender inequality are not isolated social issues. Increasingly, global companies recognize that their suppliers’ impacts and sustainability are inextricably intertwined with their own, and that failure to address these issues can create reputational and operational risks. According to “A New Era of Sustainability, UN Global Compact-Accenture CEO Study 2010,” 93% of CEOs agree that integrating sustainability issues is critical to the future success of their business and 88% believe they should integrate sustainability through their supply chains.

As one of the largest food and beverage companies in the world, Mondelez through its global supply chain is positioned to be a leader in fostering and encouraging the reversal of gender inequality. Indeed, the Company has acknowledged the problem of gender inequality as one of a number of sustainability issues as part of its Cadbury Cocoa Partnership and its recently announced Cocoa Life sustainability project.

By preparing an annual sustainability report on matters of gender equality and applying the results as part of its supply chain management, the Company would strengthen its ability to assess its own and its suppliers’ performance on this important issue and hold its suppliers accountable; enable shareholders to better understand and assess potential reputational and operational risks; and, consistent with the principle that “what gets measured gets managed,” prompt more responsible business practices by suppliers.

RESOLVED:

Shareholders request that the Board of Directors cause the Company to publish by November 1, 2013, and on and [sic] annual basis thereafter, a sustainability report focused on matters of gender equality across the Company’s supply chain. Among other important disclosures, the report should include an objective assessment and measurement of the approximate number of women in the agricultural labor force of the Company’s suppliers and the Company’s performance in promoting and advancing gender equality among its suppliers, using internationally recognized standards, indicators and measurement protocols where available. The report should be prepared at reasonable cost, omitting proprietary information, and using a phased, tiered or other approach that the Company deems reasonable and practical.

SUPPORTING STATEMENT:

Annual sustainability reporting would strengthen the Company’s ability to assess its own and its suppliers’ performance on gender equality, to hold its suppliers accountable, help to drive performance improvements, and enhance shareholder value by enabling shareholders to better understand and assess potential reputational and operational risks.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board recommends that you vote “AGAINST” this proposal.

At Mondelēz International, we regard sustainability as a strategic global business priority. We believe sustainability is about conducting business in a way that is environmentally, socially and economically responsible.

Indeed, our investments in sustainability date back to the 1990’s, when we began working with other companies, governments and non-governmental organizations to increase our support for sustainable farming. We focus our investments on key areas where we can make a significant impact. Since launching the Company in October 2012, we have announced two major new sustainability initiatives in our supply chain: the $400 million Cocoa Life program and the $200 million Coffee Made Happy program. Together, these initiatives will impact millions of people in farming communities around the globe and provide us the opportunity to address social issues, including women’s empowerment, as an integral part of a broader and more comprehensive activity, along with economic and environmental issues.

Our current investments in sustainability reflect our belief in the efficacy of partnering with other concerned stakeholders, including private, governmental and non-governmental organizations. This partnership principle underpins our Cocoa Life and Coffee Made Happy programs, in which we will collaborate with various organizations such as the United Nations Development Program, the World Wildlife Fund, and Anti-Slavery International.

Cocoa Life and Coffee Made Happy, which aim in part to empower women in farming communities, build on our success with the groundbreaking Cadbury Cocoa Partnership. We established the Cadbury Cocoa Partnership in Ghana in 2008, and have now expanded it to the Dominican Republic and India. The Cadbury Cocoa Partnership supports development projects in cocoa-growing communities and promotes gender equality through education and empowerment programs. As a direct result of the program, women now run approximately 30% of the farming communities under the Cadbury Cocoa Partnership. We are confident that similar progress will be achieved under the Cocoa Life and Coffee Made Happy programs.

Our ultimate goal is to source all of our cocoa sustainably through Cocoa Life. You can find additional information about Cocoa Life and Coffee Made Happy at www.mondelezinternational.com and on www.cocoalife.org (after April 2013). We are already working with third-party Non-Governmental Organizations to define our principles for success and establish ways to measure and report publicly on our progress through Cocoa Life.

Our sustainability strategy is based on research and thoughtful design. As we continue our journey toward greater sustainability, we will have increased insight into where we can make the greatest difference and focus our future efforts there.

Our Company, through its existing policies, practices and reporting methods, is already committed to global sustainability and female empowerment. Therefore, we do not believe that a separate report on promoting women’s empowerment in cocoa farming communities across the Mondelēz International supply chain would be an effective use of our Company’s resources or in the best interest of our shareholders. Rather, we believe in shared responsibility across the supply chain, which is why we are partnering with other organizations to make real progress, positively impact women’s lives and publicly disclose our achievements.

For these reasons, the Board recommends that you vote AGAINST this shareholder proposal.

OTHER MATTERS THAT MAY BE

PRESENTED AT THE ANNUAL MEETING

Domini Social Investments, 532 Broadway, 9th Floor, New York, NY 10012, as manager of the Domini Social Equity Fund, beneficial owner of 265 shares of Mondelēz International’s common stock, is a proponent of a Sustainable Forestry Report proposal and has advised us that a representative will present this proposal at the Annual Meeting. If this proposal is properly presented at the Annual Meeting, the management proxies intend to vote shares against the proposal.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING AND VOTING

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Tuesday, May 21, 2013, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 15, 2013 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of our common stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,783,326,205 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Mondelēz International common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K and a proxy card (in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, Wells Fargo Bank, N.A., are registered shareholders. If you are a registered shareholder, our transfer agent sends the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold our stock indirectly through an account with an institutional or other nominee holder of our stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about April 3, 2013, we mailed to our shareholders (other than those who previously requested email or paper delivery), a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including our Form 10-K, free of charge to any shareholder who requests copies in writing to: Wells Fargo Shareowner Services, For Mondelēz International, Inc., P.O. Box 64945, St. Paul, Minnesota 55164-0945.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-866-697-9377 in the United States and Canada or 1-651-450-4064 from outside the United States and Canada;

•	Via the Internet: Access the Internet and go to www.ematerials.com/mdlz and follow the instructions to log in and order copies; or

•	Via e-mail: Send us an e-mail at ep@ematerials.com with “MDLZ Materials Request” in the subject line. Your e-mail must include the following information:

•	the 3-digit company number and the 11-digit control number located in the box in the upper right-hand corner of your Notice;

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials;

•	if you choose e-mail delivery, an e-mail address; and

•	if you would like this election to apply to the delivery of materials for all future meetings, the word “Permanent” and the last 4 digits of your tax identification number in the e-mail.

These materials, including our Form 10-K, are also available at http://materials.proxyvote.com/609207.

7.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

8.	What are the items to be voted on at the Annual Meeting, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 11 Directors	With respect to each nominee: For, Against or Abstain	FOR ALL NOMINEES

Item 2 – Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR

Item 3 – Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Auditors for 2013	For Against Abstain	FOR

Item 4 – Shareholder Proposal: Report on Extended Producer Responsibility	For Against Abstain	AGAINST

Item 5 – Shareholder Proposal: Sustainability Report on Gender Equality in the Company’s Supply Chain	For Against Abstain	AGAINST

9.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	via the Internet at www.eproxy.com/mdlz. The Internet voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 20, 2013;

•

by telephone, if you are located within the United States and Canada. Call 1-800-560-1965 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. CDT on Monday, May 20, 2013;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Tuesday, May 21, 2012; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 24 below.

If you are a beneficial shareholder, you may vote:

•

via the Internet at www.proxyvote.com (12-digit control number is required), by telephone or by returning a properly executed proxy card by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•

in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 24 below.

10.	What other matters may arise at the Annual Meeting?

Domini Social Investments is a proponent of a Sustainable Forestry Report proposal and has advised us that a representative will present this proposal at the Annual Meeting. If this proposal is properly presented at the Annual Meeting, the management proxies intend to vote shares against the proposal. In accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxies intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting as to which the proponent failed to provide timely notice of the proposal for inclusion in our Annual Proxy Statement.

The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2012 Proxy Statement. They are similar to those described under “2014 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

11.	What vote is needed to elect directors and approve the other proposals?

Our By-Laws provide that, to be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast—i.e., more votes FOR than AGAINST. Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Ratification of the Selection of the Independent Auditors) and Items 4 and 5 (Shareholder Proposals), also requires a majority of votes cast—i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 13 below) are not considered as votes cast and will have no effect on the vote outcome for these matters.

12.	What happens if a director does not receive a majority of votes cast?

Under our By-Laws and Guidelines and in accordance with Virginia law, in an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance, Membership and Public Affairs Committee for its consideration following certification of the election results. The Governance, Membership and Public Affairs Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

13.	What are broker non-votes?

If you hold your shares beneficially, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent auditors (Item 3) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not vote (and thereby provide voting instructions to your broker or other nominee) your nominee may vote your shares only on Item 3. In that case, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 3, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” in an amount equivalent to your shares with respect to each of those other items.

14.	I am a current/former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plans(s), the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings Plan and/or Kraft Foods Group, Inc. Thrift/TIP 401(k) Plan(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account.

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. CDT on Thursday, May 16, 2013. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974 (“ERISA”). Please follow the instructions for registered shareholders described in Question 9 above to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

15.	I am a Mondelēz International employee and hold shares of restricted stock. Can I vote my restricted stock holding? If so, how do I vote those shares?

Yes, you are entitled to vote. Your proxy card, or control number for voting electronically, includes any shares of restricted stock you may hold. If you hold shares of restricted stock, you should follow the instructions for registered shareholders described in Question 9 above to vote your restricted shares. If you do not vote these shares, they will not be voted, so please vote.

16.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 9 above to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote.

17.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Mondelēz International common stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Mondelēz International common stock underlying my CDIs? If so, how do I vote?

If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Proxy to the Voting Agent, Computershare Investor Services Plc (“Computershare”). Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting. Computershare will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Proxy that allow these participants to attend and vote at the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 9:00 a.m., London time, on Wednesday, May 15, 2013 which is earlier than the voting deadlines listed above in Question 9. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card, which is earlier than the voting deadlines listed above in Question 9.

If you hold CDIs and have questions about voting your shares of Mondelēz International common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

18.	May I change or revoke my vote?

Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via the telephone or Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

19.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses.

We retained Georgeson Inc. to aid in soliciting votes for the Annual Meeting for a total fee of $12,500 plus reasonable expenses.

20.	What is “Householding”?

Unless you advised otherwise, if you hold your shares beneficially in street name and you and other residents at your mailing address share the same last name and also own shares of Mondelēz International common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate proxy cards and control numbers for voting electronically.

We will deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered. A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting Broadridge Financial Solutions, Inc. in writing to its Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

21.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

22.	Who counts the votes?

Wells Fargo Bank, N.A. will receive and tabulate the proxies, and representatives of Wells Fargo Bank, N.A. will act as the inspectors of election and will certify the results.

23.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 28, 2013. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

24.	What do I need to do if I would like to attend the Annual Meeting?

PRE-REGISTRATION INSTRUCTIONS: If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. CDT on Sunday, May 19, 2013. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares beneficially, please notify us in writing that you will attend and whether you intend to bring a guest. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card). Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Mondelēz International, Inc. c/o Georgeson Inc. Attention: Christopher Cinek 480 Washington Blvd., 26th Floor Jersey City, NJ 07310	(888) 663-8893 (toll-free within the U.S.) (212) 440-9009 (from outside the U.S.) Attention: Christopher Cinek	ccinek@georgeson.com

For your comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting. We will request that all cellular phones, laptops and pagers be turned off. We welcome assistance animals for the disabled, but do not allow pets.

25.	May I ask questions at the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about our company and business at the times indicated in the meeting agenda to be distributed at the meeting and according to the Chairman’s instructions.

2014 ANNUAL MEETING OF SHAREHOLDERS

We presently anticipate that the 2014 Annual Meeting of Shareholders will be held on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2014 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2014 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 22, 2013 and on or before January 21, 2014. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the Annual Meeting.

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our Proxy Statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2014 Proxy Statement, we must receive a shareholder’s submission of a proposal on or before the close of business on December 4, 2013. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015. You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address. Our By-Laws are also available on our website at www.mondelezinternational.com/investors/corporate-governance/index.aspx.

April 3, 2013	Carol J. Ward
Vice President and Corporate Secretary

Exhibit A

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Information

Gross/Operating Income Margins

For the Twelve Months Ended December 31,

	($ in millions, except percentages) (unaudited)
	2012
	As Restated (GAAP)	Integration Program costs(1)	Acquisition- Related costs	Spin-Off Costs and Related Adjustments (2)	Restructuring Program costs(3)	Impact from Divested Businesses (4)	Gain on Divestitures, net	As Adjusted (Non- GAAP)
Mondelēz International
Net Revenues	$35,015	$—	$—	$—	$—	$(244)	$—	$34,771

Gross Profit	$13,076	$28	$—	$33	$2	$(71)	$—	$13,068
Gross Profit Margin	37.3%							37.6%

Operating Income	$3,637	$140	$1	$512	$110	$(58)	$(107)	$4,235
Operating Income Margin	10.4%							12.2%
	2011
	As Restated (GAAP)	Integration Program costs(1)	Acquisition- Related costs	Spin-Off Costs and Related Adjustments (2)	Restructuring Program costs(3)	Impact from Divested Businesses (4)	G/(L) on Divestitures, net	As Adjusted (Non- GAAP)
Mondelēz International
Net Revenues	$35,810	$1	$—	$—	$—	$(316)	$—	$35,495

Gross Profit	$13,100	$110	$—	$43	$—	$(83)	$—	$13,170
Gross Profit Margin	36.6%							37.1%

Operating Income	$3,498	$521	$—	$137	$—	$(59)	$—	$4,097
Operating Income Margin	9.8%							11.5%
	2010
	As Restated (GAAP)	Integration Program costs(1)	Acquisition- Related costs	Spin-Off Costs and Related Adjustments (2)	Restructuring Program costs(3)	Impact from Divested Businesses (4)	G/(L) on Divestitures, net	As Adjusted (Non- GAAP)
Mondelēz International
Net Revenues	$31,489	$1	$—	$—	$—	$(395)	$—	$31,095

Operating Income	$2,496	$646	$—	$364	$—	$(56)	$—	$3,450
Operating Income Margin	7.9%							11.1%

(1)	Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition.

(2)

Spin-Off Costs represent non-recurring transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication, and financing and related costs to redistribute debt and secure investment grade ratings for both the Kraft Foods Group Business and the Mondelēz International Business. Spin-Off related adjustments refers to the pension adjustment defined as the estimated benefit plan expense based on market conditions and benefit plan assumptions as of January 1, 2012, associated with certain benefit plan obligations transferred to Kraft Foods Group in the Spin-Off.

(3)	Restructuring Program costs represent non-recurring restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing related non-recurring costs.

(4)	For the years 2012 and 2011 reflects divestitures that occurred in 2012; for the year 2010 reflects divestitures that occurred in 2012 and 2010. There were no divestitures that occurred in 2011.

A-1

MAPS AND DIRECTIONS

2013 Annual Meeting of Shareholders

May 21, 2013 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. Turn left at the next light, which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and AGAINST Items 4 and 5.

Item 1:	Election of Directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Stephen F. Bollenbach	☐	☐	☐	g.	Irene B. Rosenfeld	☐	☐	☐

b.	Lewis W.K. Booth	☐	☐	☐	h.	Patrick T. Siewert	☐	☐	☐

c.	Lois D. Juliber	☐	☐	☐	i.	Ruth J. Simmons	☐	☐	☐

d.	Mark D. Ketchum	☐	☐	☐	j.	Ratan N. Tata	☐	☐	☐

e.	Jorge S. Mesquita	☐	☐	☐	k.	J.F. van Boxmeer	☐	☐	☐

f.	Fredric G. Reynolds	☐	☐	☐

Item 2.	Advisory vote to approve executive compensation.	☐ For	☐ Against	☐ Abstain

Item 3.	Ratification of PricewaterhouseCoopers LLP as our independent auditors for 2013.	☐ For	☐ Against	☐ Abstain

Item 4.	Shareholder proposal: report on extended producer responsibility.	☐ For	☐ Against	☐ Abstain

Item 5.	Shareholder proposal: sustainability report on gender equality in the Company’s supply chain.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF PROPERLY SIGNED AND NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEMS 4 AND 5 IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

☐     I will attend the Annual Meeting.

☐     I will bring a guest to the Annual Meeting (only one guest allowed).

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy card. If joint tenancy owners, each should sign personally. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy card.

MONDELEZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 21, 2013

9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, IL  60077

Mondelēz International, Inc. Three Parkway North Deerfield, IL 60015	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “AGAINST” Items 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jonathan Harris and each or either of them with full power of substitution, to vote your shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

In addition, if you are a current or former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s), the Mondelez Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings Plan and/or Kraft Foods Group, Inc. Thrift/TIP 401(k)
Plan(s) on March 15, 2013, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on May 16, 2013, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Mondelēz International Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/mdlz	1-800-560-1965
Use the Internet to vote your proxy until 11:59 p.m. (CDT) on Monday, May 20, 2013.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on Monday, May 20, 2013.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.